Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PLIANT CORPORATION, et al.,(1)	Case No. 06-10001 (MFW)

Debtors.	Jointly Administered

AMENDED DISCLOSURE STATEMENT FOR DEBTORS’

SECOND AMENDED JOINT PLAN OF REORGANIZATION

April 18, 2006

Date by which Ballots must be received: [               ], 2006

Date by which objections to Confirmation of the Plan must be filed and served: [              ], 2006

Hearing on Confirmation of the Plan: [                 ], 2006 at [     ] [  .m.] (Prevailing Eastern Time)

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP

James F. Conlan	Robert S. Brady (No. 2847)
Larry J. Nyhan	Edmon L. Morton (No. 3856)
William A. Evanoff	Kenneth J. Enos (No. 4544)
Jessica C. Knowles	The Brandywine Building
Laura B. Franzon	1000 West Street, 17th Floor
One South Dearborn Street	P.O. Box 391
Chicago, Illinois 60603	Wilmington, Delaware 19899-0391
Telephone: (312) 853-7000	Telephone: (302) 571-6600
Facsimile: (312) 853-7036	Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors-in-Possession

(1) The Debtors are: Uniplast Holdings, Inc. (Tax ID No. XX-XXX9589), Pliant Corporation (Tax ID No. XX-XXX6065), Pliant Corporation International (Tax ID No. XX-XXX3075), Pliant Solutions Corporation (Tax ID No. XX-XXX3872), Pliant Film Products of Mexico, Inc. (Tax ID No. XX-XXX0805), Pliant Packaging of Canada, LLC (Tax ID No. XX-XXX0929), Pliant Investment, Inc. (Tax ID No. XX-XXX0995), Alliant Company LLC (Tax ID No. XX-XXX6811), Uniplast U.S., Inc. (Tax ID No. XX-XXX9066), Uniplast Industries Co. (Tax ID No. N/A), and Pliant Corporation of Canada Ltd (Tax ID No. N/A) each with a mailing address of 1475 Woodfield Road, Suite 700, Schaumburg, Illinois 60173.

TABLE OF CONTENTS

I. INTRODUCTION			1
A.	PARTIES ENTITLED TO VOTE ON THE PLAN		4
B.	SOLICITATION PACKAGE		4
C.	VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE		5
D.	CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION		5
II. OVERVIEW OF THE PLAN			6
A.	GENERAL OVERVIEW		6
B.	SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AGAINST AND INTERESTS IN EACH OF THE DEBTORS UNDER THE PLAN		7
III. GENERAL INFORMATION			9
A.	OVERVIEW OF CHAPTER 11		9
B.	THE DEBTORS’ BUSINESSES AND PROPERTIES		10
	1.	Customers	10
	2.	Manufacturing and Raw Materials	11
	3.	Sales and Marketing	11
	4.	Intellectual Property	11
	5.	Properties	12
C.	OPERATIONAL STRUCTURE OF THE DEBTORS		12
	1.	Specialty Products Group	13
	2.	Industrial Films Segment	13
	3.	Engineered Films Segment	13
	4.	Performance Films	14
D.	MANAGEMENT OF THE DEBTORS		14
	1.	Board of Directors	14
	2.	Biographies of Directors	14
	3.	Subcommittees of the Board of Directors	16
	4.	Compensation of Directors	17
	5.	Executive Officers	17
	6.	Biographies of the Top Six Executive Officers	18
	7.	Compensation of Executive Officers	19
	8.	Other Matters Related to Former Directors and Officers of Pliant	22
E.	COMPENSATION AND BENEFITS PROGRAMS		22
F.	EMERGENCE BONUS PROGRAM		23
G.	DEBT AND CAPITAL STRUCTURE OF THE COMPANY		26
	1.	Prepetition Secured Credit Obligations	26
	2.	Intercreditor Agreement	28
	3.	DIP Financing and Use of Cash Collateral	28
	4.	Unsecured Note Obligations	29
	5.	Intercompany Claims	29
	6.	Common Stock and Preferred Stock of Pliant	29
H.	PENDING LITIGATION AGAINST THE DEBTORS		30
I.	EVENTS LEADING UP TO CHAPTER 11		31

	1.	Contraction in Trade Terms and Increase in Price of Raw Materials	31
	2.	Restructuring Agreement with Certain Principal Stakeholders	31
	3.	Role of Certain Parties in Negotiating the Support Agreements and Plan of Reorganization	32
IV. EVENTS DURING THE CHAPTER 11 CASES			33
A.	JOINT ADMINISTRATION OF DEBTORS’ CHAPTER 11 CASES		33
B.	OTHER FIRST-DAY RELIEF		33
C.	APPROVAL OF DEBTOR-IN-POSSESSION FINANCING		33
D.	RECOGNITION BY CANADIAN COURT		34
E.	CASE ADMINISTRATION AND RELATED ACTIVITIES		35
	1.	Retention of Professionals by the Debtors’ Estates	35
	2.	The Committee and its Advisors	36
	3.	Other Creditor Constituencies and their Advisors	36
	4.	Trade Vendor Treatment and Payments to Vendors	37
	5.	Schedules of Assets and Liabilities; Statements of Financial Affairs	37
	6.	Disposition of Certain Executory Contracts and Unexpired Leases	37
	7.	Employees	37
	8.	Funding of Certain Non-Debtor Subsidiaries	38
	9.	Insurance Motion	39
	10.	Filed Claims and Bar Date	39
V. THE PLAN OF REORGANIZATION			39
A.	GENERAL		39
B.	CLASSIFICATION AND ALLOWANCE OF CLAIMS & EQUITY INTERESTS GENERALLY		40
	1.	Classification and Allowance	40
C.	PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP FACILITY CLAIMS AND PRIORITY TAX CLAIMS		40
	1.	Administrative Expense Claims	40
	2.	DIP Facility Claims	42
	3.	Priority Tax Claims	42
D.	NON-SUBSTANTIVE CONSOLIDATION AND CLASSIFICATION OF CLAIMS		42
E.	PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS		43
	1.	Priority Non-Tax Claims (Class 1)	44
	2.	Other Secured Claims (Class 2)	44
	3.	Revolving Credit Facility Claims (Class 3)	44
	4.	First Lien Note Claims (Class 4)	44
	5.	Second Lien Note Claims (Class 5)	45
	6.	General Unsecured Claims (Class 6)	45
	7.	Old Note Claims (Class 7)	45
	8.	Intercompany Claims (Class 8)	47
	9.	Series A Preferred Stock Interests (Class 9)	47
	10.	Series B Preferred Stock Interests (Class 10)	48
	11.	Outstanding Common Stock Interests (Class 11)	48
	12.	Other Outstanding Common Stock Interests (Class 12)	49

F.	IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS THAT ARE IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN		49
	1.	Holders of Claims and Interests Entitled to Vote	49
	2.	Acceptance by an Impaired Class	50
	3.	Nonconsensual Confirmation	50
G.	MEANS OF IMPLEMENTATION		50
	1.	Reincorporation of Pliant in Delaware	50
	2.	New Pliant Securities and Corporate Governance	51
	3.	Issuance of Tack-On Notes	52
	4.	Issuance of New Senior Subordinated Notes	53
	5.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors	53
	6.	Corporate Governance, Directors, Officers and Corporate Action	54
	7.	Cancellation of Notes, Instruments, Debentures, Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests	55
	8.	Issuance of New Securities and Related Matters	55
	9.	Exit Financing	56
	10.	Restricted Stock Incentive Plan and Deferred Cash Incentive Plan	57
	11.	Sources of Cash for Plan Distributions	57
	12.	Cram-Down	57
	13.	Additional Transactions Authorized Under the Plan	58
	14.	Emergence Bonus Payments	58
	15.	Exercise of Warrants and Stock Options	58
H.	PROVISIONS GOVERNING DISTRIBUTIONS		58
	1.	General Matters	58
	2.	Record Date for Distributions	59
	3.	Allocation of Plan Distributions Between Principal and Interest	59
	4.	Setoffs	60
	5.	Fractional Shares	60
	6.	Denomination of Tack-On Notes or New Senior Subordinated Notes	60
I.	TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS		60
J.	PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS		62
K.	CONFIRMATION AND CONSUMMATION OF THE PLAN		63
	1.	Conditions to Effective Date	63
	2.	Waiver of Conditions	63
	3.	Consequences of Non-Occurrence of Effective Date	63
L.	EFFECT OF PLAN CONFIRMATION		64
	1.	Binding Effect	64
	2.	Releases	64
	3.	Discharge of Claims and Termination of Interests	65
	4.	Preservation of Rights of Action and Settlement of Litigation Claims	65

	5.	Exculpation and Limitation of Liability	66
	6.	Injunction	66
	7.	Term of Bankruptcy Injunction or Stays	66
	8.	Subordination	67
M.	MISCELLANEOUS PLAN PROVISIONS		67
	1.	Retention of Jurisdiction	67
	2.	Committees	67
	3.	Post-Confirmation Date Retention of Professionals	67
	4.	Bar Date for Certain Administrative Expense Claims	67
	5.	Certain Fees and Expenses of Old Indenture Trustee, First Lien Indenture Trustee, Second Lien Indenture Trustee and New Senior Subordinated Notes Indenture Trustee	68
	6.	Compensation and Benefits Programs	68
	7.	Exemption from Transfer Taxes	68
	8.	Amendment or Modification of the Plan	69
	9.	Severability of Plan Provisions	69
	10.	Revocation, Withdrawal or Non-Consummation of the Plan	69
	11.	Disputes Concerning Canadian Claims against and Interests in Canadian Debtors	69
	12.	Obligations under Final DIP Order	70
N.	DESCRIPTION OF INDENTURE PROVISIONS IMPACTING CLASSIFICATION OF FIRST AND SECOND LIEN NOTE CLAIMS AS UNIMPAIRED		70
	1.	Reincorporation of Pliant as a Delaware Corporation	70
	2.	Change of Control	71
	3.	Incurrence of Additional Indebtedness	72
	4.	Payment of Cash Repurchase Price to Certain Holders of Series B Preferred Stock and Other Distributions Under the Plan	74
	5.	Call Option and Payment of Cash Interest With Respect to the New Senior Subordinated Notes	74
	6.	Issuance of Tack-On Notes and Payment of Bondholder Additional Consideration and Consenting Noteholders’ Professional Fees	75
	7.	Asset Sales and Liens	76
VI. VOTING PROCEDURES AND REQUIREMENTS			76
A.	VOTING DEADLINE		76
B.	HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE		77
C.	VOTE REQUIRED FOR ACCEPTANCE BY A CLASS		78
	1.	Class of Claims	78
	2.	Class of Interests	78
D.	VOTING PROCEDURES		78
	1.	Ballots	78
	2.	Withdrawal or Change of Votes on the Plan	79
VII. CONFIRMATION OF THE PLAN			79
A.	CONFIRMATION HEARING		79
B.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		80
	1.	Acceptance	80

	2.	Fair and Equitable Test	81
	3.	Feasibility	82
	4.	Best Interests Test	84
	5.	Liquidation Analysis	86
VIII. PROJECTED FINANCIAL INFORMATION AND REORGANIZATION VALUE			86
A.	PROJECTED FINANCIAL INFORMATION		86
B.	REORGANIZATION VALUE		88
IX. DESCRIPTION OF CAPITAL STOCK AND DEFERRED CASH INCENTIVE PLAN OF NEW PLIANT			90
A.	INTRODUCTION		90
B.	SERIES AA PREFERRED STOCK		91
C.	DEFERRED CASH INCENTIVE PLAN AND SERIES M PREFERRED STOCK		92
D.	NEW COMMON STOCK		95
E.	NEW PLIANT STOCKHOLDERS AGREEMENT		95
F.	SERIES AA REGISTRATION RIGHTS AGREEMENT		96
X. RISK FACTORS			96
A.	GENERAL BANKRUPTCY LAW CONSIDERATIONS		97
	1.	Failure to Obtain Confirmation of the Plan May Result in Liquidation or Alternative Plan on Less Favorable Terms	97
	2.	Failure of Occurrence of the Effective Date May Result in Liquidation or Alternative Plan on Less Favorable Terms	98
B.	OTHER RISK FACTORS		98
	1.	Variances from Projections May Affect Ability to Pay Obligations	98
	2.	Extent of Leverage May Limit Ability to Obtain Additional Financing for Operations	99
	3.	Uncertainty Regarding Exit Facility Credit Agreement May Adversely Affect Success of Reorganization	99
	4.	Assumptions Regarding Value of the Debtors’ Assets May Prove Incorrect	100
	5.	Historical Financial Information May Not Be Comparable	100
	6.	Market and Business Risks May Adversely Affect Business Performance	100
	7.	Failure to Maintain Customer Relationships May Adversely Affect Financial Results	101
	8.	Foreign Currency Risk May Adversely Affect Financial Results	101
	9.	Failure to Attract and Maintain Employees May Adversely Affect Financial Results	101
	10.	Cost of Compliance with Government Regulation May Adversely Affect Financial Results	102
	11.	Volatile Resin Prices May Affect Ability to Recover Raw Material Costs	102
	12.	Intellectual Property May Not Be Adequately Protected	102
	13.	Other Manufactures May Have a Competitive Advantage	102
C.	RISKS TO CREDITORS WHO WILL RECEIVE SECURITIES		103
	1.	Lack of Established Market for the Securities May Adversely Affect Liquidity	103

v

	2.	Value of New Common Stock May be Significantly Diluted	104
	3.	Lack of Dividends on Securities May Adversely Affect Liquidity	104
	4.	Holders of Options Who Elect to Exercise May Not Realize a Positive Return on Their Investment	104
	5.	Interest of J.P. Morgan Partners, LLC as Controlling Stockholder May Differ from Interests of Other Securities Holders	105
XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			105
A.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS		106
	1.	Cancellation of Indebtedness Income	106
	2.	Net Operating Losses and Other Attributes	107
	3.	Annual Section 382 Limitation on Use of NOLs	107
	4.	Accrued Interest	108
	5.	Federal Alternative Minimum Tax	109
	6.	Consequences of the Merger	109
B.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS		109
	1.	General	110
	2.	Holders of Class 3 Claims	110
	3.	Holders of Class 7 Claims	110
	4.	Holders of Class 9 and Class 11 Interests	113
	5.	Holders of Class 10 Interests	113
	6.	Holders of Class 12 Interests	114
	7.	Series AA Preferred Stock	114
	8.	Market Discount	115
	9.	Non-United States Persons	115
	10.	Information Reporting and Backup Withholding	115
C.	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE		115
D.	RESERVATION OF RIGHTS		116
XII. CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			116
A.	CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS		116
	1.	Holders of Class 6 Claims	116
	2.	Holders of Class 9, 10 and 11 Claims	117
B.	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE		117
C.	RESERVATION OF RIGHTS		117
XIII. CERTAIN FEDERAL, STATE AND FOREIGN SECURITIES LAW CONSIDERATIONS			117
A.	FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS		117
	1.	Exemption from Registration Requirements for New Securities	117
	2.	Subsequent Transfers of New Securities	118
	3.	Reinstatement of Existing Securities	119
	4.	Periodic Reports	119
B.	CANADIAN SECURITIES LAW CONSIDERATIONS		119
	1.	Exemption from Registration and Prospectus Requirements	119
	2.	Subsequent Transfers of Securities	119

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		120
A.	CONTINUATION OF THE CHAPTER 11 CASES	120
B.	LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11	120
XV. CONCLUSION AND RECOMMENDATION		121

INDEX OF EXHIBITS

Exhibit A	-	Debtors’ Joint Plan of Reorganization

Exhibit B	-	Liquidation Analysis

Exhibit C	-	Selected Historical Financial Statements

Exhibit D	-	Projections

Exhibit E	-	Form of Support Agreement

Exhibit F	-	List of Retained Litigation

Exhibit G	-	Corporate Structure Chart

Exhibit H	-	Compensation and Benefits Programs

Exhibit I	-	Form of Exit Financing Term Sheet

I. INTRODUCTION

On January 3, 2006 (the “Petition Date”),(2) Pliant Corporation and certain of its subsidiaries, Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd. (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (collectively, the “Chapter 11 Cases”). In all, the Debtors comprise eleven entities (three of which are also Canadian Debtors (as defined herein)). Also on the Petition Date, the Canadian Debtors commenced ancillary proceedings recognizing their chapter 11 proceedings as “foreign proceedings” pursuant to section 18.6 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), in Toronto, Canada.

The Debtors submit this Disclosure Statement in connection with the solicitation of acceptances and rejections with respect to the Debtors’ Second Amended Joint Plan of Reorganization (the “Plan”), a copy of which is attached as Exhibit A to this Disclosure Statement.

The purpose of this Disclosure Statement is to set forth information (1) regarding the history of the Debtors, their businesses and the Chapter 11 Cases, (2) concerning the Plan and alternatives to the Plan, (3) advising the holders of Claims and Interests of their rights under the Plan, (4) assisting the holders of Claims and Interests in making an informed judgment regarding whether they should vote to accept or reject the Plan and (5) assisting the Bankruptcy Court in determining whether the Plan complies with the provisions of Chapter 11 of the Bankruptcy Code and should be confirmed.

By order dated [                   ], 2006, the Bankruptcy Court approved this Disclosure Statement, in accordance with section 1125 of the Bankruptcy Code, as containing “adequate information” to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan, and authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims and Interests should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits and appendices hereto and thereto.

The Debtors may supplement or amend this Disclosure Statement or any Exhibits attached thereto at any time prior to the hearing to approve the Disclosure Statement.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES, AND CONFIRMATION, OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES

(2) Unless otherwise defined elsewhere in this Disclosure Statement, capitalized terms used but not defined herein have the meanings ascribed to them in the Plan or the Bankruptcy Code.

OF THE PLAN OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING DOCUMENTS.

ALL CREDITORS AND HOLDERS OF INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED TO THE PLAN, WHICH CONTROL IN THE EVENT OF ANY INCONSISTENCY OR INCOMPLETENESS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THIS DATE.

ANY STATEMENTS IN THIS DISCLOSURE STATEMENT CONCERNING THE PROVISIONS OF ANY DOCUMENT ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO SUCH DOCUMENT FOR THE FULL TEXT THEREOF. CERTAIN DOCUMENTS DESCRIBED OR REFERRED TO IN THIS DISCLOSURE STATEMENT HAVE NOT BEEN ATTACHED AS EXHIBITS BECAUSE OF THE IMPRACTICABILITY OF FURNISHING COPIES OF SUCH DOCUMENTS TO ALL RECIPIENTS OF THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW.

THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE OR FOREIGN SECURITIES REGULATOR, AND NEITHER THE SEC NOR ANY STATE OR FOREIGN SECURITIES REGULATOR HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF OR CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING DOCUMENTS ARE THE ONLY DOCUMENTS TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT AFTER DISTRIBUTION OF THIS DISCLOSURE STATEMENT.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THE WORDS “BELIEVE,” “MAY,” “WILL,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING

STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN ARTICLE X, “RISK FACTORS” AND IN PLIANT’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NONE OF THE DEBTORS, NOR ANY OF THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND IN ITS EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

THE DEBTORS’ MANAGEMENT, IN CONSULTATION WITH THEIR PROFESSIONAL ADVISORS, PREPARED THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT. WHILE THE DEBTORS HAVE PRESENTED THESE PROJECTIONS WITH NUMERICAL SPECIFICITY, THEY HAVE NECESSARILY BASED THE PROJECTIONS ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT THEY CANNOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY DIFFER FROM ANY ASSUMED FACTS AND CIRCUMSTANCES. ALTERNATIVELY, ANY EVENTS AND CIRCUMSTANCES THAT COME TO PASS MAY WELL HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, EITHER THE DEBTORS OR THE REORGANIZED DEBTORS.

A.                                    PARTIES ENTITLED TO VOTE ON THE PLAN

Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan. Creditors or equity interest holders whose claims or interests are not impaired by a plan are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote. Creditors or equity interest holders whose claims or interests are impaired by the Plan, but will receive no distribution under the Plan, are also not entitled to vote because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. For a discussion of these matters, see Article VI, “Voting Procedures and Requirements” and Article VII, “Confirmation of the Plan.”

The following sets forth which classes are entitled to vote on the Plan and which are not:

•                  The Debtors are seeking votes from the holders of Claims and Interests in Class 3 (Revolving Credit Facility Claims), Class 7 (Old Note Claims), Class 8 (Intercompany Claims), Class 9 (Series A Preferred Stock Interests), Class 10 (Series B Preferred Stock Interests) and Class 11 (Outstanding Common Stock Interests).

•                  The Debtors are not seeking votes from holders of Claims and Interests in Class 12 (Other Outstanding Common Stock Interests) because those Claims and Interests are impaired under the Plan and the holders are receiving no distribution on account of such Claims and Interests. These holders will be deemed to have voted to reject the Plan.

•                  The Debtors are not seeking votes from holders of Claims in Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 4 (First Lien Note Claims), Class 5 (Second Lien Note Claims) and Class 6 (General Unsecured Claims) because those Claims are unimpaired under the Plan, and the holders of Claims in each of these Classes are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan.

For a detailed description of the Classes of Claims and Interests and their treatment under the Plan, see Article V, Sections B and C.

B.                                    SOLICITATION PACKAGE

Accompanying this Disclosure Statement (which is provided on CD-ROM) is a package of hard copy materials called the “Solicitation Package.”  The Solicitation Package contains copies of, among other things:

•                  the Bankruptcy Court order approving the Disclosure Statement and procedures for soliciting and tabulating votes on the Plan (the “Solicitation Order”) which, among other things, approves this Disclosure Statement as containing adequate information, schedules the Confirmation Hearing, sets the voting deadline, sets out the procedures for distributing Solicitation Packages to the holders of Claims against and Interests in the Debtors, establishes the procedures for tabulating ballots used in voting on the Plan, and sets the deadline for objecting to confirmation of the Plan;

•                  the notice of Confirmation Hearing and entry of the Disclosure Statement Order; and

•                  one or more ballots and a postage-paid return envelope (ballots are provided only to holders of Claims and Interests that are entitled to vote on the Plan), which will be used by creditors and interest holders who are entitled to vote on the Plan.

C.                                    VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

After carefully reviewing the materials in the Solicitation Package and the detailed instructions accompanying your ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan. In order for your vote to be counted, you must complete and sign your original ballot and return it in the envelope provided (copies will not be accepted). Each ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot or ballots sent to you with this Disclosure Statement.

In order for your vote to be counted, your ballot must be properly completed in accordance with the voting instructions on the ballot and received no later than the Voting Deadline (as defined in the Solicitation Order) by the Voting Agent (as defined below). Do not return any debt instruments or equity securities with your ballot.

Any executed ballot that does not indicate either an acceptance or rejection of the Plan or indicates both an acceptance and rejection of the Plan will not be counted as a vote either to accept or reject the Plan.

If you are a holder of a Claim or Interest who is entitled to vote on the Plan and did not receive a ballot, received a damaged ballot or lost your ballot, please call the Voting Agent, Bankruptcy Services, LLC at (646) 282-2500.

If you have any questions about the procedure for voting your Claim or Interest, the packet of materials that you have received, the amount of your Claim, or if you wish to obtain, at your own expense an additional copy of this Disclosure Statement and its appendices and exhibits, please contact the Voting Agent.

FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE VI, “VOTING PROCEDURES AND REQUIREMENTS.”

Before voting on the Plan, each holder of Claims and Interests in Classes that are entitled to vote on the Plan should read, in its entirety, this Disclosure Statement, the Plan, the Solicitation Order, the notice of the Confirmation Hearing, and the instructions accompanying the ballots. These documents contain important information concerning how Claims and Interests are classified for voting purposes and how votes will be tabulated.

D.                                    CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

The Bankruptcy Court has scheduled the Confirmation Hearing on [                 ], 2006 at [              ] (prevailing Eastern time) before the Honorable Mary F. Walrath, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Fifth Floor, Courtroom No. 4, Wilmington, Delaware 19801. The Confirmation Hearing may

be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of adjournment at the Confirmation Hearing, or at any subsequent adjourned Confirmation Hearing. Any objection to Confirmation of the Plan must: (i) be made in writing; (ii) state the name and address of the objecting party and the nature of the claim or interest of such party; (iii) state with particularity the legal and factual basis and nature of any objection to the Plan; and (iv) be filed with the Court, together with proof of service, and served so that they are received on or before [                         ], 2006 at [                        ], prevailing Eastern Time, by the following parties:

Counsel to the Debtors:
Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Facsimile: (312) 853-7036 Attn: Larry J. Nyhan	Young Conaway Stargatt & Taylor, LLP The Brandywine Building 1000 West Street, 17th Floor P.O. Box 391 Wilmington, Delaware 19899-0391 Facsimile: (302) 571-1253 Attn: Robert S. Brady

The United States Trustee:
U.S. Trustee Office of the United States Trustee J. Caleb Boggs Federal Building 844 King Street, Suite 2207 Lock Box 35 Wilmington, DE 19801 Facsimile: (302) 573-6497 Attn: Mark S. Kenney

Counsel to the Official Committee of Unsecured Creditors:
Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Facsimile: (973) 597-2375 Attn: Kenneth A. Rosen	Ashby & Geddes, P.A. 222 Delaware Avenue, 17th Floor P.O. Box 1150 Wilmington, Delaware 19899 Fax: (302) 654-2067 Attn: Don A. Beskrone

II. OVERVIEW OF THE PLAN

The following summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. For a more detailed description of the terms and provisions of the Plan, see Article V, “The Plan of Reorganization.”   The Debtors, moreover, reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

A.                                    GENERAL OVERVIEW

The Plan is based primarily upon a prepetition compromise and agreement with the holders of more than 66 2/3% of Pliant’s 13% Senior Subordinated Notes, the holders of a majority of the outstanding shares of Pliant’s mandatorily redeemable preferred stock and the holders of a majority of the outstanding shares of Pliant’s common stock. At its core, the Plan provides that

(i) $320 million in aggregate principal amount of Pliant’s 13% Senior Subordinated Notes will be exchanged for a combination of 30% of new common stock, $260 million of new Series AA Preferred Stock, certain additional consideration, and up to $35 million of new debt,(3) (ii) $289 million (as of December 31, 2005) of Pliant’s mandatorily redeemable preferred stock will be exchanged for a combination of up to $75.5 million of new Series AA Preferred Stock and up to 28% of new common stock, (iii) holders of outstanding common stock will receive at least 42% of new common stock, and (iv) the Debtors’ first lien and second lien noteholders’ claims and the claims of trade and other general unsecured creditors will remain unimpaired. As part of the Plan, Pliant will be reincorporated in Delaware, and the new common stock, Series AA Preferred Stock and new debt will be issued by Pliant Corporation, a Delaware corporation (“New Pliant”).

B.                                    SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AGAINST AND INTERESTS IN EACH OF THE DEBTORS UNDER THE PLAN

The following chart summarizes the projected distributions to holders of Allowed Claims against and Interests in each of the Debtors under the Plan. Although every reasonable effort was made to be accurate, the projections of estimated recoveries are only an estimate. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. As a result of the foregoing and other uncertainties which are inherent in the estimates, the estimated recoveries in this Disclosure Statement may vary form the actual recoveries received. In addition, the ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain confirmation of the Plan and meet the conditions to confirmation and effectiveness of the Plan, as discussed in this Disclosure Statement. The recoveries set forth below are projected recoveries only and may change based upon changes in the amount of Allowed Claims and Interests as well as other factors related to the Debtors’ business operations and general economic conditions. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims against and Interests in each of the Debtors.

Class	Claim/Interest	Treatment	Estimated Allowed Amount		Estimated Recovery (%)
			(in millions)
N/A	Administrative Expense Claims	Unimpaired	$114.6		100%
N/A	DIP Facility Claims	Unimpaired	N/A	(4)	100%
N/A	Priority Tax Claims	Unimpaired	$0.3		100%
1	Priority Non-Tax Claims	Unimpaired	$0	(5)	100%

(3) The new debt will consist of either $20 million of additional First Lien Notes issued in consideration of the accrued and unpaid interest on the 13% Senior Subordinated Notes or $35 million of new senior subordinated notes issued in exchange for the 13% Senior Subordinated Notes.

(4) As of the date of the filing of this Disclosure Statement, the Debtors have not borrowed any funds under the DIP Facility Agreement and have paid all fees due to the DIP Facility Lenders on a current basis. To the extent the Debtors borrow funds under the DIP Facility Agreement in the future, any resulting DIP Facility Claims shall be paid in full as set forth in the Plan.

(5) As of the date of the filing of this Disclosure Statement, the Debtors estimate that they will not owe any amounts on account of Priority Non-Tax Claims when they emerge from chapter 11.

2	Other Secured Claims	Unimpaired	$7.4	100%
3	Revolving Credit Facility Claims	Impaired(6)	$137.6	100%
4	First Lien Note Claims	Unimpaired	$294.5	100%
5	Second Lien Note Claims	Unimpaired	$273.7	100%
6	General Unsecured Claims	Unimpaired	$24.5	100%
7	Old Note Claims	Impaired	$344.8	55.2-56.5%
				See Note A
8	Intercompany Claims	Impaired	N/A	See Note B
9	Series A Preferred Stock Interests	Impaired	N/A	See Note C
10	Series B Preferred Stock Interests	Impaired	N/A	See Note D
11	Outstanding Common Stock Interests	Impaired	N/A	See Note E
12	Other Outstanding Common Stock Interests	Impaired	N/A	0%

Note A: Each Holder of an Allowed Old Note Claim shall receive:

(a)                                  its Pro Rata share of Tack-On Notes as consideration for the accrued and unpaid interest payment due on December 1, 2005; provided, however, that in the event that the grant of Tack-On Notes as provided in Section 3.2(g) of the Plan results in First Lien Impairment or Second Lien Impairment, such Holder shall not receive Tack-On Notes but shall instead receive its Pro Rata share of New Senior Subordinated Notes which, together with the consideration identified in (b) and (c) below, shall be issued in exchange for the Old Notes;

(b)                                 its Pro Rata share of Bondholder Series AA Preferred Stock;

(c)                                  its Pro Rata share of Bondholder Common Stock; and

(d)                                 if Class 7 accepts the Plan, Bondholder Additional Consideration; provided, however, that in the event that the grant of Bondholder Additional Consideration pursuant to Section 3.2 (g) of the Plan results in First Lien Impairment or Second Lien Impairment, such Holder shall not be entitled to any Bondholder Additional Consideration.

In addition, Class 7 shall receive Cash in an amount equal to the Consenting Noteholders’ Professional Fees, which cash shall be paid directly by Pliant to the relevant professionals incurring such fees; provided, however, that in the event the payment of the Consenting Noteholders’ Professional Fees is challenged and the Bankruptcy Court finds First Lien Impairment or Second Lien Impairment then the Consenting Noteholders’ Professional Fees shall not be paid.

(6) The Debtors reserve the right to seek a determination at the hearing on Confirmation that the Revolving Credit Facility Claims are Unimpaired and deemed to have accepted the Plan.

Note B: On the Effective Date, at the option of the Debtors, all Intercompany Claims in Class 8 shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account of such portion under the Plan, provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement at the option of the Debtors. Any and all Class 8 Claims, or portions thereof, being extinguished and, to the extent, if any, such Claims are being contributed to capital or treated in another manner as permitted in the Plan, are set forth in Exhibit M to the Plan.

Note C: Each Holder of an Allowed Series A Preferred Stock Interest shall receive its Pro Rata share of: (i) the Series A/Series AA Preferred Stock and (ii) the Series A Common Stock.

Note D: Each former director or officer of the Debtors who is a Holder of an Allowed Series B Preferred Stock Interest shall receive an amount equal to $5,258 per share in Cash on account of each vested share, or portion thereof, of Series B Preferred Stock held by such Holder. Holders of Series B Preferred Stock who are current directors or officers of the Debtors as of the Effective Date shall agree to forego any distribution as provided for in Section 3.3(b) of the Plan in consideration for their eligibility to participate in one or more of the Reorganized Debtors’ incentive programs. All unvested Series B Preferred Stock Interests shall be cancelled, annulled and extinguished, and the Holders thereof shall not be entitled to any distribution on account of such unvested shares.

Note E: Each Holder of an Allowed Outstanding Common Stock Interest shall receive its Pro Rata share of New Equity Common Stock. In addition, each Holder of an Allowed Outstanding Common Stock Interest resulting from the subordination under section 510(b) of the Bankruptcy Code of a Claim shall be only entitled to receive a distribution of New Equity Common Stock in respect of the capital stock held by such Holder that is related to such Claim.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims have not been classified and are excluded from the foregoing Classes (as set forth in Article II of the Plan).

III. GENERAL INFORMATION

A.                                    OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity security holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote the equality of treatment of similarly situated creditors and equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

After a plan of reorganization has been filed in a chapter 11 case, certain holders of claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment whether to accept or reject the plan. The Debtors are submitting this Disclosure Statement to holders of Allowed Claims and Interests against each Debtor in order to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.                                    THE DEBTORS’ BUSINESSES AND PROPERTIES

Pliant (f/k/a Huntsman Packaging Corporation), the ultimate corporate parent of the other Debtors and other non-debtor affiliates, was founded in 1992. Pliant and its Debtor and non-debtor affiliates (collectively, the “Company”) are among North America’s leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. As of the Petition Date, the Company operated 23 principal manufacturing and research and development facilities in the United States, Canada, Australia, Mexico and Germany and employed approximately 3,000 employees worldwide.

The Company supplies numerous industries in North America with more than 20 percent of their film and packaging needs. Among the products manufactured by the Company are personal care films, medical films, agricultural films, stretch films, PVC films, barrier films and custom films. Among other things, these films are used in bread and bakery bags, cookie, cracker and cereal box liners, stand-up pouches for non-carbonated beverages, disposable diapers, feminine care products, adult incontinence products,  disposable surgical drapes and gowns, and protective packaging for medical supplies.

As of December 31, 2005, the Company reported total assets having a book value of $820.905 million. In addition, the Company had net sales from continuous operations of approximately $1,072.8 million for the year ending December 31, 2005. A chart depicting the Company’s corporate structure is annexed hereto as Exhibit G.

1.                                       Customers.

The Company’s films are components of flexible packaging for some of the largest food companies in the world, including household names such as Campbell’s, George Weston Bakeries (Thomas’®, Brownberry®, and Boboli®), Kraft/Nabisco Foods, Mission Foods, and Starbucks® Coffee. The Company also sells films directly to grocery retailers such as Kroger,

Publix, and Safeway, as well as mass merchants such as Wal-Mart and Costco Wholesale. The Company’s customers also include many of North America’s largest flexible packaging converters, such as Alcan Packaging (which recently acquired customers Lawson Mardon and Pechiney), Printpack and Sonoco, and the largest national distributors of industrial films — Bunzl, Unisource and Xpedx. In addition, the Company manufactures and supplies film to some of the largest non-food film consumers in North America, including 3M, Baxter, Becton-Dickinson, Johnson & Johnson, Kimberly-Clark, Procter and Gamble, and Tyco Healthcare. No single customer accounted for more than 10% of the Company’s net sales for the year ended December 31, 2004 or the year ended December 31, 2005.

2.                                       Manufacturing and Raw Materials.

The Company manufactures its film products using both blown and cast extrusion processes. In each process, thermoplastic resin pellets are combined with other resins, plasticizers or modifiers in a controlled, high temperature, pressurized process to create films with specific performance characteristics. These two basic film manufacturing processes produce films with uniquely different performance characteristics. Blown films offer enhanced physical properties, such as increased tear and puncture resistance and better barrier protection. Cast films are generally clearer, softer and more uniform in thickness. The Company also produces a significant amount of printed film rollstocks and bags. The Company employs both flexographic and rotogravure printing equipment in its printing operations.

The products that the Company produces require a variety of raw materials, including polyethylene, PVC, polypropylene and other resins and additives (collectively, “Resins”). The Company purchases most of its Resin from major oil companies and petrochemical companies in North America. For the year ending December 31, 2004 and the year ending December 31, 2005, Resin costs comprised approximately 61% and 65%, respectively, of the Company’s manufacturing costs.

3.                                       Sales and Marketing.

Due to the Company’s broad range of product offerings and customers, its sales and marketing efforts are generally product or customer specific. Most of the Company’s salespeople are dedicated to a specific product line and sometimes to specific customers. While the majority of the Company’s Specialty Films, Printed Products, Engineered Films, Industrial Films and Performance Films are sold by its own direct sales force, certain types of films in these segments are sold through independent third-party brokers.

4.                                       Intellectual Property.

Patents, trademarks and licenses are significant to the businesses of the Debtors. The Debtors have patents on many of their products and processes that are routinely renewed by the Debtors prior to their expiration. The Debtors also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets. In addition, the Debtors license certain intellectual property from third parties.

5.                                       Properties.

The Company’s executive offices are located at 1475 Woodfield Road, Suite 700, Schaumburg, Illinois 60173. This executive office space is leased by the Company. The Company also leases warehouse and office space at various other locations.

In addition, as set forth below, the Company operates 23 principal manufacturing and research and development facilities in the United States, Canada, Australia, Mexico and Germany. With the exception of six of these facilities, all are owned by the Company. As of the date of the filing of this Disclosure Statement, the Company has not adopted any plans to close any of these facilities.

Location	Products

Chippewa Falls, Wisconsin	Converter and personal care films
Danville, Kentucky (two plants)	Converter, polyethylene stretch and custom films
Deerfield, Massachusetts	Converter films
Orillia, Canada (two plants)*	Converter films
Dalton, Georgia	Converter, barrier and custom films
Bloomington, Indiana*	Barrier and custom films
Odon, Indiana	Barrier and custom films
Barrie, Canada*	PVC and polyethylene films
Calhoun Georgia	PVC films
Lewisburg, Tennessee	Polyethylene stretch films
Phillipsburg, Germany	PVC films
Preston, Australia*	PVC films
Toronto, Canada	PVC and polyethylene stretch films
Harrington, Delaware	Personal care, medical and converter films
McAlester, Oklahoma	Personal care, medical and converter films, and printed rollstock
Washington, Georgia	Personal care, medical and agricultural films
Kent, Washington	Printed bags and rollstock
Langley, British Columbia*	Printed bags and rollstock
Macedon, New York	Printed bags and rollstock
Mexico City, Mexico*	Barrier, personal care and custom films, printed bags and rollstock
Newport News, Virginia	Research facility and pilot plant

* Indicates a leased building. In the case of Orillia, Canada, only one of the two plants is leased.

C.                                    OPERATIONAL STRUCTURE OF THE DEBTORS

Pliant currently has fifteen (15) domestic and foreign subsidiaries. The integrated operations of Pliant and its domestic and foreign subsidiaries are divided into four operating segments corresponding generally to major product groups: (a) the Specialty Products Group, (b) the Industrial Films Segment, (c) the Engineered Films Segment, and (d) the Performance Films Segment.

1.                                       Specialty Products Group.

The Specialty Products Group consists of (i) the Specialty Film division and (ii) the Printed Products Films division. The Company’s Specialty Films division produces personal care films, medical films, and agricultural films. The Company is one of North America’s leading producers of personal care films used in disposable diapers, feminine care products and adult incontinence products.

In addition, the Company is a specialized niche manufacturer of medical films. The Company’s medical films are used in disposable surgical drapes and gowns. The Company also produces protective packaging for medical supplies, such as disposable syringes, intravenous fluid bags and disposable medical devices.

Moreover, the Company is one of North America’s largest producers of polyethylene mulch films that are sold to fruit and vegetable growers and to nursery operators. The Company’s mulch films are used extensively throughout North America and Latin America. Commercial growers of crops such as peppers, tomatoes, cucumbers and strawberries are the primary consumers of the Company’s mulch films. These crops are typically planted on raised beds that are tightly covered with mulch film. The mulch film eliminates or retards weed growth, significantly reduces the amount of water required to sustain the plants, controls soil bed temperatures for ideal growing conditions and allows easy application of fertilizer.

The Company’s Printed Products Films division provides printed rollstock, bags and sheets used to package food and consumer goods. Printed bags and rollstocks are sold to bakeries, fresh and frozen food processors, manufacturers of personal care products, textile manufacturers and other dry goods processors. Bread and bakery bags represent a significant portion of the Company’s Printed Products Films business. The Company’s Printed Products Films division produces approximately four billion bread and bakery bags each year.

2.                                       Industrial Films Segment.

The Company’s Industrial Films Segment manufactures polyethylene stretch films and PVC films. Stretch films are used to bundle, unitize and protect palletized loads during shipping and storage. Stretch films continue to replace more traditional packaging, such as corrugated boxes and metal strapping, because of stretch film’s lower cost, higher strength and ease of use.

The Company’s PVC films are used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. Use of PVC films in these applications is preferred because of the films’ clarity, elasticity and cling. The Company also produces PVC films for laundry and dry cleaning bags. Finally, the Company produces PVC films for companies that repackage the films into smaller cutterbox rolls for sale in retail markets in North America, Latin America and Asia.

3.                                       Engineered Films Segment.

The Company’s Engineered Films Segment manufactures films that are sold to converters of flexible packaging who laminate them to foil, paper or other films, print them, and ultimately fabricate them into the final flexible packaging product. The Company’s engineered films are a key component in a wide variety of flexible packaging products, such as fresh-cut produce packages, toothpaste tubes and stand-up pouches. Generally, the Company’s engineered films add value by providing the final packaging product with specific performance characteristics, such as moisture, oxygen or odor barriers, ultraviolet protection or desired sealant properties. Because engineered films are sold for their barrier, sealant or other properties, they must meet stringent performance specifications established by the converter, including gauge control, clarity, sealability and width accuracy. The Company is one of North America’s leading manufacturers of films sold to converters and is an innovator in introducing new engineered film products into the market to meet flexible packaging industry trends and specific customer needs.

4.                                       Performance Films.

The Company’s Performance Films Segment manufactures a variety of barrier and custom films, primarily for smaller, but profitable, niche segments in flexible packaging and industrial markets. For example, the Company is a leading manufacturer of barrier films for cookie, cracker and cereal box liners and of barrier films for liners in multi-wall pet food bags, and photoresist coatings for the electronics industry.

D.                                    MANAGEMENT OF THE DEBTORS

1.                                       Board of Directors.

The Board of Directors of Pliant currently consists of seven members, five of whom were designated by Pliant’s institutional common stockholders and warrant holders, one of whom was designated by The Christena Karen H. Durham Trust (the “Durham Trust”) and one of whom is Pliant’s Chief Executive Officer. Two of these seven members are independent directors. In addition to these seven members, the trust has the right to designate a second director and Pliant’s board has the right to appoint a member of senior management to the board. These two seats on Pliant’s board of directors are currently vacant

Set forth below are the directors of Pliant, as of the date of the filing of this Disclosure Statement.

Name	Position

Harold C. Bevis	Director, President and Chief Executive Officer
John D. Bowlin	Director
Edward A. Lapekas	Director, Non-Executive Chairman
Albert (Pat) MacMillan	Director
Stephen McKenna	Director
Jeffrey C. Walker	Director
Timothy J. Walsh	Director

2.                                       Biographies of Directors.

Harold C. Bevis was named President and Chief Executive Officer of Pliant in October 2003. Mr. Bevis also serves on Pliant’s Board of Directors. He has over 20 years of global experience with multiple types of technology-driven manufactured products sold across a full range of sales channels. Mr. Bevis joined Pliant from Emerson Electric, where he served as President of Emerson Telecommunications Products, a group of manufacturing companies, beginning in 1998.

Mr. Bevis led the sale of this group to Emerson while he was President and CEO of Jordan Telecommunication Products, Inc., a manufacturer of nonproprietary communications products. Prior to that, Mr. Bevis served as Senior Vice President and General Manager of General Cable Corporation, a large, vertically integrated domestic manufacturer of wire and cable products sold through wholesale and retail channels to companies such as The Home Depot, True Value Hardware, Rexel and Graybar. Mr. Bevis has also held positions of increasing responsibility with General Electric, Booz, Allen & Hamilton, and General Dynamics, where he began his career as an engineer. Mr. Bevis holds a B.S. in Industrial Engineering from Iowa State University and an M.B.A. in Marketing from Columbia University in New York.

John D. Bowlin became one of Pliant’s directors on January 31, 2005. Mr. Bowlin was President and Chief Executive Officer of Miller Brewing Company from 1999 until 2003, leading its sale to South African Breweries in 2002. From 1985 until 2002, Mr. Bowlin was employed by Philip Morris Companies, Inc., in various leadership capacities, including President, International, Kraft, Inc. (1996–1999), President and Chief Operating Officer, Kraft Foods, Inc. (1994–1996), President and Chief Operating Officer, Miller Brewing Company (1993–1994), and President, Oscar Mayer Food Corporation (1991–1993). Mr. Bowlin holds an M.B.A. from Columbia University and a B.S. from Georgetown University. He is also a director of the Rayovac Corporation. Mr. Bowlin is one of Pliant’s two independent directors. Mr. Bowlin was originally designated to serve on the board by Pliant’s institutional common stockholders and warrant holders.

Edward A. Lapekas became one of Pliant’s directors on December 19, 2001 and became Pliant’s Non-Executive Chairman on October 22, 2003. Mr. Lapekas served as Pliant’s interim Chief Executive Officer from August 24, 2003 until October 22, 2003. From November 2002 until March 2003, Mr. Lapekas served as Chairman and Chief Executive Officer of NexPak Corporation, a media packaging company. Prior to that, Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce venture, from October 2000 until June 2001. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that position, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company, where he served in various strategy, planning, operating and marketing capacities. Mr. Lapekas is also a director of Silgan Corp. He received a B.A. from Albion College and an M.B.A. from Wayne State University. Mr. Lapekas is one of Pliant’s two independent directors and was originally designated to the board by the Durham Trust.

Albert (Pat) MacMillan became one of Pliant’s directors on December 19, 2001. Mr. MacMillan is the founder and CEO of Team Resources, a consulting firm with offices in the United States, Venezuela, Peru, Chile and Mexico. Founded in 1980, Team Resources provides client services in the areas of strategy, building team-based organizations and designing leadership development strategies. He also serves on the boards of directors of Unum/Provident and Metokote Corporation, as well as several foundations and non-profit organizations. He received a B.A. in Business and an M.B.A. from the University of Washington. Mr. MacMillan is one of the persons designated to serve on the board by Pliant’s institutional common stockholders and warrant holders.

Stephen McKenna became one of Pliant’s directors on June 23, 2005. Mr. McKenna has been a Principal of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners) since 2000 and prior to that was an associate of that entity. J.P. Morgan Partners, LLC is a global partnership and has been the Company’s principal stockholder since 2000. Mr. McKenna has extensive experience managing J.P. Morgan Partners, LLC’s portfolio companies and is also on the Board of Directors of National Waterworks, Inc. Mr. McKenna holds a B.A. from Dartmouth College and an M.B.A. from the GSB at the University of Chicago. Mr. McKenna is one of the persons designated to serve on the board by Pliant’s institutional common stockholders and warrant holders.

Jeffrey C. Walker became one of Pliant’s directors on July 1, 2004. Mr. Walker is Managing Partner of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners) and Vice Chairman of JPMorgan Chase. J.P. Morgan Partners, LLC is a global partnership and has been the Company’s principal stockholder since 2000. Before co-founding JPMorgan Partners in 1984, Mr. Walker worked in the Investment Banking and Finance Divisions of Chemical Bank and the Audit and Consulting Divisions of Arthur Young & Co. He is also a director of numerous private and public corporations (1-800-Flowers, Metroplex, Doane Pet Care, House of Blues, Metokote and Axis Insurance). Mr. Walker is a Certified Public Accountant and a Certified Management Accountant and holds a B.S. from the University of Virginia and an M.B.A. from the Harvard Business School. Mr. Walker is one of the persons designated to serve on the board by Pliant’s institutional common stockholders and warrant holders.

Timothy J. Walsh became one of Pliant’s directors on May 31, 2000. He served as Non-Executive Chairman from June 2002 until October 2003. Mr. Walsh is an executive officer of JPMP Capital Corp., which is the general partner of JPMP Master Fund Manager, L.P., which is the general partner of J.P. Morgan Partners (BHCA), L.P., Pliant’s principal stockholder. Since 1999, Mr. Walsh has been a Partner of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners). JP Morgan Partners’ primary limited partner is J.P. Morgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. From 1993 to 1999, Mr. Walsh held various positions with J.P. Morgan Partners in Europe and North America. Prior to 1993, he was a Vice President of J.P. Morgan Chase & Co. (formerly, The Chase Manhattan Corporation). Mr. Walsh is also a director of Better Minerals & Aggregates Company, Klockner Pentaplast S.A. and Metokote Corporation. Mr. Walsh received a B.S. from Trinity College and an M.B.A. from the University of Chicago. Mr. Walsh is one of the persons designated to serve on the board by Pliant’s institutional common stockholders and warrant holders.

3.                                       Subcommittees of the Board of Directors.

Pliant’s Board of Directors has an audit committee and a compensation committee. The audit committee maintains oversight responsibilities with respect to Pliant’s accounting, auditing, financial reporting and internal control processes generally. The members of the audit committee are Timothy J. Walsh and Edward A. Lapekas. The compensation committee maintains oversight responsibilities with respect to the compensation of Pliant’s officers and directors. The members of the compensation committee are John D. Bowlin and Timothy J. Walsh. In addition, in December 2005, the Board of Directors of Pliant formed a special subcommittee of the Board of Directors consisting solely of independent directors (the “Special Committee”). The members of the Special Committee are John D. Bowlin and Edward A. Lapekas. The Special Committee is responsible for considering issues relating to the appropriate division of new common stock between the holders of Series A Preferred Stock and the holders of Outstanding Common Stock and the treatment of holders of Series B Preferred Stock contemplated by the Plan. The Special Committee approved, on behalf of Pliant, the economic treatment of all current equityholders under the Plan.

The J.P. Morgan Partners (BHCA) L.P. (together with certain of its affiliates, “JP Morgan Entities”) own a majority of the outstanding Common Stock, which is the only security that is entitled to vote in elections of Pliant directors. Under the terms of Pliant’s Stockholders Agreement,  the JP Morgan Entities, as the holders of more than 50% of the Common Stock held by the “Investor Holders”  (as defined in Pliant’s Stockholders’ Agreement), have  the right to designate five directors to the Pliant Board and the Durham Trust, as the holder of more than 50% of the Common Stock held by the “Trust Holders” (as defined in Pliant’s Stockholders’ Agreement), has the right to designate two directors.  Pliant’s  Stockholders’  Agreement further provides that Pliant’s Board of Directors will also include Pliant’s CEO and another member of senior management appointed by the other members of the board. Rick Durham, one of the directors originally designated by the Durham Trust, resigned in the fall of 2005, and the seat reserved for another member of senior management has not been filled.

As noted above, the Debtors believe that Mr. Bowlin and Mr. Lapekas are independent directors for purposes of applicable securities laws. The Official Committee of Unsecured Creditors questions the Debtors’ conclusion because Mr. Bowlin was designated as a director by the JP Morgan Entities. The Debtors believe that, under applicable law, a director’s independence or conflict of interest with respect to a majority stockholder turns on the directors’ other relationships with the majority stockholder, not on whether the director was designated or elected by the majority stockholder. Directors who are affiliated with  the JP Morgan Entities, such as Mr. Walsh, Mr. McKenna and Mr. Walker, are not considered to be independent, but directors such as Mr. Bowlin and Mr. Lapekas, who do not have any such affiliations, are.

4.                                       Compensation of Directors.

Each director who is not an employee of Pliant or a partner or senior advisor of J.P. Morgan Partners, LLC is entitled to receive director’s fees. Currently there are three directors who receive director fees: Messrs. Bowlin, Lapekas and MacMillan. In 2005, Messrs. Bowlin and MacMillan received $22,500 in director’s fees. Mr. Lapekas received a fee of $100,000 in 2005 for his service as Non-Executive Chairman of Pliant and a fee of $30,000 in 2005 for serving on the audit committee of Pliant.

5.                                       Executive Officers.

Set forth below are the senior executive officers of Pliant, as of the date of the filing of this Disclosure Statement, elected by Pliant’s Board of Directors and each officer’s position within Pliant.

Name	Position

Harold C. Bevis	President and Chief Executive Officer
R. David Corey	Executive Vice President and Chief Operating Officer
Joseph J. Kwederis	Senior Vice President, Finance/Chief Financial Officer
Greg E. Gard	Senior Vice President, Technology & Innovation
Robert J. Maltarich	Senior Vice President and General Manager – Industrial Films
Kenneth J. Swanson	Senior Vice President and President, Specialty Products
Jim Kingsley	Senior Vice President and General Manager of Engineered Films
Drew McLean	Senior Vice President, Sales, Marketing and Customer Service

James Kaboski	Vice President, Strategy and Business Development
Thomas E. McShane	Vice President, Corporate Controller
Stephen T. Auburn	Vice President and General Counsel
Chris M. Nielsen	Vice President and Treasurer

6.                                       Biographies of the Top Six Executive Officers.

Harold C. Bevis was named President and Chief Executive Officer in October 2003. Mr. Bevis also serves on Pliant’s Board of Directors. Mr. Bevis joined Pliant from Emerson Electric, where he served as President of Emerson Telecommunications Products, a group of manufacturing companies, beginning in 1998. Mr. Bevis led the sale of this group to Emerson while he was President and CEO of Jordan Telecommunication Products, Inc., a manufacturer of nonproprietary communications products. Prior to that, Mr. Bevis served as Senior Vice President and General Manager of General Cable Corporation, a large, vertically integrated domestic manufacturer of wire and cable products sold through wholesale and retail channels to companies such as The Home Depot, True Value Hardware, Rexel and Graybar. Mr. Bevis has also held positions of increasing responsibility with General Electric, Booz, Allen & Hamilton, and General Dynamics, where he began his career as an engineer.

R. David Corey was named Chief Operating Officer in March 2004. He joined Pliant as Executive Vice President for Global Operations in November 2003. Mr. Corey has over 30 years of experience leading extrusion-based manufacturing businesses. Mr. Corey was a senior executive at Emerson Electric where he was President of Dura-Line, a manufacturing business that produced telecom, gas and water conduit products. He supervised plants and sales forces in the US, Mexico, UK, Spain, Brazil, Czech Republic, Malaysia, India and China. Before holding that position, Mr. Corey was President of International Wire with operations in the US and Asia. Prior to that, Mr. Corey was Senior Vice President and General Manager of Telecom products for General Cable Corporation. He earned a B.S. in Business from Eastern Illinois University.

Joseph J. Kwederis was named Chief Financial Officer on August 31, 2005. He joined Pliant as Senior Vice President, Finance in February of 2005. Prior to joining Pliant, Mr. Kwederis was Senior Vice President/Chief Financial Officer of Dura-line Corporation from 1999–2004, and Vice President of Finance for International Wire Group from 1996–1999. From 1974 until 1996 he held positions of increasing responsibility in Accounting and Finance at General Cable Corporation. Mr. Kwederis holds a B.S. in Accounting from Rutgers University and an M.B.A. from the University of Connecticut.

Greg E. Gard joined Pliant in 1989 and has held numerous technical positions supporting the various market segments within Pliant. Today, he serves as Senior Vice President of Technology and Innovation. His responsibilities in this regard include Product Development and Technical Service for Pliant, with particular focus on shortening product development cycles, improving speed to market, and directing a team of packaging professionals in the development of packages that protect and preserve while improving functionality and appearance. Before joining Pliant, Mr. Gard held engineering and management positions with Cryovac Sealed Air Corporation. Prior to that position, he worked for several years as an engineer with Dresser Atlas in oil and gas exploration. He holds a B.S. degree in electrical and computer engineering from the University of Wisconsin Madison. Mr. Gard is actively involved with Clemson University’s Packaging Science program, one of only four academic institutions in the United States that offers a four-year program leading to a B.S. degree in Packaging Science. Currently, he serves on the Packaging Advisory Board at Clemson.

Robert J. Maltarich joined Pliant in July of 1992 following the acquisition of Goodyear Tire & Rubber Company’s Films Division. Since that time, he has held numerous positions within Pliant. From 1992-1993 he served as Marketing Manager Film Products Worldwide, from 1994-1996 he was Director of National Accounts, and from 1997-1998 he was General Manager Custom Films Group. Other positions included Vice President and General Manager Barrier and Custom Films and, most recently, Senior Vice President of Sales, Flexible Packaging. Mr. Maltarich was promoted in October 2002 to Vice President and General Manager, Industrial Films, where he oversees Pliant’s Stretch, Custom, and PVC film businesses. Prior to joining Pliant Corporation, Mr. Maltarich held numerous national and international positions in both sales and marketing with Goodyear Tire & Rubber Company. During his 18-year career at Goodyear, he served as General Marketing Manager Film Products Worldwide, General Manager European Film Products, Manager Film Products USA and District Sales Manager. He holds a B.S. degree in Business Administration from the University of Akron.

Kenneth J. Swanson is currently President, Specialty Products of Pliant. Prior to holding this position, Mr. Swanson was the Senior Vice President and General Manager of the Specialty Films Division at Pliant. Since 1992, Mr. Swanson has had various leadership positions with CT Film, Huntsman Packaging, and Pliant. Mr. Swanson has over 18 years experience in the plastics industry and supervises teams domestically and internationally. Prior to 1992, Mr. Swanson held multiple sales and marketing management positions in the injection molding segment of the plastics industry. Mr. Swanson holds a B.S. degree in Business Management from the University of Redlands.

7.                                       Compensation of Executive Officers.

The following summary compensation table sets forth information about compensation earned in the fiscal years ended December 31, 2005, 2004 and 2003 by Pliant’s Chief Executive Officer during 2005 and the four other most highly compensated persons who were serving as executive officers of Pliant (other than the Chief Executive Officer) as of the end of the last fiscal year and two other individuals who would have been in that group of the most highly compensated persons but were not serving as an executive officer as of the end of the last fiscal year. This information was set forth in the Form 10-K for the fiscal year ended December 31, 2005, attached hereto as Exhibit C. For convenience, this information is included below.

Summary Compensation Table

					Long-term compensation
					Restricted Stock Awards
		Annual compensation(1)			Total Shares
Name and principal position	Year	Salary ($)	Bonus ($)(2)		Granted/Vested (3)	All other Compensation(4)
Harold C. Bevis(5)	2005	675,301	424,700		480/120	6,300
President and Chief Executive	2004	608,333	928,974	(6)	480/30	1,083
Officer	2003	78,974	—		—	—

R. David Corey(7)	2005	377,260	128,625		48/12	161,629	(8)
Executive Vice President and	2004	333,333	224,880	(9)	48/3	65,101
Chief Operating Officer	2003	33,175	—		—	—

Joseph J. Kwederis(10)	2005	187,276	63,000		—	46,372	(11)
Senior Vice President and	2004	—	—		—	—
Chief Financial Officer	2003	—	—		—	—

Robert J. Maltarich	2005	205,250	57,960		16/4	6,300
Senior Vice President and	2004	198,667	73,600		16/1	3,973
General Manager-Industrial Film	2003	188,000	20,595		—	4,000

Kenneth J. Swanson	2005	230,063	45,700		40/10	6,300
Senior Vice President, President	2004	219,500	150,000		40/2.5	4,000
Specialty Products	2003	168,500	34,518		—	4,000

Brian E. Johnson(12)	2005	300,000	—		—	—
Former Executive Vice President	2004	296,633	46,900		—	4,000
and Chief Financial Officer	2003	267,799	47,860		—	4,000

James L. Kaboski(13)	2005	184,102	111,000	(14)	—	44,563	(15)
Vice President of Strategy and	2004	—	—		—	—
Business Development	2003	—	—		—	—

   (1)  Perquisites and other personal benefits, securities or property, in the aggregate, are less than either $50,000 or 10% of the total annual salary and bonus reported for the applicable Named Executive Officer.

   (2)  All amounts for 2005 include amounts paid in 2006 pursuant to the 2005 Management Incentive Compensation Plan. All amounts for 2004 include discretionary bonuses paid in 2004 and amounts paid in 2005 pursuant to the 2004 Management Incentive Compensation Plan.

   (3)  Pursuant to the 2004 Restricted Stock Incentive Plan, certain executive officers of Pliant were permitted to purchase shares of Series B Redeemable Preferred Stock in September of 2004 for $162.00 per share. One 48th of those shares vest each month, subject to the holder being employed by the Pliant as of such dates.

   (4)  All amounts reflect contributions for employer’s 401(k) contributions, except as indicated.

   (5)  Mr. Bevis was appointed President and Chief Executive Officer in October 2003.

   (6)  Includes bonus of $850,000 paid in 2005 pursuant to Mr. Bevis’s employment agreement and an additional discretionary bonus of $78,974 paid in 2004.

   (7)  Mr. Corey was appointed Executive Vice President of Global Operations in November 2003. He was promoted to Chief Operating Officer in March 2004.

   (8)  Includes moving expenses of $155,329 paid in 2005.

   (9)  Includes bonus of $200,000 paid in 2005 pursuant to the 2004 Management Incentive Compensation Plan and an additional discretionary bonus of $24,880 paid in 2004.

(10) Mr. Kwederis was appointed Senior Vice President, Finance in February 2005. He was promoted to Chief Financial Officer in August of 2005.

(11) Includes $40,384 of moving expenses paid in 2005.

(12) Mr. Johnson resigned as Executive Vice President and Chief Financial Officer effective September 16, 2004, but remained a non-executive officer employee of the Company until December 31, 2004. Pursuant to a Release Agreement with Mr. Johnson, during 2005 Pliant made salary continuation payments to Mr. Johnson until December 31, 2005.

(13) Mr. Kaboski was appointed Vice President of Strategy and Business Development in February, 2005.

(14) Includes $55,000 sign-on bonus.

(15) Includes moving expenses of $37,657 paid in 2005.

The following summary compensation table sets forth the current 2006 information related to the estimated compensation levels and eligibility in incentive programs with respect to the seven current most highly paid officers of Pliant.

Summary Compensation Table

Name and Title	2006 Base Salary (1)	2006 Management Incentive Plan Target Award Eligibility (2)	Long Term Incentive Plan Target Award Eligibility for 2006	Emergence Bonus Plan Target Eligibility (3)	Restricted Stock Incentive Plan and Deferred Cash Incentive Plan
Harold C. Bevis, President and Chief Executive Officer	$650,000	100% of Base Salary	N/A	100% of Base Salary	Participants and allocations in these plans have not yet been determined. Participants will be named by the Board of Directors of New Pliant.

R. David Corey, Executive Vice President and Chief Operating Officer	$367,500	50% of Base Salary	Accrual of ½ of 2006 MIP Award per LTIP Terms	50% of Base Salary	Participants and allocations in these plans have not yet been determined. Participants will be named by the Board of Directors of New Pliant.

Joseph J. Kwederis, Senior Vice President and Chief Financial Officer	$225,000	40% of Base Salary	Accrual of ½ of 2006 MIP Award per LTIP Terms	40% of Base Salary	Participants and allocations in these plans have not yet been determined. Participants will be named by the Board of Directors of New Pliant.

Robert J. Maltarich, Senior Vice President and General Manager - Industrial Film	$207,000	40% of Base Salary	Accrual of ½ of 2006 MIP Award per LTIP Terms	N/A	Participants and allocations in these plans have not yet been determined. Participants will be named by the Board of Directors of New Pliant.

Kenneth J. Swanson, Sr. Vice President, President Specialty Products	$231,750	50% of Base Salary	Accrual of ½ of 2006 MIP Award per LTIP Terms	N/A	Participants and allocations in these plans have not yet been determined. Participants will be named by the Board of Directors of New Pliant.

James Kaboski Vice President of Strategy and Business Development	$200,000	40% of Base Salary	Accrual of ½ of 2006 MIP Award per LTIP Terms	40% of Base Salary	Participants and allocations in these plans have not yet been determined. Participants will be named by the Board of Directors of New Pliant.

Stephen T. Auburn Vice President and General Counsel	$225,000	50% of Base Salary	Accrual of ½ of 2006 MIP Award per LTIP Terms	50% of Base Salary	Participants and allocations in these plans have not yet been determined. Participants will be named by the Board of Directors of New Pliant.

(1)  These are base salaries as of January 1, 2006. Ordinary annual increases have been proposed in the ordinary course of business, and approval is pending. In the event that increases are approved, such increases are expected to be retroactive to April 2006. The base salaries identified in this summary compensation table do not include certain standard employee benefits such as healthcare.

(2)  Actual 2006 MIP award could be greater or lower than target amount based upon MIP terms.

(3) Actual Emergence Bonus Plan award could be greater or lower than target amount based upon Emergence Bonus Plan terms.

8.                                       Other Matters Related to Former Directors and Officers of Pliant.

In the past Pliant loaned money to certain former directors and officers to enable such parties to purchase shares of capital stock in Pliant. As of the Petition Date, the obligations of former directors and officers to Pliant generally included: (i) a note issued by Scott K. Sorensen in favor of Pliant in the principal amount of approximately $787,000; (ii) a note issued by Ronald G. Moffit in favor of Pliant in the principal amount of approximately $262,000; (iii) a note issued by Ronald G. Moffit in favor of Pliant in the principal amount of approximately $302,000; (iv) a note issued by Richard P. Durham in favor of Pliant in the principal amount of approximately $2,430,798.20; and (v) a note issued by Jack E. Knott in favor of Pliant in the principal amount of approximately $3,700,000. Pursuant to section 10.2(a) of the Plan, such notes will remain in effect and subject to repayment as of the Effective Date of the Plan pursuant to the terms of such notes. Certain parties dispute whether certain of these notes are recourse or non-recourse, and also whether certain of these notes have been cancelled.

In addition to the foregoing, Richard P. Durham, in his individual capacity and/or through Durham Capital, L.L.C., is the owner of 23,033 shares of outstanding common stock of Pliant. Although Mr. Durham exercised a put right with respect to certain of his shares in 2002, the aforementioned 23,033 shares were never repurchased by Pliant, and Mr. Durham has at all times continued to hold and benefit from his rights as a common shareholder in Pliant. As of the Petition Date, Pliant was prohibited under its credit facilities from repurchasing any of Mr. Durham’s shares of outstanding common stock. Pliant has not issued a note or other instrument evidencing any indebtedness on account of Mr. Durham’s common stock shares or his repurchase right. Accordingly, as a shareholder of Pliant’s outstanding common stock, Mr. Durham’s recovery on account of such shares will be in accordance with the recoveries due to Holders of Allowed Interests in Class 11 (Outstanding Common Stock Interests). In addition, pursuant to the terms of the Plan, any alleged claim Mr. Durham may submit on account of his put right will be subordinated under section 510 of the Bankruptcy Code to the level of common stock.

E.                                      COMPENSATION AND BENEFITS PROGRAMS

In the ordinary course of business, the Debtors have implemented a number of compensation and benefits programs, which are designed to reward the Debtors’ management and non-management employees for excellent service, incentivize future performance, and provide employees with a competitive compensation and benefits package. Except as otherwise indicated on Exhibit I of the Plan, the Debtors intend to honor, in the ordinary course of business after their emergence from Chapter 11, all of their employee compensation and benefits programs that are in effect as of the Confirmation Date, as they may be amended or modified from time to time. These employee compensation and benefits programs are listed and generally described in Exhibit H hereto, with the exception of collectively bargained programs (e.g., collectively bargained agreements and pension and other benefit plans), insured and self-insured programs (e.g., health plans), and customary fringe benefit policies (e.g., vacation, sick leave). The descriptions set forth in Exhibit H are not, and are not intended to be, comprehensive. All such plans and other programs are governed by applicable plan and program terms and conditions, as in effect or amended from time to time. In addition, the Debtors reserve the right to modify, amend or terminate any or all of their employee benefit and compensation programs in the ordinary course of business in their sole discretion, subject to applicable modification, amendment or termination provisions and/or applicable law. In the event the Debtors terminate any compensation or benefit programs prior to the Confirmation Date, they will file an amendment to Exhibit I to the Plan. Finally, as described in detail in section III.F and section V.G.10, respectively, the Plan also provides for an emergence bonus program and a Restricted Stock Incentive Plan and Deferred Cash Incentive Plan, which shall be used for the purpose of granting awards to officers and other employees of New Pliant.

F.                                      EMERGENCE BONUS PROGRAM

In addition to those compensation and benefits programs discussed above, on the Effective Date of the Plan, New Pliant shall pay emergence bonus payments to a limited number of officers of the Reorganized Debtors who are and have been principally responsible for the reorganization efforts in order to incentivize such key employees to enable the Debtors to emerge from Chapter 11 and achieve the Debtors’ Plan goals expeditiously and in a manner consistent with the Plan. The emergence bonus plan shall contain terms as set forth in Exhibit J to the Plan. Because of the demands of the bankruptcy proceedings, the duties of key management personnel are increased substantially, while there is little or no reduction in their basic day-to-day responsibilities. Standard compensation components, such as base salary and annual incentive compensation eligibility, do not compensate for these substantial increased responsibilities and time commitments because such standard compensation components are intended to make the officers’ total cash compensation competitive with market levels for the basic duties and responsibilities that they perform in the ordinary course, without accounting for their enhanced bankruptcy-related responsibilities.

The Compensation Committee of the Debtors’ Board of Directors therefore has approved the terms of the Emergence Bonus Plan described herein and in Exhibit J to the Plan. The Official Committee of Unsecured Creditors has questioned whether Mr. Walsh, who is affiliated with the JP Morgan Entities, should participate in the Compensation Committee’s consideration of whether the performance criteria contained in the Emergence Bonus Plan have been satisfied because, in the Committee’s view, his  participation could give management an incentive to maximize the return to the JP Morgan Entities under the Plan of Reorganization, with the expectation that  Mr. Walsh  will then be disposed to approve compensation awards. The Debtors believe that it is entirely  normal for the majority stockholder to have a representative on the Compensation Committee. Moreover, all decisions regarding the terms of the Plan of Reorganization, including emergent capital structure, have been or will be made by the Debtors’ Board of Directors or the Special Committee appointed by Pliant’s Board, not by Debtors’ management. Finally, all relevant decisions of the Compensation Committee have been unanimous, so any bonuses approved by the Compensation Committee have been approved by a director who does not have any alleged conflict of interest related to either management or the JP Morgan Entities.

The following seven officers have been designated by the Compensation Committee for participation in the Emergence Bonus Plan. Set forth below is a brief summary of the enhanced duties and responsibilities of each such individual with respect to the Debtors’ reorganization efforts. This  summary is intended to set forth some of the primary responsibilities and duties for each individual but is not intended to be comprehensive.

Name	Key Responsibilities
Harold C. Bevis President, CEO, Director

•                  Oversees extra Company efforts and key Board and constituent interface for restructuring, including all negotiations with bondholders and other creditors

•                  Overall “quarterback” for Pliant restructuring team

R. David Corey EVP Operations, COO

•                  Lead Operations executive for restructuring effort

•                  Managing ongoing relationships with trade creditors to ensure continuity of resin supply, transportation/warehousing services, and return of credit terms

•                  Responsible for all restructuring-related employment, labor, and benefits issues

Joseph J. Kwederis SVP Finance, CFO

•                  Overall Finance lead for Pliant reorganization

•                  Responsible for all financial reports, including:

•                  Initial Ch. 11 filing, First Day motions, and subsequent motions

•                  Operating Reports for U.S. Trustee

•                  Financial reports for DIP lender

•                  Coordination of materials for disclosure to Creditor advisors

•                  2006 financial plan and longer-term financial plan

Stephen T. Auburn VP, General Counsel

•                  Overall legal “quarterback” for restructuring team – coordinates legal work and efforts of teams of attorneys across four law firms in the U.S. and Canada

•                  Overall responsibility for legal content of Chapter 11 filing, First Day motions and subsequent motions, Disclosure Statement, and Plan of Reorganization

•                  Also manages legal issues related to reorganization, but not directly associated with court proceedings — e.g., associated with suppliers, customers, employees, etc.

James L. Kaboski VP, Strategy and Business Development

•                  Develops materials to support emergence plans including:

•                  Overall team workplans and timelines to coordinate efforts across internal/external team members through emergence from Chapter 11

•                  Business plans, assumptions, and financial projections

•                  Materials for Disclosure Statement and Plan of Reorganization

•                  Meetings with external constituencies (e.g., legal and financial advisors to creditors, exit financing lenders) and Board of Director updates

•                  Materials for disclosure to Creditor advisors via “virtual dataroom”

Thomas E. McShane VP, Corporate Controller

•                  Preparation of materials to support all financial disclosures including:

•                  Initial Chapter 11 Filing

•                  First Day motions and subsequent motions

•                  U.S. Trustee requirements including Initial Operating Report , regular Monthly Operating Reports, Schedules of Assets and Liabilities (“Schedules”), and Statements of Financial Affairs (SOFAs)

• Financial/accounting models for 2006-2009 financial plans • Disclosure Statement and Plan of Reorganization

Chris M. Nielsen VP, Treasurer

•                  Lead team member for all banking relationships, revolving credit facilities, and DIP financing, and for associated reporting to these institutions

•                  Lead team member for preparation of SOFAs and Schedules

•                  Responsible for forecasting and managing cash and maintaining liquidity during pre-filing period and throughout Chapter 11 case

•                  Directed cash management activities during pre-filing period, and implemented new cash management processes to comply with Chapter 11 statutory requirements

•                  Prepared material to support Disclosure Statement, Plan of Reorganization, Initial Operating Report, and Monthly Operating Reports

Each participant in the Emergence Bonus Plan has a Target Emergence Bonus, calculated as a target percentage of the participant’s base salary. Target percentages range from 40% to 100% of base salary depending on the participant. The Target Emergence Bonus is payable upon emergence if all three plan goals (discussed below) are met at 100% of Target levels. As discussed below and in Exhibit J to the Plan, participants are eligible for certain bonus payments below Target levels, down to a Threshold payout of 50% of Target payout for a given goal, if certain Emergence Bonus Plan goals are met at below-Target levels that nevertheless meet or exceed minimum Threshold levels. Participants also are eligible for certain bonus payments above Target levels, up to a Maximum payout of 150% of Target payout for a given goal, if that plan goal is met at above-Target levels. The three Emergence Bonus Plan goals are equally weighted, and consist of Emergence Date, Recovery to Trade Creditors, and Capital Structure. A summary of these goals, weighting and corresponding potential award metrics is set forth below:

		Threshold		Target		Maximum
Goal	Weighting	Metric	Award	Metric	Award	Metric	Award
Emergence Date	33 1/3%	July 3, 2007	50% of Target	December, 2006	100% of Target	Today – July 31, 2006	150% of Target

Recovery to Trade Creditors	33 1/3%	—	—	100% Payment or Consensual Terms	100% of Target	—	—

Capital Structure	33 1/3%	Acceptable Structure	50% of Target	Target Structure	100% of Target	Maximized Structure	150% of Target

The Debtors believe that these goals are appropriate measures of participant performance and reflect key objectives for the Debtors. An expeditious emergence from Chapter 11 proceedings is in the Debtors’ best interests, particularly given the administrative and other costs associated with bankruptcy proceedings. The “Target” date of December 2006 and “Threshold” date of July 3, 2007 reflect, respectively, what the Debtors believe is a reasonable average duration of Chapter 11 proceedings (one year) and the 18-month period specified under the Bankruptcy Code in which the Debtors may have the exclusive right to file a plan of reorganization. The “Maximum” date of July 31, 2006 reflects what the Debtors consider to be an expeditious emergence from Chapter 11 proceedings – within 7 months after filing – in accordance with the Debtors’ present

Emergence Plan. The Debtors believe that recovery to trade creditors is an appropriate metric because, among other things, the support of and healthy relationships with trade creditors are of critical importance to the Debtors’ successful emergence and their performance thereafter. The Debtors believe that capital structure is an appropriate metric because of its obvious effect on the short-term and long-term goals of the Debtors. In the Debtors’ view, this measure necessarily has certain subjective elements because the extent of success with respect to capital structure is in substantial part a question of business judgment. At emergence, the Debtors’ Board will qualitatively evaluate the level of success achieved for this goal.

The proposed target emergence bonuses for the seven participants, along with potential payouts at Threshold, Target and Maximum levels are as follows:

Proposed Pliant Emergence Bonus

Amounts in $000

Participant	Position Title	Base Salary(1)	Target as a% of Base Salary	Threshold Emergence Bonus	Target Emergence Bonus	Maximum Emergence Bonus
Harold Bevis	President and CEO	$650.0	100%	$433	$650	$867
Dave Corey	Chief Operating Officer	$367.5	50%	$123	$184	$245
Steve Aubum	VP, General Counsel	$225.0	50%	$75	$113	$150
James Kaboski	VP, Strategy/Corp Dev	$200.0	40%	$53	$80	$107
Tom McShane	VP, Corporate Controller	$189.6	40%	$51	$76	$101
Joe Kwederis	Chief Financial Officer	$225.0	40%	$60	$90	$120
Chris Nielsen	VP and Treasuer	$135.0	40%	$36	$54	$72
			Total:	$831	$1,246	$1,661

(1) These base salary figures do not include potential ordinary course annual salary increases for 2006.

The aggregate cost of emergence bonuses for the seven participants at Threshold, Target and Maximum Emergence Bonus levels, respectively, is approximately $831,000, $1,246,000 and $1,661,000 (as stated, these amounts could increase based upon normal 2006 market increases in base salary).

G.                                   DEBT AND CAPITAL STRUCTURE OF THE COMPANY

1.                                       Prepetition Secured Credit Obligations.

(a)                                  Revolving Credit Facility Agreement

Pliant and certain of the Debtors are party to that certain Amended and Restated Credit Agreement, dated as of November 21, 2005, by and among Pliant and certain of its subsidiaries, as borrowers, General Electric Capital Corporation, as Domestic A Agent, Administrative Agent, Collateral Agent and Lender, and Morgan Stanley Senior Funding, Inc., as Domestic B Agent and Lender. Pursuant to the Revolving Credit Facility Agreement,(7) the Revolving Credit Facility Lenders committed to advance loans and provide letters of credit in an aggregate principal amount of up to $140 million to the Debtors.

As of the Petition Date, the Debtors were indebted to the Revolving Credit Facility Lenders in the aggregate principal amount of $130,953,697, plus accrued interest with respect thereto and any fees, costs and charges provided under the Revolving Credit Facility Agreement.

(7) The Revolving Credit Facility refinanced the obligations owed pursuant to that certain $100 million revolving credit facility, dated February 17, 2004.

Each of the borrowers under the Revolving Credit Facility is a cross-guarantor of the indebtedness under the Revolving Credit Facility Agreement of each other borrower, and certain non-borrowers also guaranteed the indebtedness under the Revolving Credit Facility Agreement.(8)  Additionally, the indebtedness under the Revolving Credit Facility Agreement is secured by a security interest in and lien upon certain of the Debtors’ property, including a first priority security interest in, among other things, inventory, receivables, deposit accounts, the capital stock of, or other equity interests in, subsidiaries, investment property and certain other assets with respect to which a lien was granted as security for the indebtedness under the Revolving Credit Facility Agreement and a second priority security interest in the Debtors’ real property, fixtures, equipment, intellectual property and all other types of property in which a first priority security interest or lien was granted to the First Lien Noteholders pursuant to the First Lien Notes Indenture.

(b)                                 Secured Note Obligations

As of the Petition Date, Pliant had two (2) outstanding tranches of secured notes: the First Lien Notes and the Second Lien Notes. The Debtors believe that pursuant to the First Lien Notes Indenture, Pliant is indebted to the First Lien Noteholders on account of (i) the 11 5/8% senior secured notes due 2009 in the approximate principal amount of $269,755,013 as of the Petition Date and (ii) the remaining 11 1/8% senior secured notes due 2009 in the approximate principal amount of $7,032,673 as of the Petition Date. As collateral for the First Lien Notes Indenture, the Debtors granted a first priority security interest in and lien upon the Debtors’ real property, fixtures, equipment, intellectual property and all other types of property as described in the First Lien Notes Indenture (the “First Lien Noteholder Collateral”) and a second priority security interest and lien upon the Debtors’ inventory, receivables, deposit accounts, the capital stock of, or other equity interest in, subsidiaries, investment property and certain other assets with respect to which a lien was granted as security under the Revolving Credit Facility Agreement (the “Revolving Credit Facility Collateral”). This indebtedness is guaranteed by certain of Pliant’s domestic subsidiaries and by a Canadian subsidiary, Uniplast Industries Co.(9)

Pursuant to the Second Lien Notes Indenture, Pliant is indebted to the Second Lien Noteholders in the approximate amount of $250,000,000 plus additional accrued interest, fees, costs and expenses as of the Petition Date. As collateral for the Second Lien Notes Indenture, the Debtors granted a second priority security interest in and lien upon the First Lien Noteholder Collateral and the Revolving Credit Facility Collateral. This indebtedness is guaranteed by certain of Pliant’s domestic subsidiaries.(10)

(8) The borrowers under the Revolving Credit Facility are: (i) Pliant Corporation; (ii) Pliant Packaging of Canada, LLC; (iii) Uniplast Holdings, Inc.; (iv) Uniplast U.S., Inc.; and (v) Uniplast Industries Co. Additional guarantors under the Revolving Credit Facility are: (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc. and (iii) Pliant Solutions Corporation.

(9) The guarantors of indebtedness under the original first lien notes indenture, prior to its amendment, pursuant to which the 11 1/8% senior secured notes were issued, were  (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Uniplast Holdings, Inc.; (v) Uniplast U.S., Inc.; (vi) Uniplast Industries Co.; and (vii) Pliant Solutions Corporation. The guarantors of indebtedness under the First Lien Notes Indenture, as amended, pursuant to which the 11 5/8% senior secured notes were issued, are (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Uniplast Holdings, Inc.; (v) Uniplast U.S., Inc.; and (vi) Uniplast Industries Co.

(10) The guarantors of the indebtedness under the Second Lien Notes Indenture are: (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Pliant Solutions Corporation; (v) Uniplast Holdings, Inc.; and (vi) Uniplast U.S., Inc.

2.                                       Intercreditor Agreement.

The collateral agent for the Revolving Credit Facility Lenders,(11) the trustee under the First Lien Notes Indenture, the trustee under the Second Lien Notes Indenture and certain of the Debtors are parties to an Amended and Restated Intercreditor Agreement dated as of February 17, 2004. The Intercreditor Agreement delineates the rights and obligations of the parties with respect to the liens described above.

3.                                       DIP Financing and Use of Cash Collateral.

Prior to the Petition Date, the Debtors negotiated an agreement to obtain a commitment for postpetition financing that would allow them to satisfy their ongoing obligations to vendors and suppliers, purchase raw materials and new inventory, and otherwise finance their operations. On January 4, 2006, the Debtors entered into the Senior Secured, Super-Priority Debtor-In-Possession Credit Agreement (as may be subsequently modified or amended, the “DIP Facility Agreement”), by and among Pliant Corporation and the Domestic Subsidiary Borrowers parties thereto, as borrowers, General Electric Capital Corporation, as Administrative Agent and Collateral Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, GE Capital Market, Inc., as Sole Lead Arranger and Sole Book Runner, and the Lenders parties thereto (collectively, the “DIP Facility Lenders”). Although the DIP Facility Agreement is nominally in the amount of $200 million, the availability is reduced by the aggregate borrowing base of $131.2 million under the Revolving Credit Facility Agreement, and therefore the DIP Facility Agreement provides for a maximum of approximately $68.8 million of additional postpetition financing.

On the Petition Date, the Debtors filed a Motion for Interim and Final Orders (I) Authorizing the Debtors to Obtain Post-Petition Financing Pursuant to section 364 of the Bankruptcy Code; (II) Authorizing Limited Use of Cash Collateral; (III) Granting Liens, Including Priming Liens, and Super-Priority Claims; (IV) Granting Adequate Protection to Prepetition Secured Parties; and (V) Scheduling the Final Hearing on the Debtors’ Motion to Incur Such Financing on a Permanent Basis and Approving the Form and Method of Notice Thereof (the “DIP Motion”).

After a hearing held on February 2, 2006, the Bankruptcy Court entered an order on February 2, 2006 approving the DIP Motion on a final basis (as amended by order entered March 13, 2006 and as may be subsequently modified or amended, the “Final DIP Order”). The Final DIP Order approved the DIP Facility Agreement on a final basis and authorized the Debtors to use the cash collateral of the Revolving Credit Facility Agents, the Revolving Credit Facility Lenders, the trustee under the First Lien Notes Indenture, the First Lien Noteholders, the trustee under the Second Lien Notes Indenture and the Second Lien Noteholders (each as defined in the Plan, and collectively, the “Prepetition Entities”). As adequate protection for the use of their cash collateral, the Prepetition Entities were granted, among other things, certain replacement liens, administrative claims, and, in some cases, payment of certain interest, fees and expenses. The Debtors’ obligations under the DIP Facility Agreement are secured by valid, binding, enforceable, first priority (i.e., priming) perfected security interests and liens in substantially all of the assets of the Debtors, as well as super-priority administrative expense claims having priority over all unencumbered prepetition or postpetition property of the Debtors.

(11) By that certain Consent and Amendment, dated March 8, 2004, General Electric Capital Corporation succeeded Deutsche Bank Trust Company Americas as Collateral Agent under the prior credit facility. General Electric Capital Corporation remains as the Collateral Agent under the Revolving Credit Facility Agreement.

4.                                       Unsecured Note Obligations.

(a)                                  Old Notes

In 2000, Pliant issued those certain 13% Senior Subordinated Notes due 2010 in the aggregate amount of $220 million (the “2000 Notes”). In 2002, Pliant issued those certain Senior Subordinated Notes due 2010 in the aggregate amount of $100 million (together with the 2000 Notes, the “Old Notes”). The Old Notes mature on June 1, 2010, and cash interest is payable on June 1 and December 1 of each year. The Old Notes are subordinated to all of Pliant’s existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to any future subordinated debt. The Old Notes are unsecured, and are guaranteed by certain of Pliant’s subsidiaries.

On November 4, 2005, Pliant entered into a First Supplemental Indenture with respect to each of the Old Notes Indentures. The Old Notes Indentures were amended to increase the amount of indebtedness permitted to be incurred thereunder by $25 million. In addition, on November 17, 2005, Pliant entered into a Second Supplemental Indenture with respect to each of the Old Notes Indentures. The Old Notes Indentures were amended to modify the anti-layering covenant and related definition of “senior indebtedness” in the Old Notes Indentures and to increase the amount of indebtedness permitted to be incurred under the Old Notes Indenture governing the 2000 Notes by an additional $20 million, thereby allowing Pliant to enter into the Revolving Credit Facility Agreement.

5.                                       Intercompany Claims.

In the normal operation of the Debtors’ businesses, the Debtors and certain of their non-debtor affiliates engage in intercompany transactions involving intercompany trade and intercompany capital needs. As a result, there are numerous intercompany claims that reflect intercompany receivables and intercompany payables made and/or accrued in the ordinary course of the Debtors’ businesses. These intercompany transactions include, but are not limited to, amounts on account of (1) trade receivables and payables resulting from the Debtors’ centralized cash management systems, (2) centrally billed expenses that are allocated among the Debtors and non-debtor affiliates, (3) corporate expenses that are allocated among the Debtors and non-debtor affiliates, (4) advances between and among the Debtors and the non-debtor affiliates used for funding the respective entity’s operations, and (5) interest on outstanding intercompany balances. Accordingly, at any given time, there may be intercompany claims owing among the Debtors and/or non-debtor affiliates. The Debtors maintain records of all intercompany transactions and can ascertain, trace and account for all intercompany transactions.

6.                                       Common Stock and Preferred Stock of Pliant.

(a)                                  Common Stock

Pliant’s articles of incorporation authorize the issuance of 10,000,000 shares of common stock, of which 571,711 shares were outstanding as of the Petition Date. Pliant’s common stock is not publicly traded. As of December 31, 2005, J.P. Morgan Partners (BHCA), L.P. and/or affiliates owned approximately fifty-five percent (55%) of Pliant’s outstanding common stock. In addition to J.P. Morgan Partners (BHCA), L.P. and/or its affiliates, as of December 31, 2005, each of

The Christena Karen H. Durham Trust and Perry Acquisition Partners- 2, L.P. owned five percent (5%) or more of Pliant’s common stock. All other holders owned less than five percent (5%) of the outstanding common stock of Pliant.

In addition, there are approximately 136,739 warrants outstanding for the purchase of Pliant’s common stock. These warrants have an exercise price of .01 per share. As of December 31, 2005, J.P. Morgan Partners (BHCA), L.P. and/or its affiliates held approximately 64.3% of the warrants. Finally, Pliant has issued stock options to certain of its present and former employees for the purchase of its common stock.

(b)                                 Preferred Stock

In addition to its common stock, Pliant’s articles of incorporation authorize the issuance of two series of preferred stock—Series A Preferred Stock and Series B Preferred Stock. As of the Petition Date, Pliant had approximately $253.6 million of Series A Preferred Stock outstanding. As of December 31, 2005, J.P. Morgan Partners (BHCA), L.P. and/or affiliates owned approximately fifty nine percent (59%) of Pliant’s outstanding Series A Preferred Stock.

In 2004, Pliant issued the Series B Preferred Stock in connection with its 2004 Restricted Stock Incentive Plan, pursuant to which Pliant sold the Series B Preferred Stock to its Chief Executive Officer and certain other officers of the company. Pursuant to the terms of the 2004 Restricted Stock Incentive Plan, the interests in the Series B Preferred Stock vest over time. As of December 24, 2005, approximately 196 shares out of 628 shares were vested.

H.                                    PENDING LITIGATION AGAINST THE DEBTORS.

As a consequence of the Debtors’ commencement of these Chapter 11 Cases, all pending claims and litigation against the Debtors in the United States have been automatically stayed pursuant to section 362 of the Bankruptcy Code. In addition, as a consequence of three of the Debtors – Uniplast Industries Co., Pliant Corporation of Canada Ltd., and Pliant Packaging of Canada, LLC (the “Canadian Debtors”) – commencement of proceedings recognizing their chapter 11 proceedings as “foreign proceedings” pursuant to section 18.6 of the CCAA, all pending claims and litigation against Uniplast Industries Co., Pliant Corporation of Canada Ltd., and Pliant Packaging of Canada, LLC in Canada have also been stayed by order of the Canadian Court.

The Debtors are involved from time to time in a variety of litigation that is incidental to their businesses. The material pending litigation related to prepetition causes of action of which the Debtors are currently aware and which may result in further litigation following the Effective Date are set forth on the attached Exhibit F. Exhibit F of the Disclosure Statement is not, and is not intended to be, a comprehensive list of all actions involving the Debtors and specifically excludes, among others, administrative actions, workers compensation actions and actions involving union grievances. Inclusion on Exhibit F is for disclosure purposes only and is not an admission, and is not intended to be an admission, of liability with respect to any claim or action.

The Debtors anticipate that, to the extent any of the litigation set forth on Exhibit F is not resolved prior to the Effective Date of the Plan and/or removed by the Debtors to federal court consistent with their powers under applicable law, such litigation will continue after the Effective Date in the forum(s) in which it was initiated. Any adverse judgment in any of these actions would constitute a Claim that would be treated in accordance with the provisions of the Plan, so long as such Claim was otherwise allowable because it complied with the applicable requirements of these Chapter 11 Cases and the Bankruptcy Code.

I.                                         EVENTS LEADING UP TO CHAPTER 11

1.                                       Contraction in Trade Terms and Increase in Price of Raw Materials.

The Debtors commenced these Chapter 11 Cases as a result of several factors, including, primarily, a severe contraction in trade terms from their essential raw material suppliers in the months prior to the Petition Date. This contraction of trade terms ranged from severe tightening of payment periods to placing the Debtors on cash in advance payment terms. Some of these essential vendors threatened to cease shipments to the Debtors where the Debtors resisted the contracted trade terms. The actions of such trade vendors have severely impacted the Debtors’ liquidity.

In addition, increases in raw material, freight, and energy costs that the Debtors could not immediately pass on to customers negatively impacted results of operations and reduced the cash provided by operations as compared with prior periods. The negative impact of these factors on the Debtors during the last half of 2005 was exacerbated by continued high prices of oil and natural gas (which directly impact the cost of the major raw material input to the Debtors’ products) and the impact of Hurricanes Katrina and Rita on the cost and supply of Debtors’ raw materials and on the availability and cost of freight for transporting their products. As a result of these conditions, the Debtors’ highly-leveraged financial position, and an October 17, 2005 effective date for an amendment to the Bankruptcy Code which arguably created incentives for companies to initiate Chapter 11 proceedings prior to October 17, 2005, as explained above, many of the Debtors’ key suppliers reduced or eliminated credit terms for raw material purchases which further exacerbated Debtors’ liquidity situation. Additionally, the credit rating assigned to the Company’s debt was downgraded by Standard & Poors and Moody’s during the early part of September 2005, which further contributed to the continued tightening of credit terms from the Debtors’ suppliers. As a result of these factors, the amount of cash that the Debtors were required to invest in working capital (i.e., accounts receivable plus inventory value minus accounts payable) increased significantly in the last 6 months of 2005 due to both the higher cost of the raw materials as well as reduced credit terms.

2.                                       Restructuring Agreement with Certain Principal Stakeholders.

On December 28, 2005, the Company filed a Form 8-K with the United States Securities and Exchange Commission announcing that it had entered into Support Agreements (the “Support Agreements, “ a form copy of which is attached hereto as Exhibit E) with the holders of more than 66 2/3% in amount of its 13% Senior Subordinated Notes, the holders of a majority of the outstanding shares of its mandatorily redeemable preferred stock and the holders of a majority of the outstanding shares of its common stock, pursuant to which such holders agreed, subject to the terms and conditions contained in the Support Agreements, to support the proposed financial restructuring described in the term sheet attached as an exhibit to the Support Agreements.

Under the terms of the proposed restructuring (i) $320 million in aggregate principal amount of Pliant’s 13% Senior Subordinated Notes will be exchanged for a combination of 30% of new common stock, $260 million of new Series AA Preferred Stock, certain additional consideration, and up to $35 million of new debt,(12) (ii) $289 million (as of December 31, 2005) of Pliant’s mandatorily redeemable preferred stock will be exchanged for a combination of up to $75.5 million of a new Series AA Preferred Stock and a percentage of new common stock, (iii) holders of outstanding common stock will exchange their interest for a percentage of new common stock, and (iv) the Debtors’ first lien and second lien noteholders claims and trade and other general unsecured creditors will remain unimpaired. The Debtors intend to complete the proposed restructuring through the Plan contemplated by this Disclosure Statement.

3.                                       Role of Certain Parties in Negotiating the Support Agreements and Plan of Reorganization.

The JP Morgan Entities, in their capacity as a holder of common stock and as a holder of preferred stock, participated in the negotiations that led to the execution of the Support Agreements. The JP Morgan Entities were represented throughout those negotiations by the law firm of O’Melveny & Myers LLP. Pliant was represented throughout those negotiations by the law firm of Sidley Austin LLP and the investment banking firm of Jefferies & Company, Inc. The Consenting Noteholders were represented throughout those negotiations by the law firm of Bingham McCutchen LLP and the investment banking firm of CIBC.

The JP Morgan Entities’ representatives participated in general Board of Directors meetings that were convened during the fourth quarter of 2005 and the first quarter of 2006. As discussed in Section III.D.3, in late December 2005, the Board of Directors formed a Special Committee consisting solely of independent directors. The Special Committee approved, on behalf of Pliant, the economic treatment of all current equityholders under the Plan.

Pursuant to the terms of the Support Agreements, the Debtors agreed to pay the reasonable fees and expenses of the advisors to the Consenting Noteholders and the JP Morgan Entities in connection with the consummation of the transactions contemplated in the Support Agreements, including the confirmation of a plan or reorganization. Specifically, prior to the Petition Date, the Debtors entered into a fee letter, dated November 2, 2005, with Bingham McCutchen LLP (as counsel to the Consenting Noteholders) (the “Bingham Fee Letter”). The Debtors are assuming the Bingham Fee Letter pursuant to section 7.1 of the Plan. Under the terms of the Bingham Fee Letter and pursuant to the Plan, the Debtors shall pay on the Effective Date of the Plan or as soon as practicable thereafter, the reasonable professional fees and expenses incurred between the Petition Date and the Effective Date by Bingham. Since the Petition Date, Bingham has been involved in communicating with the Holders of Old Notes, reviewing and commenting on Plan documents on behalf of such parties and supporting the Debtors in their efforts to expeditiously confirm the Plan. Additionally, as mentioned above, the Debtors agreed to pay the reasonable fees and expenses of the JP Morgan Entities’ legal advisors O’Melveny & Myers LLP (“O’Melveny”). O’Melveny has been principally involved in commenting on draft Plan related documents on behalf of JP Morgan (and for the benefit of all similarly-situated equityholders) as well as working with the Debtors to confirm the Plan on the time-frame contemplated by the Support Agreements.

(12) The new debt will consist of either $20 million of additional First Lien Notes issued in consideration of the accrued and unpaid interest on the 13% Senior Subordinated Notes or $35 million of new senior subordinated notes issued in exchange for the 13% Senior Subordinated Notes.

IV. EVENTS DURING THE CHAPTER 11 CASES

On the Petition Date, the Debtors filed voluntary petitions for reorganization under chapter 11 of title 11 the United States Code in the United States Bankruptcy Court for the District of Delaware. The Debtors’ bankruptcy cases have been assigned to United States Bankruptcy Judge Mary F. Walrath and have been administratively consolidated under case number 06-10001 (MFW).

The following is a brief description of certain major events that have occurred during the Chapter 11 Cases.

A.                                    JOINT ADMINISTRATION OF DEBTORS’ CHAPTER 11 CASES

On the Petition Date, the Debtors filed a motion seeking procedural consolidation of these Chapter 11 Cases for ease of administration. The Bankruptcy Court approved the motion on January 4, 2006.

B.                                    OTHER FIRST-DAY RELIEF

On the Petition Date, the Debtors brought a number of motions seeking typical “first-day” relief in their Chapter 11 Cases. The purpose of such motions was to ensure that the Debtors were able to transition into the Chapter 11 process with as little disruption to their businesses as possible and enabling the Debtors’ businesses to function smoothly while the Chapter 11 process was pending.

In particular, the Debtors brought “first day” motions seeking authority to, among other relief, (i) pay prepetition wages and other benefits to their employees, (ii) honor prepetition customer obligations and continue customer programs, (iii) pay certain prepetition claims of shippers, warehousemen and other lien claimants,(13) (iv) make payments to certain prepetition creditors that were vital to the Debtors’ uninterrupted operations, (v) continue use of their existing cash management system, bank accounts and business forms, (vi) make tax payments to federal, state and local taxing authorities on an uninterrupted basis (vii) pay the prepetition commissions of the Debtors’ brokers, (viii) prohibit utility companies from discontinuing, altering or refusing service and (ix) obtain postpetition financing and use cash collateral. All of the Debtors’ first-day motions were ultimately granted by the Bankruptcy Court in the manner substantially requested by the Debtors in their “first day” motions.

C.                                    APPROVAL OF DEBTOR-IN-POSSESSION FINANCING

On the Petition Date, the Debtors sought the Bankruptcy Court’s authority to enter into an approximately $68.8 million postpetition financing facility with a syndicate of lenders led by General Electric Capital Corporation. In addition, the Debtors sought the Bankruptcy Court’s authority to use the cash generated in the ordinary course of their business, which constituted “cash collateral” securing the Debtors’ obligations to their prepetition secured lenders and prepetition secured noteholders. As adequate protection for the use of their cash collateral, the Debtors agreed to provide the prepetition secured lenders and prepetition secured noteholders with replacement liens, administrative claims and, in some cases, payment of certain interest, fees and expenses. The

(13) By order entered February 21, 2006, the Bankruptcy Court increased the amount that it initially authorized the Debtors to pay on account of such prepetition claims.

Bankruptcy Court authorized the Debtors to enter into the postpetition financing facility on an interim basis on January 4, 2006, and on a final basis on February 2, 2006. On March 13, 2006, the Bankruptcy Court entered an order amending the Final DIP Order to correct an accounting error in the calculation of the principal amount of the Revolving Credit Facility Claims. Refer to Section III.F for a more detailed explanation of the postpetition financing.

D.                                    RECOGNITION BY CANADIAN COURT

On January 3, 2006, three of the Debtors — Uniplast Industries Co., Pliant Corporation of Canada Ltd. and Pliant Packaging of Canada, LLC (the “Canadian Debtors”) — obtained an Initial Order (the “Recognition Order”) from the Ontario Superior Court of Justice (the “Canadian Court”) recognizing their chapter 11 proceedings as “foreign proceedings” pursuant to section 18.6 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended. For various reasons, including the integrated management of the Canadian Debtors with the Debtors operating in the United States, as well as the role that Uniplast Industries Co. and Pliant Packaging of Canada, LLC play in the Debtors’ overall prepetition debt structure and the requirements of the DIP Facility Agreement, the chapter 11 proceedings will function as the main proceedings with respect to the Canadian Debtors.

Nonetheless, the Recognition Order serves several crucial functions. First, the Recognition Order provides for a stay of all actions, proceedings, enforcement processes, or other rights or remedies (judicial or extra-judicial) that may be taken or exercised in Canada against any of the Canadian Debtors or their property. This includes the right of any claimant to commence or continue any seizure, attachment, realization or similar proceeding in Canada with respect to a claim or any encumbrance, lien, charge, mortgage or other security held in relation to the Canadian Debtors’ property, except with prior leave of the Canadian Court.

Second, the Recognition Order provides a framework which allows certain orders of the Bankruptcy Court to be given full force and effect in the same manner and in all respects as if they had been made by the Canadian Court. For example, by Order dated January 4, 2006 (the “First Day Recognition Order”), the Canadian Court recognized each of the various “first day” orders described above in Section IV.B entered by the Bankruptcy Court, which Orders are deemed to be in full force and effect in Canada in the same manner and in all respects as if they had been made by the Canadian Court. In particular, and as set forth in greater detail in the First Day Recognition Order, the Canadian Court specifically authorized and empowered the Canadian Debtors to guarantee the obligations of the Debtors to the DIP Facility Agent and the DIP Facility Lenders (the “Guaranteed Obligations”) under the DIP Facility Agreement and the documents delivered pursuant thereto or in connection therewith (the “DIP Facility Documents”) and to grant security for such guarantees substantially on the terms and conditions set forth in the DIP Facility Documents.

The First Day Recognition Order also provides for, among other things, a lien and security interest in favor of the DIP Facility Agent and the DIP Facility Lenders on all of the Canadian Debtors’ existing and after-acquired property and undertakings in Canada, with such security, having first-ranking priority over all of the existing and after-acquired property of the Canadian Debtors and any proceeds thereof and all other charges, encumbrances or security (subject to certain exceptions set forth in the First Day Recognition Order).

In addition, the First Day Recognition Order provides that the DIP Facility Lenders may exercise certain rights and remedies available upon default pursuant to the DIP Facility Agreement and related documents, with leave of the Canadian Court and having first provided five days’ notice to the Canadian Debtors.

Finally, pursuant to the Recognition Order, RSM Richter Inc. was appointed as information officer (the “Information Officer”) for the purpose of ensuring that Canadian stakeholders and the Canadian Court are apprised of developments in the chapter 11 proceedings. The Information Officer is required to report to the Canadian Court at least once every three months on the status of the chapter 11 proceedings, the development of any process for dealing with claims, and such other information it believes to be material. In addition, inquiries by creditors in Canada relating to the status of the proceedings may be directed to the Information Officer.

E.                                      CASE ADMINISTRATION AND RELATED ACTIVITIES

1.                                       Retention of Professionals by the Debtors’ Estates.

The Debtors applied for an order authorizing the retention of Sidley Austin LLP (“Sidley”) as its general reorganization and bankruptcy counsel under section 327(a) of the Bankruptcy Code on January 18, 2006. The order approving Sidley’s retention was entered on February 1, 2006. Sidley is to be compensated on an hourly fee basis.

The Debtors also retained Young Conaway Stargatt and Taylor LLP (“Young Conaway”) as Delaware bankruptcy co-counsel in these Chapter 11 Cases and McMillan Binch Mendelsohn LLP (“MBM”) as Canadian bankruptcy co-counsel. The applications to retain Young Conaway and MBM were both filed on January 18, 2006, and the retentions were approved by orders entered on February 1, 2006. Both Young Conaway and MBM are to be compensated on an hourly fee basis.

In addition, the Debtors have filed an application to retain Jefferies & Company, Inc. (“Jefferies”) as their financial advisors. The application to retain Jefferies was filed on February 2, 2006. The order approving Jefferies retention was entered on March 13, 2006. Jefferies is to be compensated with a $150,000 monthly fee, plus expenses. In addition, in consideration for the services to be rendered by Jefferies to the Debtors, the Debtors will pay or cause to be paid to Jefferies a success fee (the “Success Fee”) in an amount equal to the greater of (i) $2,500,000 or (ii) 1.0% of the aggregate principal amount of all restructured liabilities; provided, however, that the Success Fee shall in no event exceed $3,200,000. The first $200,000 of monthly fees actually paid to Jefferies shall be credited against any Success Fee.

To further assist them in carrying out their duties as debtors-in-possession and to otherwise represent their interests in the Chapter 11 Cases, the Debtors also retained the following professionals with the Bankruptcy Court’s approval: (i) Ernst & Young LLP, as accountants and auditors, (ii) Sonnenschein Nath & Rosenthal LLP, as special counsel, (iii) Kekst and Company, Incorporated, as corporate communications consultant, (iv) Buck Consulting, as human resource consultant, (v) Bankruptcy Services, LLC, as claims, notice and balloting agent, and (vi) Mesirow Financial Consulting LLC, as financial advisors. In addition, by order entered February 2, 2006, the Bankruptcy Court authorized the Debtors to employ various “ordinary course professionals” to assist them in operating their businesses.

2.                                       The Committee and its Advisors.

On January 13, 2006, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors (the “Committee”). The Committee is comprised of the following parties: Bank of New York, Fidelity Management and Research, Total Petrochemicals USA, Inc., Sun Chemical Corporation, Paper Converting Machine Company, BASF Corporation and Oxy Vinyls, LLP. On February 8, 2006, the Committee applied for an order authorizing the retention of Lowenstein Sandler, PC (“Lowenstein”) as its counsel under sections 328(a) and 1103 of the Bankruptcy Code. In addition on February 15, 2006, the Committee applied for an order authorizing the retention of Ashby & Geddes, P.A. (“Ashby”) as Delaware bankruptcy co-counsel. The orders approving the retentions of Lowenstein and Ashby were entered on March 9, 2006. On February 22, 2006, the Committee applied for an order to retain Kramer Capital Partners, LLC (“Kramer”) as its financial advisors. The order approving the retention of Kramer was entered on March 29, 2006.

3.                                       Other Creditor Constituencies and their Advisors.

In addition to the Committee, three unofficial ad hoc committees of noteholders are represented in these Chapter 11 Cases. The Ad Hoc Committee of First Lien Noteholders is comprised of Blackport Capital Fund Ltd., Concordia Advisors LLC, Credit Suisse First Boston, Deutsche Bank Securities Inc., Fortress Investment Group LLC, Morgan Stanley, Gruss & Co., Troob Capital Management LLC, Venor Capital Management LP, and Watershed Asset Management LLC. The Ad Hoc Committee of First Lien Noteholders is represented by Stroock & Stroock & Lavan LLP, and their financial advisors are Houlihan, Lockey, Howard & Zukin. The Ad Hoc Committee of Second Lien Noteholders is comprised of Apollo DIF Management, and certain funds managed by Tennenbaum Capital Partners, LLC. This ad hoc committee is represented by Klee, Tuchin, Bogdanoff & Stern LLP, and their financial advisor are Chanin Capital Partners. The indenture trustee under the Second Lien Notes Indenture is separately represented in these cases by Arent Fox LLP. As noted above, the Consenting Noteholders are represented by Bingham McCutchen LLP. The JP Morgan Entities are represented by O’Melveny & Myers LLP.

Pursuant to the terms of either the Final DIP Order, the Support Agreements or certain fee letters, the Debtors are obligated to pay the reasonable fees and expenses of the aforementioned legal advisors. The Debtors have received the following estimates of amounts accrued to date from the legal advisors:(14)

Professional	Estimated Accrued Fees and Expenses
Stroock & Stroock & Lavan LLP	$320,000 (Petition Date – April 2006)
Houlihan, Lockey, Howard & Zukin	$503,758 (January 7, 2006 –May 6, 2006)
Klee, Tuchin, Bogdanoff & Stern LLP	$433,724 (Petition Date – March 31, 2006)
Chanin Capital Partners	$506,069 (Petition Date – April 30, 2006)
Arent Fox LLP	$32,742 (January 12, 2006 – February 28, 2006)
Bingham McCutchen LLP	$275,000 (Petition Date – March 31, 2006)
O’Melveny & Myers LLP	$172,000 (Petition Date – March 31, 2006)

(14) These estimates do not include amounts that may have accrued before the Petition Date.

4.                                       Trade Vendor Treatment and Payments to Vendors.

(a)           Critical Trade Vendors

As part of their “first day” relief, by order entered on or about January 4, 2006 (the “Critical Vendor Order”), the Bankruptcy Court authorized the Debtors to pay the prepetition claims of certain vendors where a failure to pay such creditor’s prepetition claims would have a material impact on the Debtors’ operations (the “Critical Vendors”). Such payments to the Critical Vendors were authorized in a total amount not to exceed $18.2 million. Under the terms of the Critical Vendor Order, in return for payment of their prepetition claims, such Critical Vendors were required  to provide the Debtors with terms that were as or more favorable to the Debtors as the most favorable trade terms, practices and programs in effect between the Debtors and the Vendors in the six months prior to the Petition Date or such other favorable trade terms as were agreed upon by such parties (the “Trade Terms”). In accordance with the Critical Vendor Order, the Debtors are in the process of negotiating such Trade Terms through written agreements in an effort to normalize trade terms with the Critical Vendors.

(b)                                 Administrative Priority to Non-Critical Goods

By order entered on or about February 8, 2006, the Bankruptcy Court authorized the Debtors, in their discretion, to pay the undisputed obligations of non-critical vendors for goods received by the Debtors within the twenty day period prior to the Petition Date in the ordinary course, as such obligations come due in an amount not to exceed $4 million, provided, that upon notice to the Committee and the United States Trustee, such $4 million limit may be increased to $5 million. Such obligations are entitled to administrative priority status pursuant to section 503(b)(9) of the Bankruptcy Code.

(c)                                  Postpetition Payments to Vendors on Account of Prepetition Claims

As of April 14, 2006, the Debtors had made the following postpetition payments to suppliers on account of prepetition claims: (i) $5.9 million to Critical Vendors, (ii) $500,000 to non-Critical Vendors, (iii) $6.9 million to shippers and warehouseman, and  (iv) $2.4 to lien claimants.

5.                                       Schedules of Assets and Liabilities; Statements of Financial Affairs.

On or about March 9, 2006, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs with respect to each of the Debtors.

6.                                       Disposition of Certain Executory Contracts and Unexpired Leases.

The Debtors have not yet assumed or rejected any executory contracts or unexpired leases.

7.                                       Employees.

(a)                                  Payment of Employee Reimbursement Expenses

On January 4, 2006 the Bankruptcy Court entered an order authorizing the Debtors to pay prepetition wages and other benefits to their employees (the “Wage Order”). The Wage Order authorized, among other things, the Debtors to reimburse employees for expenses incurred prior to January 3, 2006 on behalf of the Debtors in the scope of their employment, and to continue to reimburse employees for any and all such expenses incurred on or after January 3, 2006 (as routinely done prior to the Petition Date). With respect to expenses incurred prior to January 3, 2006 (the “Prepetition Reimbursements”), the Wage Order provided that (i) the Debtors could reimburse such expenses up to a total cap of $150,000 and (ii) the Debtors could only pay each of their employees a maximum of $10,000 on account of Prepetition Reimbursements, wages and other forms of compensation and benefits that are directly payable to the employee.

On January 13, 2006, the Debtors filed a supplemental motion (the “Supplemental Reimbursement Motion”) because upon further consideration, it appeared that (i) certain employees may have had claims for Prepetition Reimbursements that exceeded $10,000 and (ii) the Debtors actually owed over $150,000 in Prepetition Reimbursements. Accordingly, by the Supplemental Reimbursement Motion, the Debtors requested authority to fully reimburse employees for prepetition reimbursable expenses up to a revised cap of $500,000, even where doing so would result in having to pay individual employees more than $10,000. By order entered on or about February 1, 2006, the Bankruptcy Court granted the relief requested in the Supplemental Reimbursement Motion.

(b)                                 Approval of Certain Employee Severance Plans

On January 31, 2006, the Debtors filed a supplemental motion (the “Supplemental Severance Motion”) further clarifying the scope of their severance program and requesting authority to make severance payments to certain of their non-union, non-insider U.S. employees on the terms set forth in the Supplemental Severance Motion. By order entered February 21, 2006, the Bankruptcy Court granted the Supplemental Severance Motion.

(c)                                  Approval of Certain Management Incentive Plan Payments

On February 23, 2006, the Debtors filed a motion (the “MIP Motion”) seeking approval to make certain incentive payments to 100 management-level employees consistent with the Debtors’ 2005 Management Incentive Compensation Plan (“MIP”). On March 14, 2006, over the objections of the United States Trustee and the Ad Hoc Committee of Second Lien Noteholders, the Bankruptcy Court granted substantially all of the relief requested by the Debtors in the MIP Motion. Although the Debtors were not permitted to pay the full MIP award to certain employees, the Bankruptcy Court’s order permitted the Debtors to seek payment of such unpaid portions pursuant to the Plan.

8.                                       Funding of Certain Non-Debtor Subsidiaries.

By order entered on or about February 1, 2006, the Bankruptcy Court authorized the Debtors to continue to advance funds in an aggregate amount not to exceed $2.1 million to certain of their non-debtor foreign subsidiaries including: Aspen Industrial, S.A. de C.V., Jacinto Mexico, S.A. de C.V., Pliant de Mexico, S.A. de C.V. and Pliant Film Products GmbH.

9.                                       Insurance Motion.

By order entered on or about February 1, 2006, the Bankruptcy Court authorized the Debtors to continue to make installment payments to AFCO Credit Corporation (“AFCO”) pursuant to that certain prepetition insurance premium financing arrangement between Pliant and AFCO. This agreement is necessary to enable the Debtors to maintain essential insurance coverage on favorable terms.

10.                                 Filed Claims and Bar Date.

By order entered March 9, 2006, the Bankruptcy Court set May 5, 2006 at 4:00 p.m. (EST) as the final date and time for filing certain proofs of claim in these Chapter 11 Cases.

V. THE PLAN OF REORGANIZATION

A.                                    GENERAL

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor’s assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor’s Chapter 11 case.

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the Plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of prepetition equity security holders.

The confirmation requirements of section 1129(a) of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, notwithstanding the combination of the separate plans of reorganization of all Debtors in this Plan for purposes of, among other things, economy and efficiency, the Plan shall be deemed a separate Chapter 11 plan for each such Debtor.

THE FOLLOWING SECTIONS SUMMARIZE CERTAIN KEY INFORMATION CONTAINED IN THE PLAN. THIS SUMMARY REFERS TO, AND IS QUALIFIED IN ITS ENTIRETY BY, REFERENCE TO THE PLAN, A COPY OF WHICH

IS ATTACHED HERETO AS EXHIBIT A. THE TERMS OF THE PLAN WILL GOVERN IN THE EVENT ANY INCONSISTENCY ARISES BETWEEN THIS SUMMARY AND THE PLAN. THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN DO NOT YET BIND ANY PERSON OR ENTITY. IF THE BANKRUPTCY COURT DOES CONFIRM THE PLAN, HOWEVER, THEN IT WILL BIND ALL CLAIM AND INTEREST HOLDERS.

CAPITALIZED TERMS USED IN THIS SECTION V OF THE DISCLOSURE STATEMENT THAT ARE NOT OTHERWISE DEFINED IN THIS SECTION V OF THE DISCLOSURE STATEMENT SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.

B.                                    CLASSIFICATION AND ALLOWANCE OF CLAIMS & EQUITY INTERESTS GENERALLY.

1.                                       Classification and Allowance.

Section 1123 of the Bankruptcy Code provides that, except for administrative expense claims and priority tax claims, a plan of reorganization must categorize claims against and equity interests in a debtor into individual classes. Although the Bankruptcy Code gives a debtor significant flexibility in classifying claims and interests, section 1122 of the Bankruptcy Code dictates that a plan of reorganization may only place a claim or an equity interest into a class containing claims or equity interests that are substantially similar.

The Plan creates numerous  “Classes” of Claims and Interests. These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors. Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan, but are treated separately as unclassified Claims.

The Plan provides specific treatment for each Class of Claims and Interests. Only holders of Allowed Claims and Interests are entitled to vote on and receive distributions under the Plan.

Unless otherwise provided in the Plan or the Confirmation Order, the treatment of any Claim or Interest under the Plan will be in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim or Interest.

C.                                    PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP FACILITY CLAIMS AND PRIORITY TAX CLAIMS

1.                                       Administrative Expense Claims.

Administrative Expense Claims are any claims for the payment of administrative expenses, defined in the Plan as any Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b) and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors in Possession (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331, 363 or 503(b) of the Bankruptcy Code; (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases; (d) any payment to be made under the Plan or otherwise to cure a default on an assumed executory contract or unexpired lease; (e) the indenture trustees’ reasonable fees and expenses under the terms of the respective indentures and pursuant to section 12.5 of the Plan; and (f) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code.

The Bankruptcy Code does not require that administrative expense claims be classified under a plan. It does, however, require that allowed administrative expense claims be paid in full in cash in order for a plan to be confirmed, unless the holder of such claim consents to different treatment.

Pursuant to the Plan and subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, each Allowed Administrative Expense Claim shall be paid by the Debtors, at their election, in full, in Cash, at the Debtors’ option: (i) on the Effective Date, (ii) on the date upon which such Administrative Expense Claim becomes an Allowed Claim, (iii) in the ordinary course of business as such claims become due; provided, however, that Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations or (iv) on such other date as may be agreed upon between the Holder of such Allowed Administrative Expense Claim and the Debtors.

Notwithstanding anything to the contrary, Allowed Administrative Expense Claims representing the Debtors’ postpetition liabilities incurred in the ordinary course of business will continue to be paid by the Debtors during the Chapter 11 Cases in accordance with the terms and conditions of the particular transactions and any agreement or Court order relating thereto.

Each Allowed Administrative Expense Claim will be paid from, and to the extent of available assets of, the respective Debtor’s Estate to which such Claim applies or has been allocated. To the extent that an Administrative Expense Claim is Allowed against the Estate of more than one Debtor, there shall be only a single recovery on account of such Allowed Claim.

As set forth in Section II.B, the Debtors estimate that the Allowed amount of Administrative Expense Claims as of their emergence from Chapter 11 will be approximately $114.6 million. This amount is comprised of approximately $17.9 million of Administrative Expense Claims arising under section 503(b)(9) of the Bankruptcy Code and approximately $96.8 million of post-petition accounts payable and accrued liabilities. Of the $96.8 million attributable to accounts payable and accrued liabilities, approximately 73% of such amount is on account of raw materials and packaging, approximately 5% is on account of freight, approximately 8% is on account of utilities, approximately 1% is on account of MRO (Maintenance, Repair and Operating Supplies), and the remaining 13% is on account of miscellaneous accounts payable, including, among other items, commissions and lease payments.

2.                                       DIP Facility Claims.

Pursuant to the Plan, on the Effective Date, all amounts owed by any Debtor under the DIP Facility Agreement (including, without limitation, all loans and all fees and expenses payable thereunder) shall be paid in full in Cash and the Commitments (as defined in the DIP Facility Agreement) under the DIP Facility Agreement shall be cancelled. In addition, on the Effective Date, any unexpired letters of credit outstanding under the DIP Facility Agreement shall be either (i) returned to the applicable DIP Facility Lender and cancelled without having been drawn or (ii) replaced with back-to-back letters of credit and/or cash collateralized in an amount equal to 105% of the aggregate letter of credit exposure (i.e., the sum of (x) the aggregate undrawn amount of all outstanding letters of credit and (y) all amounts drawn under such letters of credit and not then reimbursed), in each case as provided for in accordance with the DIP Facility Agreement.

3.                                       Priority Tax Claims.

Priority Tax Claims are Allowed Claims of governmental units for taxes owed by the Debtors that are entitled to priority in payment pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code.

The taxes entitled to priority are (a) taxes on income or gross receipts that meet the requirements of section 507(a)(8)(A), (b) property taxes meeting the requirements of section 507(a)(8)(B), (c) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in section 507(a)(8)(C), (d) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(4), to the extent such taxes also meet the requirements of section 507(a)(8)(D), (e) excise taxes of the kind specified in section 507(a)(8)(E), (f) customs duties arising out of the importation of merchandise that meet the requirements of section 507(a)(8)(F), and (g) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in section 507(a)(8)(G).

The Bankruptcy Code does not require that priority tax claims be classified under a plan. It does, however, require that such claims receive the treatment described below in order for a plan to be confirmed unless the holder of such claims consents to different treatment.

Pursuant to the Plan, on or as soon as reasonably practicable after (i) the Effective Date if such Priority Tax Claim is an Allowed Priority Tax Claim or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors: (a) Cash equal to the amount of such Allowed Priority Tax Claim; (b) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (c) such Claim will be otherwise treated in any other manner such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code; further provided, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

D.                                    NON-SUBSTANTIVE CONSOLIDATION AND CLASSIFICATION OF CLAIMS

The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ estates, and on the Effective Date, the Debtors’ estates shall not be deemed to be substantively consolidated for purposes thereof. Allowed Claims held against one Debtor will be satisfied solely from the Cash and assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds shall be advanced to the relevant Debtors by the Estate of Pliant. Except as specifically set forth in the Plan, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor.

Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s case, will be treated as a separate claim against each Debtor’s estate, provided, however, that no Holder shall be entitled to received more than payment in full of its Allowed Claim (plus postpetition interest, if and to the extent provided in the Plan), and such Claims will be administered and treated in the manner provided in the Plan.

The categories of Claims and Interests listed below, which exclude Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims in accordance with section 1123(a)(1) of the Bankruptcy Code, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 3	Revolving Credit Facility Claims	Impaired(15)	Yes
Class 4	First Lien Note Claims	Unimpaired	No (deemed to accept)
Class 5	Second Lien Note Claims	Unimpaired	No (deemed to accept)
Class 6	General Unsecured Claims	Unimpaired	No (deemed to accept)
Class 7	Old Note Claims	Impaired	Yes
Class 8	Intercompany Claims	Impaired	Yes
Class 9	Series A Preferred Stock Interests	Impaired	Yes
Class 10	Series B Preferred Stock Interests	Impaired	Yes
Class 11	Outstanding Common Stock Interests	Impaired	Yes
Class 12	Other Outstanding Common Stock Interests	Impaired	No (deemed to reject)

E.                                      PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

The classification and treatment of Claims against and Interests in the various Debtors are set forth in detail in the Plan. A summary of that treatment is provided below.

(15) The Debtors reserve the right to seek a determination at the hearing on Confirmation that the Revolving Credit Facility Claims are Unimpaired and deemed to have accepted the Plan.

1.                                       Priority Non-Tax Claims (Class 1).

Priority Non-Tax Claims are Claims other than Administrative Expense Claims, DIP Facility Claims or Priority Tax Claims, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

All Holders of Allowed Claims in this Class will have their Claims Reinstated. Such Claims are unimpaired under the Plan, and the Holders of such Claims are not entitled to vote on the Plan.

2.                                       Other Secured Claims (Class 2).

Other Secured Claims are Claims (other than an Administrative Expense Claim, DIP Facility Claim or Revolving Credit Facility Claim) that are secured by a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

All Holders of Allowed Claims in this Class will have their Claims Reinstated. Such Claims are unimpaired under the Plan, and the Holders of such Claims are not entitled to vote on the Plan.

3.                                       Revolving Credit Facility Claims (Class 3).

Revolving Credit Facility Claims are all Claims of the Revolving Credit Facility Lenders under the Revolving Credit Facility Agreement, which Claims shall be deemed, pursuant to section 506 of the Bankruptcy Code, Allowed pursuant to this Plan in the aggregate principal amount of $130,953,697, plus (a) (i) unpaid interest thereon through the Effective Date at the non-default contract rate and (ii) all fees and expenses payable in respect of such Claims under the Revolving Credit Facility Agreement and minus (b) amounts repaid prior to the Effective Date, if any.

All Holders of Allowed Claims in this Class will be paid in full, including, without limitation, all interest accrued at the non-default contract rate and any unpaid professionals fees and expenses, as provided for in the Revolving Credit Facility Agreement.

The Debtors have treated such Claims as Impaired under the Plan, and the Holders of such Claims are entitled to vote on the Plan. However, the Debtors reserve the right to seek a determination at the hearing on Confirmation that the Revolving Credit Facility Claims are Unimpaired and deemed to have accepted the Plan.

4.                                       First Lien Note Claims (Class 4).

First Lien Note Claims are Claims arising under or evidenced by the 11 5/8% senior secured notes due 2009, in what the Debtors believe to be the aggregate principal amount of approximately $269,755,013 as of the Petition Date, and the remaining 11 1/8% Senior Secured Notes due 2009, in what the Debtors believe to be the aggregate principal amount of approximately

$7,032,673 as of the Petition Date, or the First Lien Notes Indenture and related documents, including any Claim of the First Lien Indenture Trustee.

All Holders of Allowed Claims in this Class will have their Claims Reinstated by way of a reaffirmation by the Reorganized Debtors of the First Lien Notes Indenture and the First Lien Notes in accordance with their terms, and compliance on the Effective Date with section 1124 of the Bankruptcy Code, including, without limitation, the payment of all reasonable fees, costs and charges owing to each Holder of a First Lien Note Claim. In addition, to the extent the reasonable fees and expenses of counsel to the ad hoc committee of Holders of First Lien Note Claims are not paid pursuant to the Final DIP Order, such fees shall be paid on the Effective Date of the Plan or as soon as practicable thereafter.

5.                                       Second Lien Note Claims (Class 5).

Second Lien Note Claims are Claims arising under or evidenced by the 11 1/8% senior secured notes due 2009 or the Second Lien Notes Indenture and related documents, including any Claim of the Second Lien Indenture Trustee.

All Holders of Allowed Claims in this Class will have their Claims Reinstated by way of a reaffirmation by the Reorganized Debtors of the Second Lien Notes Indenture and the Second Lien Notes in accordance with their terms, and compliance on the Effective Date with section 1124 of the Bankruptcy Code, including, without limitation, the payment of Cash on the Effective Date in an amount equal to interest accrued at the contract rate (together with interest on overdue installments of interest at the same rate, to the extent allowable) as specified in the Second Lien Notes Indenture and the Second Lien Notes through the last payment date immediately preceding the Effective Date and the payment of all reasonable fees, costs and charges owing to the Second Lien Indenture Trustee and each Holder of a Second Lien Note Claim to the extent provided for, and allowable, under the Second Lien Notes Indenture or provided for under the Final DIP Order.

6.                                       General Unsecured Claims (Class 6).

General Unsecured Claims are Claims against the Debtors that are not Administrative Expense Claims, DIP Facility Claims, Priority Tax Claims, Priority Non-Tax Claims, Other Secured Claims, Revolving Credit Facility Claims, First Lien Note Claims, Second Lien Note Claims, Intercompany Claims or Old Note Claims, and shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of the Plan or otherwise.

All Holders of Allowed Claims in this Class will have their Claims Reinstated and shall receive payment in full. Moreover, all potential preference actions arising under section 547 of the Bankruptcy Code against creditors in this Class shall be waived as provided in Section 10.5 of the Plan. General Unsecured Claims are not Impaired under the Plan, and the Holders of such Claims are not entitled to vote on the Plan.

7.                                       Old Note Claims (Class 7).

Old Note Claims are Claims arising under or evidenced by the 13.0% unsecured senior subordinated notes due 2010 and other claims arising under the Old Notes Indentures and related documents, including any Claim of the Old Indenture Trustee.

All Holders of Allowed Claims in this Class will receive:

(a)                                  their Pro Rata share of the additional First Lien Notes to be issued by New Pliant as of the Effective Date in the aggregate principal amount of $20 million, subject to downward adjustment to reflect rounding of Pro Rata interests to the nearest $1,000, (the “Tack-On Notes”) as consideration for the accrued and unpaid interest payment due on December 1, 2005 under the Old Notes Indentures; provided, however, that in the event that the grant of Tack-On Notes as provided in section 3.2(g) of the Plan results in a determination by the Bankruptcy Court that the First Lien Note Claims or the Second Lien Note Claims are impaired within the meaning of section 1124 of the Bankruptcy Code, each such Holder shall not receive the Tack-On Notes but shall instead receive its Pro Rata Share of new 13% unsecured senior subordinated notes in the aggregate principal amount of $35 million, subject to downward adjustment to reflect rounding of Pro Rata interests to the nearest $1,000, due 2010, to be issued by New Pliant (the “New Senior Subordinated Notes”) which, together with the consideration identified in (b) and (c) below, shall be in exchange for the Old Notes;

(b)                                 their Pro Rata share of 77.5% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date; provided, however, that if the grant of Bondholder Additional Consideration (as defined below in subsection (d)) results in a determination by the Bankruptcy Court that the First Lien Note Claims or the Second Lien Note Claims are impaired within the meaning of section 1124 of the Bankruptcy Code, then Holders will receive their Pro Rata share of 80% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date (the “Bondholder Series AA Preferred Stock”);

(c)                                  their Pro Rata share of thirty percent (30%) of New Common Stock; and

(d)                                 if Class 7 accepts the Plan, an amount in Cash equal to one percent (1%) of the principal amount of Old Notes held by a Holder of an Old Note Claim (the “Bondholder Additional Consideration”); provided, however, that in the event that the grant of Bondholder Additional Consideration pursuant to this section results in a determination by the Bankruptcy Court that the First Lien Note Claims or the Second Lien Note Claims are impaired within the meaning of section 1124 of the Bankruptcy Code, such Holder shall not be entitled to any Bondholder Additional Consideration.

In addition, Class 7 shall receive Cash in an amount equal to the Consenting Noteholders’ Professional Fees, which Cash shall be paid directly by Pliant to the professionals incurring such fees; provided, however, that in the event the payment of the Consenting Noteholders’ Professional Fees is challenged and the Bankruptcy Courts finds First Lien Impairment or Second Lien Impairment then the Consenting Noteholders’ Professional Fees shall not be paid.

Old Note Claims are Impaired under the Plan, and the Holders of such Claims are entitled to vote on the Plan.

The Plan provides for alternative treatments of Old Note Claims in the event the Bankruptcy Court makes certain determinations concerning the impairment under the Plan of the First Lien Note Claims and Second Lien Note Claims. Accordingly, based upon the outcome of these determinations, in addition to other consideration, the Holders of Old Notes could receive any combination of the following:

1.                                      $20 million of First Lien Tack-On Notes, which are secured notes, OR $35 million of New Senior Subordinated Notes, which are unsecured notes; AND

2.                                      if Class 7 accepts the Plan, Cash equal to 1% of the principal amount of your Old Notes OR an additional 2.5% of Series AA Preferred Stock.

8.                                       Intercompany Claims (Class 8).

Intercompany Claims are all prepetition Claims against any of the Debtors held by a Debtor or a Non-Debtor Affiliate.

Pursuant to the terms of the Plan, on the Effective Date, at the option of the Debtors, all Intercompany Claims in Class 8 shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account of such portion under the Plan, provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement at the option of the Debtors. Any and all Class 8 Claims, or portions thereof, being extinguished and, to the extent, if any, such Claims are being contributed to capital or treated in another manner as permitted in the Plan, are set forth in Exhibit M to the Plan.

As set forth on Exhibit M to the Plan, the Debtors have determined as of the filing of this Disclosure Statement to contribute to capital certain net intercompany balances owing to Pliant by each of Pliant Film Products of Mexico, Inc., Pliant Solutions Corporation and Uniplast Holdings Inc. As set forth in the Plan, in the event the Debtors decide to extinguish any additional intercompany balances and/or contribute any additional intercompany balances to capital, they will supplement Exhibit M to the Plan.

9.                                       Series A Preferred Stock Interests (Class 9).

Series A Preferred Stock Interests are Interests relating to (i) Series A Cumulative Exchangeable Redeemable Preferred Stock of Pliant and (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

All Holders of Allowed Interests in this Class will receive their Pro Rata share of: (i) 22.5% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date, provided, however, that if the grant of Bondholder Additional Consideration as provided in Section 3.2(g) of the Plan results in a determination by the Bankruptcy Court that the First Lien Note Claims or the Second Lien Note Claims are impaired within the meaning of section 1124 of the Bankruptcy Code, Holders of Allowed Interests in this Class will receive 20% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date, and (ii) 28% of New Common Stock, provided, however, that in the event that any of the Stock Options are exercised pursuant to section 5.16 of the Plan and the exercise thereof would cause a “Change of Control,” as defined by either the First Lien Notes Indenture or the Second Lien Notes Indenture, to occur upon consummation of the Plan, then such percentage may be decreased by up to 2.5% of New Common Stock to avoid such Change of Control. Such decrease will be limited to no more than the percentage necessary to avoid a Change of Control under both the First Lien Notes Indenture and the Second Lien Notes Indenture.

Series A Preferred Stock Interests are impaired under the Plan, and the Holders of such Interests are entitled to vote on the Plan.

10.                                 Series B Preferred Stock Interests (Class 10).

Series B Preferred Stock Interests are Interests relating to (i) Series B Redeemable Preferred Stock of Pliant and (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

Pursuant to the terms of the Plan, all former directors or officers of the Debtors who are Holders of Allowed Interests in this Class shall receive an amount equal to $5,258 per share in Cash on account of each vested share, or portion thereof, of Series B Preferred Stock held by such Holder. Holders of Series B Preferred Stock who are current directors or officers of the Debtors as of the Effective Date shall agree to forego any distribution as provided for in Section 3.3(b) of the Plan in consideration for their eligibility to participate in one or more of the Reorganized Debtors’ incentive programs. All unvested Series B Preferred Stock Interests shall be cancelled, annulled and extinguished, and the Holders thereof shall not be entitled to any distribution on account of such unvested shares.

The amount of Cash attributed to each share of Series B Preferred Stock is based upon the liquidation preference such Holders would receive pursuant to Pliant’s articles of incorporation, which generally governs the rights and preferences of the Series B Preferred Stock. The Debtors’ calculation of the Cash attributed to each share of Series B Preferred Stock is based upon the implied reorganization equity value of the Debtors, which is derived from the midpoint of the TEV Range set forth in Part VIII.B. The Debtors estimate that the actual amount to be paid on account of all Allowed Interests in this Class will be approximately $75,000.

Such Series B Preferred Stock Interests are impaired under the Plan, and the Holders of such Interests are entitled to vote on the Plan.

11.                                 Outstanding Common Stock Interests (Class 11).

Outstanding Common Stock Interests are Interests of each owner of the common stock of Pliant issued and outstanding as of the Petition Date. In addition, Outstanding Common Stock Interests include warrants for the purchase of common stock of Pliant that have not expired by their terms or by agreement of Pliant and the Holder thereof (the “Warrants”). The Warrants have an exercise price of .01 per share. The Warrants shall be deemed to be exercised pursuant to section 5.16 of the Plan. Outstanding Common Stock Interests also include any Claims that are subordinated pursuant to section 510(b) of the Bankruptcy Code to the same priority as common stock. Finally, Outstanding Common Stock Interests include the exercised and vested options to purchase common stock of Pliant that were granted by Pliant to certain present and former employees, which have not expired by their terms or by agreement between Pliant and the Holder thereof (the “Stock Options”). Pursuant to Section 5.16 of the Plan, the Holder of a Stock Option may exercise its Stock Option by tendering to Pliant the contractual exercise price on or prior to the Effective Date of the Plan and by complying with certain other requirements (as set forth in Section 5.16 of the Plan). Accordingly, Class 11 only includes the following categories of Interests: (i) Pliant common stock; (ii) the Warrants, which shall be deemed to be exercised; (iii) claims that are subordinated pursuant to section 510(b) of the Bankruptcy Code; and (iv) vested and exercised Stock Options.

All Holders of Allowed Interests in this Class will receive their Pro Rata share of 42% of New Common Stock (the “New Equity Common Stock”). However, in the event that any of the Stock Options are exercised pursuant to section 5.16 of the Plan and the exercise thereof would cause a “Change of Control,” as defined by either the First Lien Notes Indenture or the Second Lien Notes Indenture, to occur upon consummation of the Plan, then such percentage distributed to Holders of Outstanding Common Stock Interests may be increased up to 2.5% of New Common Stock to avoid such Change of Control. Such increase will be limited to no more than the percentage necessary to avoid a Change of Control under both the First Lien Notes Indenture and the Second Lien Notes Indenture. In addition, each Holder of an Allowed Outstanding Common Stock Interest resulting from the subordination under section 510(b) of the Bankruptcy Code of a Claim shall be only entitled to receive a distribution of New Equity Common Stock in respect of the capital stock held by such Holder that is related to such Claim. Such Interests are impaired under the Plan, and the Holders of such Interests are entitled to vote on the Plan.

12.                                 Other Outstanding Common Stock Interests (Class 12).

Other Outstanding Common Stock Interests are any calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised stock options, unvested common stock, unvested preferred stock or any other agreements of any character related to the common stock of Pliant, but do not include Outstanding Common Stock.

No distributions shall be made on account of Interests in this Class, and all such Interests shall be cancelled, annulled and extinguished on the Effective Date. Such Interests are impaired and do not receive or retain any property under the Plan. Accordingly, Holders of such Interests are conclusively presumed to reject the Plan and are not entitled to vote.

Nothing contained in section 3.3(d) of the Plan shall impact a party’s right to assert valid defenses related to Other Outstanding Common Stock Interests, if any, pursuant to applicable law; provided, however, that no affirmative recovery may be obtained on account of such defenses.

F.                                      IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS THAT ARE IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN

1.                                       Holders of Claims and Interests Entitled to Vote.

Each of Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 4 (First Lien Note Claims), Class 5 (Second Lien Note Claims) and Class 6 (General Unsecured Claims) is Unimpaired by the Plan and the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

Each of Class 3 (Revolving Credit Facility Claims), Class 7 (Old Note Claims), Class 8 (Intercompany Claims), Class 9 (Series A Preferred Stock Interests), Class 10 (Series B Preferred Stock Interests) and Class 11 (Outstanding Common Stock Interests) is Impaired and the holders of Allowed Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.

Class 12 (Other Outstanding Common Stock Interests) is Impaired by the Plan, and the Holders of Interests in this Class will not receive or retain any property under the Plan on account of such Interests. Accordingly, Holders of Interests in Class 12 are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

2.                                       Acceptance by an Impaired Class.

In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted the Plan if the Plan is accepted by Holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class that have timely and properly voted to accept or reject the Plan.

3.                                       Nonconsensual Confirmation.

With respect to the Impaired Class of Interests that is deemed to reject the Plan (Class 12) and any other Class of Claims or Interests that votes to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

G.                                    MEANS OF IMPLEMENTATION

1.                                       Reincorporation of Pliant in Delaware.

The Plan contemplates the reincorporation of Pliant in Delaware. Accordingly, it provides that prior to the Effective Date, a new wholly-owned subsidiary of Pliant – Pliant Corporation, a Delaware corporation – shall be incorporated as a Delaware corporation. On the Effective Date, Pliant shall merge with and into New Pliant, with New Pliant surviving the Merger and all issued and outstanding capital stock in Pliant shall be exchanged in the Merger for the New Common Stock and Series AA Preferred Stock to be distributed to the Holders of Series A Preferred Stock Interests and Outstanding Common Stock Interests as provided for in Sections 5.3(a)(ii) and (iii) and 5.3(c)(2) of the Plan. As provided in Section 5.8 of the Plan, all capital stock in Pliant, including the capital stock so exchanged, and all rights relating thereto, including, but not limited to, any rights that would cause Pliant to repurchase capital stock, shall be extinguished. In addition, immediately after the consummation of the Merger, New Pliant shall issue (1) the Tack-On Notes, if permitted under the Plan, to the Holders of Allowed Old Note Claims in consideration of the accrued and unpaid interest on the Old Notes and (2) the New Common Stock, Series AA Preferred Stock and, if the Tack-On Notes are not issued, the New Senior Subordinated Notes to the Holders of Allowed Old Note Claims as provided in Sections 5.3(a)(i), 5.3(c)(1), 5.4 and 5.5 of the Plan, as well as the Bondholder Additional Consideration to the extent permitted under the Plan, as provided in Section 3.2(g)(iv) of the Plan.

2.                                       New Pliant Securities and Corporate Governance.

(a)                                  New Common Stock.

(i)                                     Issuance

On the Effective Date, New Pliant will issue shares of New Common Stock. Concurrently with such issuance, New Pliant shall distribute (1) thirty percent (30%) of New Common Stock to the Old Notes Indenture Trustee for further distribution to the Holders of Allowed Old Note Claims on a Pro Rata basis, (2) up to 28% of New Common Stock to the Holders of Series A Preferred Stock Interests on a Pro Rata basis, and (3) at least 42% of New Common Stock to the Holders of Outstanding Common Stock of Pliant. Distribution of such New Common Stock shall be deemed complete upon delivery of one or more share certificates representing such shares as described in the Plan. The Certificate of Incorporation, substantially in the form of Exhibit A to the Plan, sets forth the rights and preferences of the New Common Stock. Article IX of this Disclosure Statement contains a more complete description of the New Common Stock to be issued under the Plan.

(ii)                                  New Pliant Stockholders Agreement

On the Effective Date, New Pliant and the holders of New Common Stock shall enter into the New Pliant Stockholders Agreement, substantially in the form set forth in Exhibit C to the Plan. The New Pliant Stockholders Agreement shall be binding on all parties receiving New Common Stock regardless of whether such parties execute the New Pliant Stockholders Agreement. As provided for in the New Pliant Stockholders Agreement and as qualified in its entirety by the terms contained therein, the New Pliant Stockholders Agreement shall generally provide, among other things: (a) that the holders of New Common Stock shall be entitled to, among other things, certain preemptive rights and shall be subject to certain “drag-along” provisions, all as set forth in the New Pliant Stockholders Agreement; and (b) that New Pliant shall be obligated to effect a public offering of the New Common Stock, after the date that is three (3) years following the Effective Date, at the direction of the holders of a majority of the shares of New Common Stock issued to the JP Morgan Entities, certain other Holders of Series A Preferred Stock and Holders of Old Note Claims under the Plan. Article IX of this Disclosure Statement contains a more complete description of the New Pliant Stockholders Agreement.

(b)                                 Series AA Preferred Stock.

(i)                                     Issuance

On the Effective Date, New Pliant shall issue 335,600 shares of Series AA Preferred Stock. Concurrently with such issuance, New Pliant shall distribute (1) the Bondholder Series AA Preferred Stock to the Old Notes Indenture Trustee for further distribution to the Holders of Allowed Old Note Claims on a Pro Rata basis and (2) the Series A/Series AA Preferred Stock to the Holders of Series A Preferred Stock Interests on a Pro Rata basis. Distribution of such Series AA Preferred Stock shall be deemed complete upon delivery of one or more share certificates representing such shares as described in the Plan.

(ii)                                  Certain Rights of Series AA Preferred Stock

The Certificate of Incorporation of New Pliant, substantially in the form annexed as Exhibit A to the Plan, sets forth the rights and preferences of the holders of Series AA Preferred Stock. First, the Certificate of Incorporation shall generally provide that the holders of the Series AA Preferred Stock shall have the right to elect 2 out of 7 member’s of New Pliant’s Board of Directors (the “Series AA Directors”). As more fully set forth in the Certificate of Incorporation and subject to the exceptions contained therein, following the fourth anniversary of the Effective Date, the Series AA Directors shall have certain supermajority voting rights that will permit them to initiate a sale of New Pliant and to control any vote of the board of directors relating thereto.

Second, the Certificate of Incorporation shall generally provide that if the Series AA Preferred Stock is not redeemed within five (5) years after the Effective Date of the Plan, the holders of at least 40% of the Series AA Preferred Stock shall have certain rights, subject to certain exceptions, to cause all of the outstanding Series AA Preferred Stock to be converted into 99.9% of the fully diluted New Common Stock, and the holders of Series AA Preferred Stock, voting separately as a class, shall have the right to appoint a majority of the board of directors of New Pliant without converting the Series AA Preferred Stock to New Common Stock.

Third, in the event that New Pliant seeks to sell all or substantially all of its assets, the approval of the holders of at least two-thirds (2/3) of all of the Series AA Preferred Stock shall be required.

Finally, in the event that New Pliant seeks to effect a merger, then, subject to certain exceptions contained in the Certificate of Incorporation, the approval of the holders of at least two-thirds (2/3) of the Series AA Preferred Stock shall be required. Article IX of this Disclosure Statement contains a more complete description of the Series AA Preferred Stock to be issued under the Plan.

(iii)                               Registration

On the Effective Date, New Pliant, the Holders of Old Note Claims, the JP Morgan Entities and certain other holders of Series AA Preferred Stock shall enter into the Series AA Registration Rights Agreement substantially in the form set forth in Exhibit D to the Plan. Pursuant to the terms of the Series AA Registration Rights Agreement and as qualified in its entirety by the terms contained therein, under certain circumstances, New Pliant shall be obligated to register an underwritten public offering of the Series AA Preferred Stock at the direction of holders of a majority of the shares of Series AA Preferred Stock issued to the Holders of Old Note Claims under the Plan given at any time following the nine-month anniversary and prior to the second anniversary of the Effective Date.

The Holders of Old Note Claims and certain other holders of Series AA Preferred Stock shall become parties to the Series AA Registration Rights Agreement, which shall be binding on such holders regardless of whether such parties execute the Series AA Registration Rights Agreement. Article IX of this Disclosure Statement contains a more complete description of the Series AA Registration Rights Agreement.

3.                                       Issuance of Tack-On Notes.

If and to the extent required by Section 3.2(g) of the Plan, New Pliant shall issue and distribute the Tack-On Notes, substantially in the form annexed as Exhibit F to the Plan, to the Old Notes Indenture Trustee, on behalf of all Holders of Old Notes, for ultimate distribution Pro Rata to each Holder of an Old Note Claim unless the Bankruptcy Court determines that issuance of the Tack-On Notes will result in  a determination by the Bankruptcy Court that the First Lien Note Claims or the Second Lien Note Claims are impaired within the meaning of section 1124 of the Bankruptcy Code. The Tack-On Notes shall have an aggregate original principal amount of $20,000,000, subject to downward adjustment to reflect rounding of Pro Rata interests to the nearest

$1,000, shall be issued under the First Lien Notes Indenture, and shall benefit from all of the rights and privileges contained therein. In the event that New Pliant does not issue the Tack-On Notes, it shall issue the New Senior Subordinated Notes as described below.

4.                                       Issuance of New Senior Subordinated Notes.

If and to the extent required by Section 3.2(g) of the Plan, in the event that New Pliant does not issue the Tack-On Notes due to a determination by the Bankruptcy Court that the First Lien Note Claims or the Second Lien Note Claims are impaired within the meaning of section 1124 of the Bankruptcy Code, then New Pliant shall instead issue and distribute the New Senior Subordinated Notes, substantially in the form annexed as Exhibit G to the Plan, to the Old Notes Indenture Trustee, on behalf of all Holders of Old Notes, for ultimate distribution Pro Rata to each Holder of an Old Note Claim. The New Senior Subordinated Notes shall have an aggregate original principal amount of $35,000,000, subject to downward adjustment to reflect rounding of Pro Rata interests to the nearest $1,000, shall mature in 2010 and shall accrue payment in kind interest at a rate of 13% per annum for the first year following issuance and semi-annual cash pay interest at a rate of 13%  per annum thereafter. The New Senior Subordinated Notes shall be subject to New Pliant’s right, which shall be assignable, to refinance the New Senior Subordinated Notes during the first year after the issuance of the New Senior Subordinated Notes by tendering to the holders of the New Senior Subordinated Notes, Cash in an amount equal to (i) $20,000,000 plus (ii) interest accrued at a rate of 13% per annum from the date of issuance through the date of payment on a principal amount of $20,000,000 minus (iii) any interest previously paid in Cash on the New Senior Subordinated Notes. The New Senior Subordinated Notes shall be issued pursuant to the New Senior Subordinated Notes Indenture, a form of which is attached to the Plan as Exhibit K.

5.                                       Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

Pursuant to Section 5.6 of the Plan, after the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except as provided in Section 5.2 of the Plan and except to the extent such certificates or articles of incorporation and by-laws are to be amended pursuant to the terms of the Plan. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise. For the avoidance of doubt, after the Effective Date of the Plan, the obligations of each Debtor indebted under the First Lien Notes Indenture and the Second Lien Notes Indenture shall remain the obligations of the respective Reorganized Debtors, and the obligations of Pliant under the First Lien Notes Indenture and the Second Lien Notes Indenture shall be the obligations of New Pliant. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

6.                                       Corporate Governance, Directors, Officers and Corporate Action.

(a)                                  Certificates or Articles of Incorporation and By-Laws.

As provided in Section 5.7(a) of the Plan, the certificates or articles of incorporation and by-laws of the Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws as permitted by applicable law. In addition, prior to or on the Effective Date or as soon as reasonably practicable thereafter, the Certificate of Incorporation and By-Laws of New Pliant, substantially in the form as set forth in Exhibits A and B, respectively, to the Plan, shall go into effect and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock and Series AA Preferred Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan.

(b)                                 Directors and Officers of the Reorganized Debtors.

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code and Section 5.7(b) of the Plan, as of the Effective Date, the initial directors and officers of New Pliant shall be the persons identified in Exhibit L to the Plan, to be provided in the Plan Supplement. On the Effective Date, the board of directors of New Pliant shall have seven (7) members, two (2) of whom shall be elected by the Holders of a majority of the outstanding principal amount of Old Notes, four (4) of whom shall be designated by the JP Morgan Entities, as the holders of a majority of the Series A Preferred Stock and common stock of Plaint, and one (1) of who shall be the chief executive officer. In addition, the boards of directors of the Reorganized Debtors shall be comprised of members of the board of directors of New Pliant, or such other persons as are designated by the board of directors of New Pliant. Pursuant to section 1129(a)(5), the Debtors will disclose in Exhibit L to the Plan, to be provided in the Plan Supplement, the identity and affiliations of any person proposed to serve on the initial board of directors of New Pliant, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)                                  Corporate Action.

On the Effective Date as provided in Section 5.7(c) of the Plan, the adoption of the Certificate of Incorporation or similar constituent documents, the adoption of the By-Laws, the selection of directors and officers for New Pliant and each Reorganized Debtor, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of New Pliant, the Debtors or the Reorganized Debtors, and any corporate action required by New Pliant, the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of New Pliant, the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the New Pliant and/or the Reorganized Debtors and members of the boards of directors of the New Pliant and/or Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the New Pliant and/or Reorganized Debtors.

7.                                       Cancellation of Notes, Instruments, Debentures, Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests.

Pursuant to Section 5.8 of the Plan, on the Effective Date, except as otherwise provided for herein, (a) Old Notes, Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock, Other Outstanding Common Stock Interests and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the Old Notes Indentures), stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under the Plan shall be cancelled (with the exception of the Intercreditor Agreement), and (b) the obligations of the Debtors under any agreements, stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, indentures (including the Old Notes Indentures) or certificates of designation governing the Old Note Claims, Series A Preferred Stock Interests, Series B Preferred Stock Interests, Outstanding Common Stock, Other Outstanding Common Stock Interests and any other Claims, or Interests or any notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims or Interests against a Debtor that relate to Claims or Interests that are Impaired under the Plan shall be discharged (with the exception of the Intercreditor Agreement); provided, however, that the Old Notes Indentures shall continue in effect to the extent necessary to allow the Reorganized Debtors and the Old Indenture Trustee to make distributions pursuant to the Plan on account of Old Note Claims. As of the Effective Date, all Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party. For the avoidance of doubt, the Intercreditor Agreement, the First Lien Notes Indenture, the First Lien Notes, the Second Lien Notes Indenture and the Second Lien Notes shall remain in full force and effect in accordance with sections 3.2(d) and 3.2(e) of the Plan.

8.                                       Issuance of New Securities and Related Matters.

(a)                                  Issuance of New Securities.

On the Effective Date, New Pliant and the Reorganized Debtors shall issue (subject to Section 5.9(b) of the Plan), all instruments, certificates and other documents, including the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) required to be issued or distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. The issuance of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) and the distribution thereof under the Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan, including, without limitation, the Exit Facility Credit Agreement, the New Senior Subordinated Notes Indenture (if the New Senior Subordinated Notes are issued), the New Pliant Stockholders Agreement, the Series AA Registration Rights Agreement and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

(b)                                 Distribution of the New Common Stock and Series AA Preferred Stock and Enforcement of the New Pliant Stockholders Agreement and the Series AA Registration Rights Agreement.

As provided by Section 5.9(b) of the Plan, on or as soon as reasonably practicable after the Effective Date, all of the shares of the New Common Stock and all the shares of Series AA Preferred Stock to which any Holder of a Claim or Interest in Classes 7, 9, 10 and 11 shall become entitled pursuant to the Plan shall be issued in the name of such Holder subject to the terms and conditions of the New Pliant Stockholders Agreement and the other terms and conditions of the Plan and distributed to such Holder. In the period pending distribution of the New Common Stock and Series AA Preferred Stock to any Holder of a Class 7, 9, 10 and 11 Claim or Interest, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the New Pliant Stockholders Agreement and the Series AA Registration Rights Agreement (each to the extent applicable) and shall be entitled to exercise any voting rights, receive any dividends or other distributions payable in respect of such Holder’s New Common Stock and Series AA Preferred Stock (including, receiving any proceeds of any permitted transfer of such New Common Stock and Series AA Preferred Stock, as applicable), and to exercise all other rights in respect of the New Common Stock and Series AA Preferred Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock and Series AA Preferred Stock issued in the name of such Holder, as applicable).

9.                                       Exit Financing.

On the Effective Date and as provided by Section 5.10 of the Plan, without any requirement of further action by security holders or directors of New Pliant, the Debtors or Reorganized Debtors, New Pliant and the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens on the exit facility collateral. The Exit Facility Credit Agreement shall be designated as a Senior Credit Agreement pursuant to the terms of the Intercreditor Agreement. Although the exact amount of the Exit Facility Credit Agreement has not yet been determined, the aggregate principal amount of such facility will not exceed the lesser of the aggregate senior indebtedness amount permitted to be incurred under the First Lien Notes Indenture or the Second Lien Notes Indenture. In addition, section 9.1 of the Plan provides that the Plan shall not become effective unless and until the Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby, in form and substance satisfactory to the Debtors, shall have been executed and delivered by all parties thereto, and all conditions precedent thereto shall have been satisfied. Pursuant to the Plan, this condition may not be waived by the Debtors.

Attached hereto as Exhibit I is a form of exit facility term sheet based substantially on terms that the Debtors expect that they will be able to obtain with respect to their exit financing.

The Debtors are also evaluating the prospects for arranging financing that would be available to refinance, on the Effective Date, a portion or all of the outstanding First Lien Notes and/or the outstanding Second Lien Notes. If the Debtors elect to pursue such financing, the Debtors (i) will be required to pay commitment fees in consideration for commitments for such financing, and (ii) will amend the Plan to provide for such refinancing. The Ad Hoc Committee of First Lien Noteholders and the Ad Hoc Committee of Second Lien Noteholders have expressed a view that any such refinancing would allegedly violate certain “no-call” provisions of the respective indentures and have further asserted that such refinancing must include prepayment premium amounts as specified in the respective indentures.

10.                                 Restricted Stock Incentive Plan and Deferred Cash Incentive Plan.

Pursuant to Section 5.11 of the Plan, on the Effective Date, New Pliant shall be authorized to issue 8,000 shares of Series M Preferred Stock and to designate participants in the Deferred Cash Incentive Plan. The shares of Series M Preferred Stock shall be distributed in accordance with the Restricted Stock Incentive Plan and interests in the Deferred Cash Incentive Plan shall be allocated in accordance with the Deferred Cash Incentive Plan, forms of which are annexed to the Plan in Exhibit E. The Restricted Stock Incentive Plan and Deferred Cash Incentive Plan shall be used for the purpose of granting awards to officers and other employees of New Pliant and the Reorganized Debtors. As provided for in the Certificate of Incorporation and the Deferred Cash Incentive Plan and as qualified in its entirety by the terms contained therein, the holders of Series M Preferred Stock and the participants in the Deferred Cash Incentive Plan shall initially be entitled, in the aggregate, to a maximum of 7.5% of the equity value of New Pliant. Such maximum percentage may be increased to a maximum of 8.0% of the equity value of New Pliant under certain circumstances. Article IX of this Disclosure Statement contains a more complete description of the Series M Preferred Stock to be issued under the Plan.

11.                                 Sources of Cash for Plan Distributions.

Except as otherwise provided in the Plan or the Confirmation Order, pursuant to Section 5.12 of the Plan, all Cash necessary for New Pliant and/or the Reorganized Debtors to make payments pursuant to the Plan may be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or the Exit Facility Credit Agreement. New Pliant and the Reorganized Debtors may also make such payments using Cash received from their subsidiaries through New Pliant’s and the Reorganized Debtors’ consolidated cash management systems.(16)

12.                                 Cram-Down.

If any Impaired Class fails to accept the Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm the Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to the Plan and to confirm the Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.

(16) As of the date of the filing of this Disclosure Statement, the Debtors have not adopted any plans to conduct any asset sales. To the extent that the Debtors were to sell any assets, such asset sales would be conducted in compliance with the First Lien Notes Indenture and the Second Lien Notes Indenture.

13.                                 Additional Transactions Authorized Under the Plan.

On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests are not Impaired, as provided for in the Plan and in section 1124 of the Bankruptcy Code.

14.                                 Emergence Bonus Payments.

On the Effective Date of the Plan, New Pliant shall pay emergence bonus payments to a limited number of officers and other key employees of the Reorganized Debtors who are and have been principally responsible for the reorganization efforts in order to incentivize such key employees to enable the Debtors to emerge from chapter 11 and achieve the Debtors’ Plan goals expeditiously and in a manner consistent with the Plan. The emergence bonus plan shall contain terms as set forth in Exhibit J to the Plan.

15.                                 Exercise of Warrants and Stock Options.

Pursuant to section 5.16 of the Plan, on or prior to the Effective Date, each Holder of an Allowed Warrant Interest shall be deemed to have exercised its Warrant, which shall entitle such Holder to one share of common stock of Pliant for each Warrant Interest held by such Holder. In addition, each Holder of an Allowed Stock Option shall have the right to exercise such Stock Option by tendering to Pliant the contractual exercise price on or prior to the Effective Date. Each Holder of an Allowed Stock Option shall be required to designate on its Ballot an affirmative intention to exercise its Stock Option pursuant to the terms of the Plan and shall be required to provide therewith proof of such Holder’s ability to pay the contractual exercise price, which proof shall be satisfactory to the Debtors in their sole discretion. To the extent a Holder of an Allowed Stock Option does not designate its intention to exercise its Stock Option on a timely filed Ballot or does not provide adequate proof of payment with a timely filed Ballot, as required by this section, including in either instance such Holders who vote to reject the Plan or abstain from voting on the Plan, such Stock Options shall be cancelled, annulled and extinguished.

H.                                    PROVISIONS GOVERNING DISTRIBUTIONS

THE FOLLOWING IS A SUMMARY OF THE PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

1.                                       General Matters.

Pursuant to Article VI of the Plan, unless the Holder of an Allowed Claim against or Allowed Interest in the Debtors and the Debtors agree to a different distribution date or except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Allowed Claims or Interests shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Notwithstanding the date on which any distribution of securities is made to a Holder of an Allowed Claim or to a Holder of an Allowed Interest, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities (subject to the terms and conditions of the Plan) distributed as of the Effective Date.

Other than as specifically set forth below, the Disbursing Agent shall make all distributions required under the Plan. Distributions on account of Revolving Credit Facility Claims shall be made by the Disbursing Agent directly to the Revolving Credit Facility Agents. Distributions on account of the First Lien Note Claims, the Second Lien Note Claims and the Old Note Claims shall be made in accordance with the respective indentures or in accordance with the Plan where such indentures are silent. New Pliant and/or the Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by the Plan.

In connection with the Plan and all distributions thereunder, New Pliant and the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. New Pliant and the Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim or Interest that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to New Pliant and the Reorganized Debtors for the payment and satisfaction of such tax obligations.

2.                                       Record Date for Distributions.

Under the terms of the Plan, the Distribution Record Date shall be the Confirmation Date. Pursuant to Section 6.6 of the Plan, New Pliant, the Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes in the Plan to recognize and distribute only to those Holders of Allowed Claims or Interests that are Holders of such Claims or Interests, or participants therein, as of the close of business on the Distribution Record Date. New Pliant, the Reorganized Debtors and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

3.                                       Allocation of Plan Distributions Between Principal and Interest.

As provided for in Section 6.7 of the Plan, except as otherwise expressly provided in the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest. Notwithstanding the foregoing, the distribution in respect of the Consenting Noteholders’ Professionals Fees in accordance with section 3.2(g) of the Plan shall be deemed a payment under the relevant fee letters, as amended, as a result of the assumption thereof and shall not be allocated either to principal or interest in respect of the Old Note Claims.

4.                                       Setoffs.

As provided by Section 6.10 of the Plan, New Pliant and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to the Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim. Neither the failure to setoff a Claim nor the allowance of any Claim shall constitute a waiver or release by New Pliant or the Reorganized Debtors of any such claim that the Debtors or New Pliant or the Reorganized Debtors may have against the Holder of a Claim.

5.                                       Fractional Shares.

Pursuant to Section 6.11 of the Plan, no fractional shares of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock.

6.                                       Denomination of Tack-On Notes or New Senior Subordinated Notes.

The Tack-On Notes or, if issued in lieu of the Tack-On Notes, the New Senior Subordinated Notes will be issued on the Effective Date of the Plan in denominations of $1,000 principal amount or integral multiples thereof. Accordingly, as set forth in Section 6.12 of the Plan, the Pro Rata principal amount of the Tack-On Notes or New Senior Subordinated Notes, as applicable, to be distributed to each Holder of an Old Note Claim pursuant to the Plan will be rounded down to the nearest $1,000 and no cash shall be payable with respect to the portion of the Pro Rata principal amount that was subtracted to effect such rounding.

I.                                         TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS

THE FOLLOWING IS A SUMMARY OF THE PROVISIONS GOVERNING THE TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

Prior to the Confirmation Date, the Debtors shall file a motion pursuant to which they will seek authority to assume all of their executory contracts and unexpired leases (the “Global Assumption Motion”). In addition, the Global Assumption Motion shall set forth the amounts the Debtors anticipate will be required to cure any defaults under their executory contracts and unexpired leases, as required by section 365(b) of the Bankruptcy Code. The Debtors estimate that the amount of any cure obligations shall be approximately $8.5 million, which amount is included in the amounts that the Debtors will be obligated to pay upon the Effective Date of the Plan. As set forth below, the Debtors shall pay any monetary cure amounts on the Effective Date of the Plan or at such other time as the Debtors and the parties to such executory contracts and unexpired leases shall agree.

In addition, although the Debtors anticipate that the Global Assumption Motion will apply to all of their executory contracts and unexpired leases, as set forth in Article VII of the Plan, on the Effective Date, any executory contracts or unexpired leases of the Debtors that may not have been assumed by Debtors pursuant to the Global Assumption Motion will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is an executory contract that is set forth on Exhibit I to the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Global Assumption Motion or the Plan is in default shall be satisfied, pursuant to section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(l) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.

In furtherance of, and without in any way limiting Section 12.7 of the Plan, from and after the Effective Date the Debtors shall assume the obligation and shall continue to make the payment of all retiree benefits (if any), as that term is defined in Bankruptcy Code section 1114, at the level established pursuant to subsection (e)(1)(B) or (g) of said section 1114, at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. In addition, notwithstanding anything in the Plan to the contrary, the Pension Plans shall become obligations of the Reorganized Debtors, including, without limitation, New Pliant, and shall otherwise be unaffected by confirmation of the Plan, and such claims shall not be discharged or released or otherwise affected by the Plan or by these proceedings.

The Pension Benefit Guaranty Corporation, a United States Government corporation which guarantees the payment of certain pension benefits upon termination of a pension plan (the “PBGC”), has informed the Debtors that it will assert, among other claims, certain estimated contingent administrative priority claims for unfunded benefit liabilities pursuant to 29 U.S.C. § 1362(b) in the event that the Debtors’ pension plans were to terminate during the course of these Chapter 11 Cases in the following amounts: (1) $37,394,800 with respect to the Pliant Corporation Defined Benefit Pension Plan; (2) $3,061,400 with respect to the Hourly Employees Pension Plan for Calhoun GA Plant; and (3) $515,400 with respect to the Pliant Corporation Hourly Employees’ Pension Plan for Chippewa Falls Plant. At this time, however, the Debtors cannot estimate the actual amount of the allowed claims that the PBGC may ultimately have against the Debtors’ estates and the Debtors reserve their rights to object to such claims on any grounds should such claims be asserted. The Debtors have not and do not intend to seek to terminate the pension plans referenced above; however, in the event the Debtors were to seek to do so, such a termination could only be effected in accordance with applicable law. As of the date of the filing of this Disclosure Statement, the Reorganized Debtors, including, without limitation, New Pliant as successor by merger to Pliant Corporation, intend to continue to maintain the pension plans referenced above subsequent to the Effective Date and will make the contributions required by law.

J.                                      PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS

THE FOLLOWING IS A SUMMARY OF THE PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

As set forth in Article VIII of the Plan, after the Effective Date, only the applicable Reorganized Debtor against whose Estate a Claim was filed or deemed filed may object to the allowance of any Claim. After the Effective Date, the applicable Reorganized Debtor against whose Estate a Claim was filed or deemed filed shall be accorded the power and authority to allow or settle and compromise any Claim, without notice to any other party or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall serve and file any objections to Claims and Interests as soon as practicable, but in no event later than (a) ninety (90) days after the Effective Date or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.

No partial payments and no partial distributions will be made with respect to a disputed, contingent or unliquidated Claim or Interest, or with respect to any Claim for which a proof of claim has been filed, until the resolution of such disputes or estimation or liquidation of such claims by settlement or by Final Order. As soon as practicable after a disputed, contingent or unliquidated Claim or Interest becomes an Allowed Claim or Interest in an amount certain, the holder of such Allowed Claim or Interest will receive all payments and distributions to which such holder is then entitled under the Plan.

Claims in Classes 4 and 5 shall be deemed allowed in aggregate amounts equal to the outstanding principal of either the First Lien Notes or the Second Lien Notes, as applicable, plus the outstanding interest accrued thereon both prior to and after the Petition Date, plus any fees, costs, or charges provided under the First Lien Notes Indenture and the Second Lien Notes Indenture, as applicable. Claims in Class 7 shall be deemed allowed in aggregate amounts equal to the outstanding principal of the Old Notes, plus outstanding interest accrued thereon prior to the Petition Date. Distributions to all Holders of Allowed Claims in Class 7 shall be delivered to the Old Indenture Trustee for further distribution to the ultimate beneficial holders, except those distributions on account of the Consenting Noteholders Professional Fees.

K.                                    CONFIRMATION AND CONSUMMATION OF THE PLAN

1.                                       Conditions to Effective Date.

The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.2 of the Plan:

(a)                                  The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered by the Bankruptcy Court in form and substance reasonably satisfactory to the Debtors.

(b)                                 The Canadian Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered by the Canadian Court in form and substance reasonably satisfactory to the Debtors.

(c)                                  The Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby, in form and substance satisfactory to the Debtors, shall have been executed and delivered by all parties thereto, and all conditions precedent thereto shall have been satisfied.

(d)                                 The Certificate of Incorporation and By-Laws and the amended certificates or articles of incorporation of the Debtors, as necessary, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions of incorporation and shall have become effective in accordance with such jurisdictions’ corporation laws.

(e)                                  All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on New Pliant.

(f)                                    Seven (7) members of the board of directors of New Pliant shall have been selected and shall have expressed a willingness to serve on the board of directors of New Pliant.

(g)                                 The Bankruptcy Court shall have entered an order pursuant to section 510 of the Bankruptcy Code subordinating the Claims, if any, of Richard P. Durham or Durham Capital, L.L.C. arising from any put or repurchase rights.

(h)                                 All other documents and agreements necessary to implement the Plan on the Effective Date shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

2.                                       Waiver of Conditions.

Each of the conditions set forth in Section 9.1 of the Plan, with the exception of those conditions set forth in subsection (c), may be waived in whole or in part by the Debtors after notice to the Bankruptcy Court and parties in interest but without the need for a hearing.

3.                                       Consequences of Non-Occurrence of Effective Date.

If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

L.                                     EFFECT OF PLAN CONFIRMATION

1.                                       Binding Effect.

The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors and New Pliant.

2.                                       Releases.

(a)                                  Releases by the Debtors.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors’ and their Non-Debtor Affiliates’ present and former officers and directors who were serving in such capacity on or after the Petition Date, (ii) the attorneys, accountants, investment bankers, restructuring consultants and financial advisors of each of the Debtors, and (iii) the Consenting Noteholders and the Consenting Noteholders’ professionals, in each case at any time up to immediately prior to the Effective Date; provided, however, that nothing in Section 10.2(a) of the Plan shall be construed to release any party from willful misconduct or gross negligence as determined by a Final Order. In addition, the releases contained in this section shall not apply to or otherwise affect the obligations of any of the Debtors’ present and former directors and officers to repay loans or advances of money or other property owed to the Debtors or their Estates.

(b)                                 Releases by Holders of Claims and Interests.

As of the Effective Date, to the fullest extent permitted by law, each Holder of a Claim or an Interest that is entitled to vote on the Plan shall in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities (other than (x) the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under the Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, the Reorganized Debtors, the Non-Debtor Affiliates the Chapter 11 Cases, the Plan or the Disclosure Statement against the Debtors and the Reorganized Debtors and (ii) the present and former directors, officers, employees, agents of the Debtors and the Non-Debtor Affiliates who were serving in such capacity on or after the Petition Date and the attorneys, accountants, investment bankers, restructuring consultants and financial advisors of each of the Debtors, limited solely to such parties’ capacity set forth in this subsection (b), in each case at any time up to immediately prior to the Effective Date; provided, however, that each Holder of a Claim or Interest that is entitled to vote on the Plan may elect not to grant the releases set forth in section 10.2(b) of the Plan by checking the appropriate box provided on the Ballot. Notwithstanding anything to the contrary in sections 10.2, 10.6 or elsewhere in the Plan, there shall be no exculpation or release of any claims with respect to the Pension Plans or any claims asserted by the PBGC.

(c)                                  Injunction Related to Releases.

The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Section 10.2 of the Plan.

(d)                                 Survival of Indemnification Obligations.

The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or impaired by confirmation or consummation of the Plan and shall be assumed by New Pliant and the Reorganized Debtors.

3.                                       Discharge of Claims and Termination of Interests.

Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests. Upon the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Preferred Series A Stock, Preferred Series B Stock, Old Notes and Other Outstanding Common Stock Interests shall be terminated.

4.                                       Preservation of Rights of Action and Settlement of Litigation Claims.

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. New Pliant, the Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under section 547 of the Bankruptcy Code or seek to disallow any Claim to the extent it may be avoidable thereunder.

5.                                       Exculpation and Limitation of Liability.

Notwithstanding any other provision of this Plan, neither the Debtors, the Reorganized Debtors, New Pliant, nor any of their respective present or former members, officers, directors, employees, advisors or attorneys shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct as determined by a Final Order, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

6.                                       Injunction.

(a)                                  Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors, except Claims and Interests that are Unimpaired by the Plan, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of New Pliant, the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; and (D) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained Section 10.6 of the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

(b)                                 By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in Section 10.7 of the Plan.

7.                                       Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

8.                                       Subordination.

Section 10.9 of the Plan reflects the Debtors’ position that the classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with the contractual, legal and equitable subordination rights relating thereto whether arising under contract, general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. The Debtors’ position is based upon the facts that, inter alia, the Debtors have incorporated into the New Senior Subordinated Notes Indenture an identical subordination provision to that in the Old Notes Indenture. The Ad Hoc Committee of First Lien Noteholders and the Ad Hoc Committee of Second Lien Noteholders may dispute the Debtors’ position. Finally, section 10.9 of the Plan also provides that any Claims arising from the exercise of put or repurchase rights shall be subordinated pursuant to section 510(b) of the Bankruptcy Code as Class 11 Outstanding Common Stock Interests.

M.                                  MISCELLANEOUS PLAN PROVISIONS

THE FOLLOWING IS A SUMMARY OF CERTAIN MISCELLANEOUS PROVISIONS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

1.                                       Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, subject to section 12.21 of the Plan, over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, as more specifically described in Article XI of the Plan.

2.                                       Committees.

As provided for in Section 12.2 of the Plan, the appointment of the Representative Committee shall terminate on the Effective Date of the Plan.

3.                                       Post-Confirmation Date Retention of Professionals.

Pursuant to Section 12.3 of the Plan, upon the Effective Date of the Plan, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

4.                                       Bar Date for Certain Administrative Expense Claims.

Under the terms of Section 12.4 of the Plan, all applications for final allowance of fees and expenses of professional persons employed by the Debtors or the Committees pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective date shall be filed with the Bankruptcy Court and served upon the Reorganized Debtors’ counsel at the addresses set forth in Section 12.15 of the Plan no later than thirty (30) days after the Effective

Date. Any such claim that is not filed within the time period set for in Section 12.4 of the Plan shall be discharged and forever barred. Objections to any application for allowance of Administrative Expense Claims described in Section 12.4 of the Plan must be filed within thirty (30) days after the filing thereof, as may be extended by the Bankruptcy Court upon request of the Reorganized Debtors.

5.                                       Certain Fees and Expenses of Old Indenture Trustee, First Lien Indenture Trustee, Second Lien Indenture Trustee and New Senior Subordinated Notes Indenture Trustee.

On the Effective Date of the Plan, the reasonable fees and expenses of the Old Indenture Trustee, the First Lien Indenture Trustee, the Second Lien Indenture Trustee and the New Senior Subordinated Notes Indenture Trustee shall be Allowed as Administrative Expense Claims against the Debtors, pursuant to section 503(b) of the Bankruptcy Code, and shall be paid by the Debtors without the need for the Old Indenture Trustee, the First Lien Indenture Trustee, the Second Lien Indenture Trustee and the New Senior Subordinated Notes Indenture Trustee to file an application for allowance with the Bankruptcy Court. In the event that the New Senior Subordinated Notes are not issued, the New Senior Subordinated Notes Indenture Trustee shall still be entitled to its accrued reasonable fees and expenses in consideration for its substantial contribution to these Chapter 11 Cases. The Bankruptcy Court shall retain jurisdiction over any dispute regarding the reasonableness of such fees and expenses.

6.                                       Compensation and Benefits Programs.

Except as otherwise expressly provided in Exhibit I of the Plan, pursuant to section 12.7 of the Plan, the Reorganized Debtors shall continue to perform their obligations under all employment and severance contracts and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans. In addition, New Pliant or any one of the Reorganized Debtors may prior to the Effective Date enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan. Any such agreements will be annexed to the Plan Supplement or otherwise filed with the Bankruptcy Court. In addition, on the Effective Date, the unpaid portion of any insider Eligible Employee’s (as defined in the MIP Motion) payment pursuant to the 2005 Management Incentive Compensation Plan shall be Allowed and shall be paid by the Debtors or Reorganized Debtors without the need for such insider Eligible Employee to file a proof of claim or an application for allowance with the Bankruptcy Court. Finally, on the Effective Date, New Pliant shall perform its obligations under the emergence bonus plan as set forth in Section 5.15 of the Plan.

7.                                       Exemption from Transfer Taxes.

As provided in Section 12.9 of the Plan, pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under the Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.

8.                                       Amendment or Modification of the Plan.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, pursuant to Section 12.11 of the Plan, the Debtors may, alter, amend or modify the Plan and/or Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan, provided that such alteration, amendment, or modification is not inconsistent with the provisions of the Term Sheet in a manner that is materially adverse to the Consenting Noteholders. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

9.                                       Severability of Plan Provisions.

Pursuant to the terms of Section 12.12 of the Plan, if, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

10.                                 Revocation, Withdrawal or Non-Consummation of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

11.                                 Disputes Concerning Canadian Claims against and Interests in Canadian Debtors.

Pursuant to Section 12.21 of the Plan, all disputes involving the rights of a Canadian entity that is (i) the Holder of a Claim against or an Interest in a Canadian Debtor and (ii) not subject to the personal jurisdiction of the Bankruptcy Court will be determined by the Bankruptcy Court without prejudice to such entity’s right to seek to have such dispute heard instead by the Canadian

Court. Notwithstanding the foregoing, all such Canadian entities will be bound by the terms and provisions of the Plan.

12.                                 Obligations under Final DIP Order.

Nothing contained in the Plan shall affect the Debtors obligations under the Final DIP Order, and the Debtors shall continue to honor their obligations under the Final DIP Order so long as such order is in full force and effect.

N.                                    DESCRIPTION OF INDENTURE PROVISIONS IMPACTING CLASSIFICATION OF FIRST AND SECOND LIEN NOTE CLAIMS AS UNIMPAIRED

Certain holders of First Lien Note Claims and Second Lien Note Claims, acting via their respective ad hoc committees (collectively, the “Secured Noteholder Committees”), have suggested that the classification of their claims as unimpaired is impermissible, asserting either that various provisions of the Plan do not comply with the covenants set forth in the indentures or that the Disclosure Statement does not provide adequate information for the holders of such claims to reach a conclusion regarding impairment. The Debtors believe that the provisions of the Plan fully comply with the provisions of the respective indentures and that the Plan does not impair the First Lien Note Claims or the Second Lien Note Claims. Set forth below is a discussion of the principal arguments raised by such holders and the Debtors’ responses thereto, demonstrating that the Plan complies with the applicable provisions of the indentures.

1.                                       Reincorporation of Pliant as a Delaware Corporation.

The Plan provides that New Pliant, a new wholly-owned subsidiary of Pliant, will be incorporated in Delaware prior to the Effective Date. Pliant will then merge with and into New Pliant on the Effective Date, with New Pliant surviving the Merger and all issued and outstanding capital stock in Pliant shall be exchanged in the Merger for the New Common Stock and Series AA Preferred Stock to be distributed to the Holders of Series A Preferred Stock Interests and Outstanding Common Stock Interests as provided for in the Plan. In addition, immediately after the consummation of the Merger, New Pliant shall issue (1) the Tack-On Notes, if permitted under the terms of the Plan, to the Holders of Allowed Old Note Claims in consideration of the accrued and unpaid interest on the Old Notes and (2) the New Common Stock, Series AA Preferred Stock and, if the Tack-On Notes are not issued, the New Senior Subordinated Notes to the Holders of Allowed Old Note Claims in exchange therefor, as well as the Bondholder Additional Consideration to the extent permitted under the Plan. The Ad Hoc Committee of First Lien Noteholders requests that the Debtors set forth their analysis of the application of the “successor obligor” and “no-merger” covenants to this feature of the Plan, whereas the Ad Hoc Committee of Second Lien Noteholders have suggested that such merger violates the Second Lien Indenture as a result of certain covenants set forth in Section 5.01(a) of the indentures that require compliance with the consolidated coverage ratio and contemplate the execution of a supplemental indenture by a successor entity.

The Ad Hoc Committee of Second Lien Noteholders’ suggestion fails to take into account the provisions of paragraph (c) of Section 5.01 of the indentures that expressly provide for the Merger contemplated by the Plan and render the requirements of the remainder of Section 5.01 inapplicable. As stated in Section 5.01(c)(ii)(2), “[n]otwithstanding the foregoing,  … (ii) the Company may merge with an Affiliate incorporated solely for…(2) organizing the Company in another jurisdiction to realize tax or other benefits.”  As a wholly-owned subsidiary of Pliant, New Pliant clearly will constitute an “Affiliate” under the indentures. The benefits of reincorporating in Delaware, including the advantage of a cutting-edge statutory corporate law and a well-developed body of jurisprudence construing such law, are well-known and evidenced by the numerous entities that reincorporate in Delaware every year from other jurisdictions.

The Ad Hoc Committee of First Lien Noteholders requests further clarification as to which entities will be the obligor and guarantors under the First Lien Notes Indenture. Although a supplemental indenture is not required in connection with a merger under Section 5.01(c), Section 12.11 of the indentures clearly states that the obligations of Pliant set forth in the indentures and related senior secured notes will be binding on Pliant’s successors, in this case New Pliant. Such result also obtains by virtue of Section 259(a) of the Delaware General Corporation Law, as amended, which provides that “all rights of creditors and all liens upon any property of any of [the merger parties] shall be preserved unimpaired, and all debts, liabilities and duties of the respective [merger parties] shall thenceforth attach to [the] surviving or resulting corporation, and may be enforced against it to the same extent as if [the] debts, liabilities and duties had been incurred or contracted by it.”  Consequently, New Pliant will be the obligor under both the First Lien Notes Indenture and the Second Lien Notes Indenture without the need to execute a supplemental indenture. The current guarantors under each such indenture will remain the guarantors under such indentures on the Effective Date.

2.                                       Change of Control.

The Ad Hoc Committee of First Lien Noteholders requests clarification regarding the application to the Plan of the provisions of Section 4.08 to the indentures granting holders of senior secured notes the right to demand repurchase of such notes upon the occurrence of a change of control. The Debtors confirm that the transactions contemplated by the Plan will not result in a “Change of Control” as defined in the indentures.

Prior to the first public offering of common stock, a Change of Control is deemed (pursuant to paragraph (a) of the definition of such term) to occur if the Permitted Holders, as defined in the indentures, “cease to be the beneficial owners of a majority in the aggregate of the total voting power of the Voting Stock” of Pliant. “Voting Stock” is defined as any class of capital stock normally entitled to vote in the election of directors without the occurrence of a contingency. Although the definition of “Permitted Holders” varies slightly among the indentures, in each case it includes JP Morgan Partners, LLC and its affiliates and the Christena Karen H. Durham Trust, which entities collectively will own approximately 50.1% of the New Common Stock of New Pliant upon consummation of the Plan and, as such, will have the right to elect 5 of the 7 members of the New Pliant Board of Directors.(17)  Because the Permitted Holders will have the power to elect a majority of the members of the New Pliant Board of Directors, they will hold a majority of the total voting power of all Voting Stock of New Pliant on the Effective Date.

Similarly, paragraph (b) of the definition of Change of Control is not triggered because it is premised on the Permitted Holders not having the right to elect a majority of the New Pliant Board. Paragraph (c) of the definition also is inapplicable because it requires that directors

(17) Under the terms of the New Pliant Stockholders Agreement, the Permitted Holders will have the right to designate the nominees for 4 of such 5 Board seats to be elected by the holders of New Common Stock with the fifth directorship being allocated to the Chief Executive Officer of New Pliant.

nominated by the Permitted Holders to the New Pliant Board not constitute a majority of the directors. Paragraph (d) of the definition is triggered only in the event of a liquidation or dissolution of New Pliant and, thus, does not apply. Finally, pursuant to paragraph (e), a merger of Pliant into another entity would constitute a Change of Control if the surviving entity were not also controlled by the Permitted Holders, which is not the case with respect to the Merger of Pliant into New Pliant for the purpose of reincorporating in Delaware.

3.                                       Incurrence of Additional Indebtedness.

The Secured Noteholder Committees request clarification regarding the application of the limitations in the indentures on the incurrence by the Debtors of additional indebtedness. The Ad Hoc Committee of Second Lien Noteholders specifically identifies three tranches of “debt” that it asserts must fit within the definition of “Permitted Debt” in Section 4.03(b) of the indentures: (1) the Exit Facility Credit Agreement; (2) the Tack-On Notes or the New Senior Subordinated Notes, as applicable; and (3) the Series M Preferred Stock. Section 4.03(b) of the indentures provides various baskets of debt permitted to be incurred by the Debtors without regard to satisfaction of the consolidated coverage ratio set forth in Section 4.03(a) that would otherwise be applicable to the incurrence of indebtedness.

As an initial matter, the Ad Hoc Committee of Second Lien Noteholders mischaracterizes the new Series M Preferred Stock as indebtedness. Although the definition of “Indebtedness” in the indentures includes redemption obligations with respect to “Disqualified Stock” and the definition of “Disqualified Stock” in the indentures includes capital stock that is mandatorily redeemable, the definition of “Disqualified Stock” specifically excludes capital stock “that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an ‘asset sale’ or ‘change of control’ … if the ‘asset sale’ or ‘change of control’ provisions applicable to such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provisions unless such person has first complied with the provisions of Section 4.06 [Limitation on Sales of Assets and Subsidiary Stock] and 4.08 [Change of Control], as applicable.”  Notwithstanding that the Series M Preferred Stock is mandatorily redeemable in connection with certain “Liquidation Events” resulting in a sale of assets of New Pliant or a change of control of New Pliant, Section 1(b) of Article IV, Part C of New Pliant’s Certificate of Incorporation expressly prohibits payment of the mandatory redemption price of Series M Preferred Stock if such payment is prohibited by, or would result in a default or event of default under, any of the agreements governing the Debtors’ indebtedness, including the indentures.

In the event that the Tack-On Notes are issued in the aggregate principal amount of $20 million, the issuance of the Tack-On Notes will not constitute incurrence of indebtedness under Section 4.03 of the indentures. Section 4.03(c)(vii) of the indentures provides that “[f]or purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this Section 4.03, …(vii) the … payment of interest in the form of additional Indebtedness … shall not be deemed an Incurrence of Indebtedness for purposes of this Section 4.03.”  Because the issuance of the Tack-On Notes would be in consideration of the accrued and unpaid interest on the Old Notes, such issuance would constitute the payment of interest in the form of additional indebtedness and, thus, not be subject to the limitation on debt incurrence in Section 4.03.

In the event that the New Senior Subordinated Notes are issued in the aggregate principal amount of $35 million, this indebtedness constitutes Refinancing Indebtedness pursuant to

Section 4.03(b)(iii) of the indentures, which permits refinancing of indebtedness described in such clause (iii). Among the indebtedness so described is indebtedness outstanding on the closing date of the indentures, including the Old Notes. As indicated in the Plan, the New Senior Subordinated Notes, if issued, will be issued along with the Series AA Preferred Stock and New Common Stock in exchange for the Old Notes. As required by the definition of Refinancing Indebtedness, the stated maturity of the New Senior Subordinated Notes will be no earlier than the stated maturity of the Old Notes (June 1, 2010), the average life of the New Senior Subordinated Notes will be equal to or greater than the average life of the Old Notes and the aggregate principal amount of the New Senior Subordinated Notes will be equal to or less than the aggregate principal amount (plus accrued interest) of the Old Notes.

The Permitted Debt baskets of Section 4.03(b) of the First Lien Note Indenture and the Second Lien Note Indenture are expected, based on recent figures, to provide availability of $185.9 million and $180.6 million, respectively, for the incurrence of senior indebtedness in connection with the Plan. These amounts have been estimated as follows:

Summary of Availability ($ in Millions):

	1st Lien Indenture	2nd Lien Indenture

Residual Availability in Credit Agreement Carveout (§4.03(b)(i))	$100.0	$94.7	(18)

Residual Availability in Purchase Money Carveout(19) (§4.03(b)(vi))	21.0	21.0

Residual Availability in General Debt Carveout (§4.03(b)(xii))	20.0	20.0

Foreign Subsidiaries Debt Basket(20) (§4.03(b)(x))	27.8	27.8

Additional Availability - Letters of Credit (§4.03(b)(v))	7.0	7.0

Potential Additional Availability - Domestic Overdraft Facility (§4.03(b)(xi))	10.0	10.0

Permitted Senior Indebtedness	$185.9	$180.6

Although the exact amount of the Exit Facility Credit Agreement has not yet been determined, the aggregate principal amount of such facility will not exceed the lesser of the aggregate senior indebtedness amount permitted to be incurred under the First Lien Notes Indenture or the Second Lien Notes Indenture. As set forth in the table above, the lesser of such two amounts as most recently determined is $180.6 million.

(18) This basket was originally $320 million and was subsequently reduced by $225.3 million with the issuance of the First Lien Notes in 2004 ($320 – 225.3 = $94.7).

(19)  Allows debt based on 5% of tangible assets less capital leases to be utilized for the purchase of assets (including inventory). At December 31, 2005, the tangible assets equaled $618.833 million, 5% of which equals $30.9 million. This was reduced by $9.9 million in outstanding capital leases.

(20)  Allows borrowing up to a limit of 80% of Accounts Receivable and 60% of the inventory of the foreign subsidiaries . At December 31, 2005, this was equal to $27.8 million.

4.                                       Payment of Cash Repurchase Price to Certain Holders of Series B Preferred Stock and Other Distributions Under the Plan.

The Ad Hoc Committee of Second Lien Noteholders have suggested that the provision of the Plan providing for a cash payment of $5,258 per share of vested Series B Preferred Stock to each holder of Series B Preferred Stock that does not participate in the new Restricted Stock Incentive Plan and Deferred Cash Incentive Plan is a Restricted Payment prohibited by Section 4.04(a) of the indentures. The Ad Hoc Committee of First Lien Noteholders requests clarification regarding the application to the Plan of the provisions of the indentures governing Restricted Payments by the Debtors generally.

Section 4.04(b)(vi) of the indentures specifically excludes from the definition of Restricted Payment repurchases of capital stock owned by former officers, directors, consultants or employees of the Debtors, provided that the amount of such repurchases since May 30, 2003 does not exceed the sum of $10 million (subject to increase under certain circumstances) plus $8 million ($2 million for each fiscal year commencing with the fiscal year 2003). The vested Series B shares to be repurchased are expected to result in an aggregate repurchase price of approximately $75,000, which together with any other stock repurchases since May 30, 2003 does not exceed the current $18 million cap provided by this provision, and will only be purchased from former officers or directors of Pliant.

In addition, clauses (i) and (ii) of Section 4.04(b) of the indentures exempt any distributions of securities under the Plan that might otherwise be construed as Restricted Payments under the indentures. Section 4.04(b)(i) states that the limitation on Restricted Payments set forth in Section 4.04(a) does not prohibit the acquisition for value of capital stock of Pliant if such capital stock is exchanged for other capital stock of Pliant. Thus, the New Common Stock and Series AA Preferred Stock to be issued in the Merger to Holders of Series A Preferred Stock Interests and Outstanding Common Stock Interests in exchange therefor will not be deemed to be Restricted Payments under the indentures. Similarly, Section 4.04(b)(ii) of the indentures provides an exemption for the acquisition for value of subordinated obligations of Pliant made in exchange for capital stock or subordinated obligations permitted under Section 4.03. As a result, the issuance immediately after the consummation of the Merger of the New Common Stock, Series AA Preferred Stock and, if the Tack-On Notes are not issued, the New Senior Subordinated Notes to the Holders of Allowed Old Note Claims in exchange therefor will not be deemed to be Restricted Payments under the indentures. The distribution of the Tack-On Notes, if permitted under the terms of the Plan, will be made in consideration of the accrued and unpaid interest on the Old Notes and, thus, will not constitute an acquisition for value of a “Subordinated Obligation” as defined in the indentures.

5.                                       Call Option and Payment of Cash Interest With Respect to the New Senior Subordinated Notes.

In the event that the New Senior Subordinated Notes are issued in lieu of the Tack-On Notes, the Ad Hoc Committee of Second Lien Noteholders have argued that the “call option” feature of the New Senior Subordinated Notes and the commencement of semi-annual Cash pay interest one year after issuance rather than continuation of accrual of payment in kind interest violates the subordination provisions of the Old Notes Indentures. The call option provision, which is assignable by New Pliant, permits New Pliant to refinance the New Senior Subordinated Notes during the first year after their issuance by tendering to the holders of the New Senior Subordinated Notes Cash in an amount equal to (i) $20,000,000 plus (ii) interest accrued at a rate of 13% per annum from the date of issuance through the date of payment on a principal amount of $20,000,000 minus (iii) any interest previously paid in Cash on the New Senior Subordinated Notes.

The subordination provisions of the Old Notes Indentures do not prohibit the granting of a redemption right, such as the call option, to New Pliant in connection with the issuance of the New Senior Subordinated Notes. Whether New Pliant would be able to exercise the call option during the first year after issuance of the New Senior Subordinated Notes will depend on the circumstances existing at such time and compliance with all relevant indenture provisions, but the mere existence of an unexercised option to redeem the New Senior Subordinated Notes does not result in a default under the existing indentures. In addition, it should be noted that the call option may be assigned by New Pliant to a third party that would not be bound by the applicable indenture subordination provisions. With respect to the commencement of cash pay interest on the New Senior Subordinated Notes after one year, the indenture subordination provisions of Article 10 prohibiting payment of cash interest on subordinated securities apply to payments in a bankruptcy proceeding (Section 10.02) or to payments when certain designated senior indebtedness is in default (Section 10.03) but, absent such events, do not prohibit New Pliant from paying cash interest on the New Senior Subordinated Notes beginning one year after issuance thereof.

6.                                       Issuance of Tack-On Notes and Payment of Bondholder Additional Consideration and Consenting Noteholders’ Professional Fees.

The Secured Noteholder Committees have asserted that the proposed distribution of the Tack-On Notes and the payment of the Bondholder Additional Consideration and Consenting Noteholders’ Professional Fees violate the subordination provisions of Sections 10.02(a) and (b) of the Old Notes Indentures. However, these subordination provisions do not require payment of the senior indebtedness in full in cash prior to a distribution with respect to the Old Notes and, therefore, the Debtors do not agree that the subordination provisions of the Old Notes Indentures prohibit the distribution of the Tack-On Notes. Furthermore, the payment of Bondholder Additional Consideration and the Consenting Noteholders’ Professional Fees is not prohibited by section 10.02, which only pertains to the payment of principal or interest to the holders of Old Notes prior to the payment in full of Senior Indebtedness.

However, in the event that the Bankruptcy Court disagrees with the Debtors’ interpretation of the subordination provisions in the Old Notes Indentures and concludes that the holders of First Lien Note Claims or Second Lien Note Claims would be impaired by issuance of the Tack-On Notes, the Bondholder Additional Consideration or the Consenting Noteholders’ Professional Fees, the Plan provides alternative means of satisfying such subordination provisions with respect to the Tack-On Notes and Bondholder Consideration and provides that the Consenting Noteholders’ Professional Fees would not be paid. Issuance of the New Senior Subordinated Notes in lieu of the Tack-On Notes would constitute the issuance of debt securities that are subordinated to the Debtors’ senior indebtedness as permitted by Section 10.02(b) of the Old Notes Indenture. In addition, increasing the percentage of Series AA Preferred Stock allocable to the holders of Old Notes Claims from 77.5% to 80% in lieu of payment of the Bondholder Additional Consideration would constitute the issuance of additional capital stock to the Old Note Holders as permitted by Section 10.02(b) of the Old Notes Indenture.

7.                                       Asset Sales and Liens.

The Secured Noteholder Committees request clarification regarding the application to the Plan of the provisions of Section 4.06 of the indentures which limit the ability of the Debtors to conduct asset sales and the Ad Hoc Committee of First Lien Noteholders requests clarification regarding the application to the Plan of the provisions of Section 4.13 of the indentures which limit the ability of the Debtors to incur liens other than “Permitted Liens” as defined in the indentures. In addition, the Ad Hoc Committee of Second Lien Noteholders asserts that the Plan indicates the Debtor’s intent to conduct asset sales to “evade the terms of the Second Lien Indenture.”  The Debtors confirm that they have no intention of conducting asset sales that are not in accordance with the applicable provisions of the indentures or any other agreements governing indebtedness of the Debtors. With respect to the covenant limiting liens, the only liens that will be granted in connection with the Plan are liens granted in connection with the Exit Facility Credit Agreement, which liens will be Permitted Liens under the indentures.

VI. VOTING PROCEDURES AND REQUIREMENTS

The following section describes in summary fashion the procedures and requirements that have been established for voting on the Plan. If you are entitled to vote to accept or reject the Plan, you should receive a ballot for the purpose of voting on the Plan (the “Ballot”). If you hold Claims and/or Interests in more than one Class and you are entitled to vote such Claims and/or Interests in more than one Class, you will receive separate Ballots which must be used for each separate Class of Claims and or Interests. If you are entitled to vote and did not receive a ballot, received a damaged ballot or lost your ballot please call the Voting Agent, Bankruptcy Services, LLC, at (646) 282-2500.

A.                                    VOTING DEADLINE

TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN THE VOTING DEADLINE OF 4:00 P.M. PREVAILING EASTERN TIME ON [               ], 2006 (THE “VOTING DEADLINE”). ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN. ALL BALLOTS MUST BE SENT TO THE FOLLOWING ADDRESS:

FOR FIRST CLASS MAIL:

PLIANT CORPORATION BALLOT PROCESSING CENTER

FDR STATION, P.O. BOX 5014

NEW YORK, NEW YORK 10150-5014

FOR OVERNIGHT MAIL AND HAND DELIVERY:

PLIANT CORPORATION BALLOT PROCESSING

C/O BANKRUPTCY SERVICES, LLC
757 THIRD AVENUE, THIRD FLOOR

NEW YORK, NY 10017

Votes cannot be transmitted orally, by facsimile or by electronic mail. Accordingly, you are urged to return your signed and completed ballot promptly. Any executed ballot received that does not indicate either an acceptance or rejection of the Plan shall be deemed to constitute an acceptance of the Plan.

THE DEBTORS INTEND TO SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY CLASS DEEMED TO REJECT, OR AS TO ANY CLASS THAT VOTES TO REJECT, THE PLAN, AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION.

B.                                    HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE

Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy or defaults of a kind that does not require cure), (b) reinstates the maturity of such claim or equity interest as it existed before the default, (c) compensates the holder of such claim or equity interest for any damages from such holder’s reasonable reliance on such legal right to an accelerated payment (d) if such claim or such interest arises form a failure to perform nonmonetary obligations, other than a default arising form a failure to operate a nonresidential real property lease, compensates the holder of such claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure and (e) does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 4 (First Lien Note Claims), Class 5 (Second Lien Note Claims) and Class 6 (General Unsecured Claims) are unimpaired under the Plan, and the holders of Allowed Claims in each of these Classes are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan.

In accordance with sections 1126 and 1129 of the Bankruptcy Code, Class 3 (Revolving Credit Facility Claims), Class 7 (Old Note Claims) and Class 8 (Intercompany Claims) are impaired under the Plan and, to the extent Claims in such Classes are deemed Allowed, the Holders of such Claims will receive distributions under the Plan. As a result, the holders of Allowed Claims in each of these Classes are entitled to vote to accept or reject the Plan.

Class 9 (Series A Preferred Stock Interests), Class 10 (Series B Preferred Stock Interests) and Class 11 (Outstanding Common Stock Interests) are impaired under the Plan and, to the extent Interests in such Classes are deemed Allowed, the holders of such Interests will receive distributions under the Plan. As a result, the holders of Allowed Interests in each of these Classes are entitled to vote to accept or reject the Plan.

Class 12 (Other Outstanding Common Stock Interests) are impaired under the Plan and will not receive or retain any property of the Debtors in respect thereof. Pursuant to section 1126(g)

of the Bankruptcy Code, the holders of Other Outstanding Common Stock Interests in Class 12 are conclusively deemed to have rejected the Plan and their votes on the Plan will not be solicited.

Accordingly, the Debtors are only soliciting votes on the Plan from the holders of Allowed Claims in Classes 3, 7 and 8 and Allowed Interests in Classes 9, 10 and 11.

With respect to the impaired Class of Claims that is deemed to reject the Plan (Class 12), and any other Class of Claims or Interests that votes to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

C.                                    VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

1.                                       Class of Claims.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (½) in number of the Allowed Claims in such Class that have voted on the Plan in accordance with the Solicitation Order.

2.                                       Class of Interests.

A Class of Interests shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Interests in such Class that have voted on the Plan in accordance with the Solicitation Order.

D.                                    VOTING PROCEDURES

1.                                       Ballots.

All votes to accept or reject the Plan with respect to any Class of Claims or Interests must be cast by properly submitting the duly completed and executed form of Ballot designated for such Class. Holders of Impaired Claims and Interests voting on the Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.”

Ballots must be delivered to the Voting Agent, at its address set forth above, and received by the Voting Deadline. THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE VOTER. If such delivery is by mail, it is recommended that voters use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

In most cases, each Ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim or Interest for voting purposes (if the Claim is a contested Claim, this amount may not be the amount ultimately allowed for purposes of Distribution) and the Class into which the Claim or Interest has been placed under the Plan.

In addition, each Holder of an Claim or Interest entitled to vote on the Plan may elect, by checking the appropriate box on the Ballot, not to grant the releases contained in section 10.2(b) of the Plan and the related injunction. All Holders of Claims or Interests who submit a Ballot without such box checked will be deemed to consent to the releases set forth in section 10.2(b) of the Plan and the related injunction to the fullest extent permitted by applicable law.

If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact the Voting Agent in the manner set forth in this Disclosure Statement.

A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Order also sets forth assumptions and procedures for tabulating ballots that are not completed fully or correctly.

2.                                       Withdrawal or Change of Votes on the Plan.

After the Voting Deadline, no vote may be withdrawn without the prior consent of the Debtors, which consent shall be given in the Debtors’ sole discretion.

Any holder who has submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may change its vote by submitting to the Voting Agent prior to the voting deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. If more than one timely, properly completed Ballot is received with respect to the same Claim or Interest, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the Ballot that the Voting Agent determines was the last to be received.

VII. CONFIRMATION OF THE PLAN

A.                                    CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. The Confirmation Hearing pursuant to section 1128 of the Bankruptcy Code will be held on [              ,     ] 2006 at [        ] [  .m.], prevailing Eastern Time, before the Honorable Mary F. Walrath, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Fifth Floor, Courtroom No. 4, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of adjournment at the Confirmation Hearing, or at any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to Confirmation of the Plan must: (i) be made in writing; (ii) state the name and address of the objecting party and the nature of the claim or interest of such party; (iii) state with particularity the legal and factual basis and nature of any objection to the Plan; and (iv) be filed with the Court, together with proof of service, and served so that they are received on or before [                            ] at [                     ], prevailing Eastern Time by the following parties:

Counsel to the Debtors:
Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603	Young Conaway Stargatt & Taylor, LLP The Brandywine Building 1000 West Street, 17th Floor

Facsimile: (312) 853-7036 Attn: Larry J. Nyhan	P.O. Box 391 Wilmington, Delaware 19899-0391 Facsimile: (302) 571-1253 Attn: Robert S. Brady

The United States Trustee:
U.S. Trustee Office of the United States Trustee J. Caleb Boggs Federal Building 844 King Street, Suite 2207 Lock Box 35 Wilmington, DE 19801 Facsimile: (302) 573-6497 Attn: Mark S. Kenney

Counsel to the Official Committee of Unsecured Creditors:
Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Facsimile: (973) 597-2375 Attn: Kenneth A. Rosen	Ashby & Geddes, P.A. 222 Delaware Avenue, 17th Floor P.O. Box 1150 Wilmington, Delaware 19899 Fax: (302) 654-2067 Attn: Don A. Beskrone

Objections to confirmation of the Plan are governed by Rule 9014 of the Bankruptcy Rules. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY AND PROPERLY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                                    STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (i) is accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, (ii) is feasible and (iii) is in the “best interests” of holders of Claims and Interests impaired under the Plan.

AS EXPLAINED ABOVE, THE BANKRUPTCY CODE CONTAINS PROVISIONS FOR CONFIRMATION OF A PLAN EVEN IF IT IS NOT ACCEPTED BY ALL CLASSES. THESE SO-CALLED “CRAMDOWN” PROVISIONS ARE SET FORTH IN SECTION 1129(B) OF THE BANKRUPTCY CODE, WHICH PROVIDES THAT A PLAN OF REORGANIZATION CAN BE CONFIRMED EVEN IF IT HAS NOT BEEN ACCEPTED BY ALL IMPAIRED CLASSES OF CLAIMS AND INTERESTS AS LONG AS AT LEAST ONE IMPAIRED CLASS OF NON-INSIDER CLAIMS HAS VOTED TO ACCEPT THE PLAN.

1.                                       Acceptance.

Claims and Interests in Classes 3, 7, 8, 9, 10 and 11 are impaired under the Plan, and, therefore (with the exception of Class 11), must accept the Plan in order for it to be confirmed without application of the “fair and equitable test,” described below, to such Classes. As stated

above, impaired Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in dollar amount and a majority in number of the Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan. Impaired Classes of Interests will have accepted the Plan if the Plan is accepted by at least two-thirds in amount of the Interests of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) have voted to accept the Plan.

Classes 1, 2, 4, 5 and 6 are unimpaired under the Plan, and the holders of Allowed Claims in each of these Classes are conclusively presumed to have accepted the Plan.

Class 12 is impaired and the holders of such Claims and Interests will not receive or retain any property under the Plan. Accordingly, Class 12 is deemed not to have accepted the Plan and confirmation of the Plan will require application of the “fair and equitable test,” described below.

2.                                       Fair and Equitable Test.

The Debtors will seek to confirm the Plan notwithstanding the non-acceptance or deemed non-acceptance of the Plan by any impaired Class of Claims or Interests. To obtain such confirmation, it must be demonstrated that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to on account of its claims or interests. The Debtors believe that the Plan satisfies these requirements.

The Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and equity interests, as follows:

(a)                                  Secured Creditors. Either (i) each holder of an impaired secured claim retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens attaching to the proceeds of the sale and the treatment of such liens on proceeds is as provided in clauses (i) or (ii) above.

(b)                                 Unsecured Creditors. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

(c)                                  Interest Holders. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the equity interest, or (ii) the holders of equity interests that are junior to the nonaccepting class will not receive or retain any property under the plan.

THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NONCONSENSUAL BASIS (PROVIDED AT LEAST ONE IMPAIRED CLASS OF CLAIMS

VOTES TO ACCEPT THE PLAN). ACCORDINGLY, THE DEBTORS WILL DEMONSTRATE AT THE CONFIRMATION HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS.

3.                                       Feasibility.

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. This condition is often referred to as the “feasibility” of the Plan. The Debtors believe that the Plan satisfies this requirement.

For purposes of determining whether the Plan meets this requirement, the financial advisors of the Debtors have analyzed the Debtors’ ability to meet their obligations under the Plan. As part of that analysis, the Debtors have prepared consolidated projected financial results for each of the years ending December 31, 2006 through and including 2009. These financial projections, and the assumptions on which they are based, are included in the Projections annexed hereto as Exhibit D. Key points are provided below.

(a)                                  Circumstances leading to Pliant’s Bankruptcy - A number of factors had a significant negative effect on the Debtors’ liquidity position during the last six months of 2005. Increases in raw material, freight, and energy costs that the Debtors could not immediately pass on to customers negatively impacted results of operations and reduced the cash provided by operations as compared with prior periods. The negative impact of these factors on the Debtors during the last half of 2005 was exacerbated by continued high prices of oil and natural gas (which directly impact the cost of the major raw material input to the Debtors’ products) and the impact of Hurricanes Katrina and Rita on the cost and supply of Debtors’ raw materials and on the availability and cost of freight for transporting their products. As a result of these conditions, the Debtors’ highly-leveraged financial position, and an October 17, 2005 effective date for an amendment to the Bankruptcy Code which arguably created incentives for companies to initiate Chapter 11 proceedings prior to October 17, 2005, many of the Debtors’ key suppliers reduced or eliminated credit terms for raw material purchases which further exacerbated Debtors’ liquidity situation. Additionally, the credit rating assigned to the Company’s debt was downgraded by Standard & Poors and Moody’s during the early part of September 2005, which further contributed to the continued tightening of credit terms from the Debtors’ suppliers. As a result of these factors, the amount of cash that the Debtors were required to invest in working capital (i.e., accounts receivable plus inventory value minus accounts payable) increased significantly in the last 6 months of 2005 due to both the higher cost of the raw materials as well as reduced credit terms.

(b)                                 Debtors’ ability to successfully deal with a comparable crisis post emergence - Many of the factors contributing to the Debtors’ liquidity problems in 2005 were unique. Hurricanes Katrina and Rita had an unprecedented impact on Gulf Coast production and distribution of petroleum and petrochemical products. Even prior to the hurricanes, crude oil and natural gas prices had reached all-time highs. The change in the bankruptcy laws and the perceived effect of that change on incentives to file a Chapter 11 petition were likewise unusual. In sum, the confluence of these types of events is not likely to reoccur.

Nevertheless, the Debtors have taken significant steps to reduce the risks posed by these sorts of circumstances.

First, the Debtors have substantially reduced their financial leverage as set forth in the Plan. The Debtors expect this will lead to improved credit ratings by both Standard and Poors and Moody’s, which will result in improved credit terms from the Debtors’ trade suppliers.

Second, the Debtors have had a strong response to their request for formal proposals to provide exit financing packages. Most of the responses have been proposals that provide for maximum availability of $170 million or higher. These proposals exceed the $140 million of maximum availability under the Debtors’ prepetition revolving credit facility. The Debtors believe they will achieve an excellent financial package from a premier lending institution that will meet or exceed their liquidity requirements.

Third, since the Petition Date, the Debtors have been diligently negotiating with their suppliers in an effort to enter into vendor trade agreements, whereby the Debtors are able to gain favorable terms with such vendors. As of the end of March, postpetition trade payables were approximately $29.7 million and days payable outstanding with respect to such payables averaged 13.2 days. The Debtors’ negotiations are continuing, and the Debtors believe, based upon the current status of the negotiations, that the Debtors’ postpetition trade payables as of the Effective Date of the Plan will aggregate approximately $97.8 million, and the days payable outstanding with respect to such payables will average approximately thirty six (36) days, as reflected in the Projections (attached hereto as Exhibit D).

Fourth, the Debtors have changed commercial terms of sale to reduce the time-lag between changes in resin costs and adjustments to selling prices. For example, many customer contracts have been revised to expedite adjustments in selling prices as resin costs change and, in many contracts, to add emergency disaster relief clauses that provide for expedited pricing adjustments. In transactional businesses, pricing terms have changed from “price effective at time of order” to “price effective at time of shipment.”  These changes will minimize the temporary margin squeeze previously experienced by the Debtors during periods of rapidly escalating resin prices.

Fifth, the Debtors have increased their efforts to diversify their supplier base for resins. These efforts include balancing purchases among a broader supplier base to reduce any individual supplier’s leverage over the Debtors and to reduce reliance on any particular geographical region. In addition, the Debtors have been building storage/blending infrastructure to enable sourcing from both secondary market suppliers and expanded purchasing of resins from lower-cost foreign sources.

Sixth, as a result of their experience in responding to the unprecedented conditions of tight supply and high raw material costs during the second half of 2005, the Debtors have improved the efficiency of many of the logistics associated with their supply and distribution chains. For example, the Debtors’ are increasing their truck-load utilization, expanding use of lower-cost intermodal transportation and reducing their reliance on premium spot market freight rates – all of which should yield savings and reduce the Debtors’ exposure to pricing volatility in the freight market.

Finally, the Debtors have taken other steps to increase the productivity of their manufacturing processes, which will have a positive impact on their liquidity. For example, the Debtors have taken steps to reduce net waste by over one full percentage point in 2006.

(c)                                  The Debtors’ ability to pay its debts as they come due and to refinance its obligations - The Debtors’ financial results for the First Quarter of 2006 and their financial Projections for 2006 to 2009 that are attached in Exhibit D support the conclusion that New Pliant and the Reorganized Debtors will be able to make all payments required pursuant to the Plan, and  that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Those projections also demonstrate that Reorganized Debtors  will be able to repay or refinance any and all of the indebtedness under the Plan at or prior to the maturity of such indebtedness. Based upon those projections, the Debtors and their financial advisors, Jefferies & Company, Inc., believe that the Debtors will be able to refinance any and all indebtedness under the Plan at or prior to the maturity of such indebtedness.

The Debtors had $19.8 million of cash on hand at the end of the first quarter of 2006 and a still-unused DIP financing facility that can provide up to approximately $69 million of additional liquidity. In fact, the Debtors have yet to need or use their DIP financing facility. The Debtors also continued their capex investment program during the First Quarter of 2006. The current downward trend of resin prices is also expected to assist in meeting, and possibly exceeding, their projections. Further, those Projections indicate that, after emergence, the Debtors will be able to pay off their revolving debt on a regular basis and maintain positive cash balances. In addition, the Debtors pro forma projections for 2009 indicate financial results which translate into financial ratios that will enable the Debtors to refinance any outstanding debt at that time.

The Debtors have prepared the Projections based upon certain assumptions that they believe to be reasonable under the current circumstances. Those assumptions the Debtors considered to be significant are described in the notes which are part of the Projections. The Projections have not been examined or compiled by independent accountants. Many of the assumptions on which the Projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the actual financial results. Therefore the actual results achieved throughout the period covered by the Projections may vary from the projected results, and the variations may be material. All holders of Claims and Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projections are based in evaluating the Plan.

4.                                       Best Interests Test.

The “best interests” test under section 1129 of the Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a Chapter 7 liquidation. As indicated above, the Debtors believe that under the Plan, Holders of Impaired Claims and Impaired Interests will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. The Chapter 7 liquidation analysis set forth below demonstrates that the Plan satisfies the requirements of the “best interests” test.

To estimate potential returns to Holders of Claims and Interests in a Chapter 7 liquidation, the Debtors determined, as might a Bankruptcy Court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution (net of liquidation-related costs) and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority as set forth in the Bankruptcy Code. The Debtors considered many factors and data and have assumed that the liquidation of all assets would be conducted in an orderly manner and, as such, the bids received for the Debtors’ significant assets would be, at most, materially no different from the bids that the Debtors have received from sales and inquiries in recent months. The liquidation proceeds available for distribution to holders of Claims against and Interests in the Debtors would consist of the net proceeds from the disposition of the Debtors’ assets, augmented by any other cash that the Debtors held and generated during the assumed holding period stated in the Plan and after deducting the incremental expenses of operating the business pending disposition.

In general, as to each entity, liquidation proceeds would be allocated in the following priority:

•                  first, to the Claims of secured creditors to the extent of the value of their collateral;

•                  second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ Chapter 7 cases, including tax liabilities;

•                  third, to the unpaid Administrative Expense Claims;

•                  fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code;

•                  fifth, to Unsecured Claims;  and

•                  sixth, to Interests.

The Debtors’ liquidation costs in a Chapter 7 case would include the compensation of a bankruptcy trustee, as well as compensation of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the Debtors’ operation during the pendency of the Chapter 7 cases and all unpaid Administrative Expense Claims that are allowed in the Chapter 7 case. The liquidation itself might trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate Claims or, in the case of taxes, make it likely that the Internal Revenue Service would assert all of its claims as Priority Tax Claims rather than asserting them in due course as is expected to occur under the Chapter 11 Cases. These Priority Claims would be paid in full out of the net liquidation proceeds, after payment of secured Claims, Chapter 7 costs of administration and other Administrative Expense Claims, and before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests.

The following Chapter 7 liquidation analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of the Debtors and is subject to the assumptions set forth below. The Debtors cannot assure you that these assumptions would be accepted by a Bankruptcy Court. The Chapter 7 liquidation analysis has not been independently audited or verified.

5.                                       Liquidation Analysis.

A liquidation analysis is attached to this Disclosure Statement as Exhibit B (the “Liquidation Analysis”). This analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the Debtors’ control. Accordingly, while the analyses contained in the Liquidation Analysis are necessarily presented with numerical specificity, the Debtors cannot assure you that the values assumed would be realized if the Debtors were in fact liquidated, nor can the Debtors assure you that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determinations under section 1129(a) of the Bankruptcy Code. ACTUAL LIQUIDATION PROCEEDS COULD BE MATERIALLY LOWER OR HIGHER THAN THE AMOUNTS SET FORTH IN EXHIBIT B. NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE RECEIVED IN A CHAPTER 7 LIQUIDATION OF THE DEBTORS. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR PURPOSES OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE ESTATE AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THESE VALUATIONS IS INTENDED TO OR MAY BE ASSERTED TO CONSTITUTE A CONCESSION OR ADMISSION OF THE DEBTORS FOR ANY OTHER PURPOSE.

The Liquidation Analysis is based upon the Debtors’ balance sheets as of December 31, 2005, and assumes that the actual December 31, 2005 balance sheets are conservative proxies for the balance sheets that would exist at the time the Chapter 7 liquidation would commence.

Under section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of a debtor’s estate to Cash and close the estate as expeditiously as is compatible with the best interests of the parties-in-interest. Consistent with these requirements, it is assumed for purposes of the Liquidation Analysis that a liquidation of the Debtors would commence under the direction of a Chapter 7 trustee appointed by the Bankruptcy Court and would continue for a period of nine (9) months, during which time all of the Debtors’ major assets would either be sold or conveyed to their respective lien holders, and the Cash proceeds of such sales, net of liquidation-related costs, would then be distributed to the Debtors’ creditors. Although the liquidation of some assets might not require nine months to accomplish, other assets would be more difficult to collect or sell and hence would require a liquidation period substantially longer than nine months.

As set forth in detail on the attached Liquidation Analysis at Exhibit B, the Debtors believe that the Plan will produce a greater recovery for the holders of Claims and Interests than would be achieved in a Chapter 7 liquidation. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors’ businesses, will provide a substantially greater ultimate return to the holders of Claims and Interests than would a Chapter 7 liquidation.

VIII. PROJECTED FINANCIAL INFORMATION AND REORGANIZATION VALUE

A.                                    PROJECTED FINANCIAL INFORMATION

The Debtors have prepared certain consolidated financial projections, which are attached to this Disclosure Statement as Exhibit D. The Debtors  have undertaken a thorough analysis of the Debtors’ operations to develop a business plan. The business plan reflects a bottom-up analysis of the operations of the Debtors and application of that analysis to develop projections for the years 2006-2009. The analysis and development of the business plan considered historical and recent operational performance, opportunities for improving operational efficiency and reducing waste and costs, and published market research regarding forecast growth rates for the primary markets in which the Debtors participate. The principal assumptions that are part of the business plan and that underlie the projections are set forth in Exhibit D.

The Debtors prepared the Projections based upon, among other things, the anticipated future financial condition and results of operations of Reorganized Debtors and their Non-Debtor Affiliates. The Debtors do not generally publish their business plans and strategies or make external projections of their anticipated financial position or results of operations. Accordingly, after the date of the Disclosure Statement, the Reorganized Debtors do not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in March 2006 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Reorganized Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions. However, the Reorganized Debtors’ regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in the Reorganized Debtors’ Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning the Reorganized Debtors’ actual financial condition and results of operations during the periods covered by these reports.

THE PROJECTIONS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT D WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANY’S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE COMPANY DOES NOT PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE COMPANY BELIEVES THAT THE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN ITS PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A

MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE X, “RISK FACTORS.”

B.                                    REORGANIZATION VALUE

In connection with certain matters relating to the Plan, the Debtors directed Jefferies & Company, Inc. (“Jefferies”), the financial advisors to the Debtors, to prepare an analysis of the going concern equity value of the Reorganized Debtors and their Non-Debtor Affiliates for the purposes of assisting the Debtors in evaluating (a) the relative recoveries of holders of Allowed Claims and Interests under the Plan, (b) whether the Plan satisfies the “best interests” test under the Bankruptcy Code and (c) the value of the shares of stock to be issued under the Plan. The valuation analysis conducted by Jefferies is described below.

In preparing its analysis, Jefferies has, among other things:  (i) reviewed certain internal financial and operating data of the Debtors and their Non-Debtor Affiliates; (ii) discussed with certain senior executives the current operations and prospects of the Debtors and their Non-Debtor Affiliates; (iii) reviewed certain operating and financial forecasts prepared by the Debtors and their Non-Debtor Affiliates, including the projections; (iv) discussed with certain senior executives of the Debtors key assumptions related to the projections; (v) prepared discounted cash flow analyses based on the projections, utilizing various discount rates and terminal value multiples; (vi) considered the market multiples of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of the Debtors and their Non-Debtor Affiliates; (vii) considered the transaction multiples of acquisitions involving companies in businesses reasonably comparable to the operating businesses of the Debtors and their Non-Debtor Affiliates; and (viii) considered such other analyses as Jefferies deemed necessary under the circumstances.

Jefferies assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information available to it from public sources or as provided to Jefferies by the Debtors or their representatives. Jefferies has not audited, reviewed or compiled the accompanying information in accordance with Generally Accepted Accounting Auditing Standards, or otherwise. Jefferies also assumed that the projections have been reasonably prepared on a basis reflecting the Debtors’ best estimates and judgment as to future operating and financial performance.

As a result of such analyses, review, discussions, considerations and assumptions, Jefferies presented to the Debtors estimates that the total enterprise value (“TEV”) of the Debtors and their Non-Debtor Affiliates is a range of approximately $860.0 million to $980.0 million with a mid-point value of $920.0 million (the “TEV Range”). Jefferies reduced such mid-point TEV estimate by the estimated pro forma net debt levels of the Reorganized Debtors and their Non-Debtor Affiliates as of June 30, 2006 (approximately $676.2 million) to calculate the implied reorganized equity value, including both preferred and common equity, of the Reorganized Debtors and their Non-Debtor Affiliates of $243.8 million. In the event that the Holders of the Old Note Claims do not receive the Tack-On Notes in the aggregate principal amount of $20.0 million (subject to downward adjustment to reflect rounding of pro rata interests) pursuant to section 3.2(g)(i) of the Plan, the Holders of the Old Note Claims are to receive New Senior Subordinated Notes, in the aggregate principal amount of $35.0 million (subject to downward adjustment to reflect rounding of pro rata interests). As such, the pro forma net debt levels will increase by $15.0 million to $691.2 million, resulting in a reduction of the implied reorganized equity value from $243.8 million to $228.8 million.

Midpoint Reorganization Valuation
	$20 million Tack-On	$35 million New Senior Subordinated Notes
Reorganization Value	$920.0 million	$920.0 million
Less Debt	676.2 million	691.2 million
New Preferred and Common Equity Value	$243.8 million	$228.8 million

Upon emergence, the equity portion of the reorganized capital structure will consist of: (i) new Series AA Redeemable Preferred Stock with a liquation preference of approximately $335.6 million; (ii) new Series M Preferred Stock and participations in the Deferred Cash Incentive Plan; and (iii) Common Stock. As the liquidation preference of the new preferred equity is greater than the total implied reorganized equity value, Jefferies estimates that there is no implied reorganized Common Stock value at the Effective Date of the Plan and all of the implied reorganized equity value of $243.8 million, or $228.8 million if the Holders of the Old Note Claims do not receive the Tack-On Notes, will be attributable to the new Series AA Redeemable Preferred Stock, the new Series M Preferred Stock and to the participations in the Deferred Cash Incentive Plan.

The Series M Preferred Stock and participations in the Deferred Cash Incentive Plan shall initially be entitled, in the aggregate, to a maximum of 7.5% of the equity value of New Pliant. Such percentage may be increased to an aggregate of a maximum of 8.0% of the equity value of New Pliant under certain circumstances. As such, in order to estimate the midpoint reorganization value of the securities, 8% of the total implied midpoint reorganized equity value, or $19.5 million, has been allocated to the Series M Preferred Stock and participations in the Deferred Cash Incentive Plan, and 92% of the total implied midpoint reorganized equity value, or $224.3 million, has been allocated to the Series AA Redeemable Preferred Stock. If the Holders of the Old Note Claims do not receive the Tack-On Notes, the implied midpoint reorganization value of the Series M Preferred Stock and participations in the Deferred Cash Incentive Plan decreases to $18.3 million, and the implied midpoint reorganization value of the Series AA Preferred Stock decreases to $210.5 million.

	Midpoint Reorganization Value
	$20 million Tack-On	$35 million New Senior Subordinated Notes
Series AA Redeemable Preferred Stock	$224.3 million	$210.5 million	92.0%
Series M Preferred Stock and Deferred Cash Incentive Plan	19.5 million	18.3 million	8.0%
Common Stock	0.0 million	0.0 million	0.0%
	$243.8 million	$228.8 million	100.0%

The estimated range of values represents a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The equity value ascribed in the analysis does not purport to be an estimate of a post-reorganization trading value.

In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding of pre-petition creditors, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis; the fact that the securities are unregistered and not listed on any securities exchange and other factors that generally influence the prices of securities. Actual prices of such securities may also be affected by the bankruptcy case or by other factors not possible to predict. Accordingly, the going concern enterprise value does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.

Jefferies’ estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available as of March 1, 2006. It should be understood that, although subsequent developments may affect Jefferies’ conclusions, including the Company’s actual operating performance versus the projections, Jefferies does not have any obligation to update, revise or reaffirm its estimate.

The summary set forth above does not purport to be a complete description of the analyses performed by Jefferies. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. Depending on the results of the Debtors’ operations or changes in the financial markets, actual total enterprise value may differ from Jefferies’ valuation analysis disclosed herein.

IX. DESCRIPTION OF CAPITAL STOCK AND DEFERRED CASH INCENTIVE PLAN OF NEW PLIANT

A.                                    INTRODUCTION

On the Effective Date, the authorized capital stock of New Pliant will consist of 335,600 shares of Series AA Preferred Stock, 8,000 shares of Series M Preferred Stock and a fixed number of shares of New Common Stock. Set forth below is a summary of (i) the terms of the Series AA Preferred Stock, Series M Preferred Stock and the New Common Stock, which will be set forth in their entirety in the Amended and Restated Certificate of Incorporation of New Pliant (the “Certificate of Incorporation”), which will be substantially in the form attached as Exhibit A to the Plan, (ii) the terms of the Deferred Cash Incentive Plan, which will be in substantially the form attached as Exhibit E to the Plan, (iii) the terms of a Stockholders Agreement to which all holders of New Common Stock will become parties (the “New Pliant Stockholders Agreement”), which will be substantially in the form attached as Exhibit C to the Plan and (iv) the terms of a Registration Rights Agreement to which the holders of Series AA Preferred Stock will become parties (the “Series AA Registration Rights Agreement”), which will be substantially in the form attached as Exhibit D to the

Plan. To the extent that there is any inconsistency between this summary and the Certificate of Incorporation, Deferred Cash Incentive Plan, New Pliant Stockholders Agreement or Series AA Registration Rights Agreement, the terms of the Certificate of Incorporation, Deferred Cash Incentive Plan, New Pliant Stockholders Agreement or Series AA Registration Rights Agreement, as the case may be, shall control.

B.                                    SERIES AA PREFERRED STOCK

The Series AA Preferred Stock will have an initial face amount of $1,000 per share, or an aggregate face amount of $335,600,000, and will accrue dividends at a rate of 13% per annum. Dividends on the Series AA Preferred Stock will cumulate quarterly. New Pliant may not declare, pay or set aside for payment any dividends on the New Common Stock unless it has paid, declared or set aside payments for full cumulative dividends on the shares of Series AA Preferred Stock.

Each share of Series AA Preferred Stock will be entitled to a liquidation preference equal to the $1,000 face amount plus accrued and unpaid dividends. The Series AA Preferred Stock is redeemable at the option of New Pliant at any time at an amount equal to its face amount plus accrued and unpaid dividends.

If the Series AA Preferred Stock has not been redeemed or repurchased by the fifth anniversary of the Effective Date of the Plan, the holders of at least 40% of the outstanding shares of Series AA Preferred Stock shall have the right to cause all of the outstanding class Series AA Preferred Stock to be converted into a number of shares of New Common Stock equal to 99.99% of (i) the excess of the fully diluted shares of New Common Stock at the time of conversion over (ii) the number of shares of New Common Stock, if any, issued pursuant to the Merger Exception described below. Any shares of New Common Stock issued in a transaction that qualifies for the Merger Exception will not be subject to dilution by the conversion of the Series AA Preferred Stock (e.g., if, after a merger that qualifies for the Merger Exception, shareholders of New Pliant prior to the merger own 70% of the New Common Stock and shareholders of the other party to the merger own 30% of the New Common Stock, then the Series AA Preferred would be convertible into 99.9% of 70% of the New Common Stock outstanding after the conversion).

Shares of Series AA Preferred Stock will not have general voting rights, but will have the right to elect 2 out of the 7 members of New Pliant’s Board of Directors. If the Series AA Preferred is not redeemed or repurchased by the fourth anniversary of the Effective Date of the Plan, directors elected by the holders of Series AA Preferred Stock will have supermajority voting rights that will permit them to initiate a sale of New Pliant and give them majority control of any board vote related to a sale of New Pliant. If the Series AA Preferred Stock is not redeemed by the fifth anniversary of the Effective Date of the Plan, the holders of the Series AA Preferred Stock will be able to elect a majority of the Board of Directors without converting the Series AA Preferred Stock to New Common Stock. Holders of Series AA Preferred Stock are not entitled to cumulative voting rights in elections of directors.

In addition, there are a number of actions that New Pliant cannot take without the consent of certain of the holders of Series AA Preferred Stock. In particular:

(a) Without the consent of the holders of a majority of all the outstanding shares of Series AA Preferred Stock, voting separately as a class, New Pliant may not:

•                  create, authorize or issue shares of stock (other than the Series M Preferred Stock) that are either senior to or on a parity with the Series AA Preferred Stock with respect to liquidation or dividends; or

•                  redeem, purchase or otherwise acquire any New Common Stock or other capital stock that is junior to the Series AA Preferred Stock (other than certain purchases of stock from management upon termination of employment).

(b)  Without the consent of the holders of at least two-thirds of all the outstanding shares of Series AA Preferred Stock, voting separately as a class, New Pliant may not:

•                  sell or dispose of all or substantially all of its assets unless, as part of such transaction, the Series AA Preferred Stock will be redeemed and any remaining balance on the Tack-On Notes or New Senior Subordinated Notes, as the case may be, will be paid in full;

•                  amend the terms of the Series AA Preferred Stock; or

•                  merge or consolidate with any other entity, other than (i) reincorporation and certain other mergers that qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended and (ii) mergers that meet certain financial and other tests described in the following paragraph (the “Merger Exception”).

Under the Merger Exception, a merger transaction will not require the approval of the holders of two-thirds of the outstanding shares of Series AA Preferred Stock if, after giving effect to the merger, (1) the pro forma ratio of EBITDA to total interest and dividend obligations (including cash or PIK interest on the New Senior Subordinated Notes and dividends on the Series AA Preferred Stock) for the most recent four fiscal quarters for which financial statements are available prior to signing is at least 10% higher than New Pliant’s actual ratio of EBITDA to total interest and dividend obligations for the same period, (2) the pro forma ratio of total funded debt and Series AA Preferred Stock to EBITDA as of the end of the most recent fiscal quarter for which financial statements are available prior to signing is at least 10% less than New Pliant’s actual ratio of total funded debt and Series AA Preferred Stock to EBITDA for the same period, (3) the conversion right described above will, if exercised, result in the Series AA Preferred Stock converting into at least 51% of the common equity of the surviving parent entity, and (4) holders of a majority of the Series AA Preferred Stock will be able to elect a majority of the board of directors of the surviving parent entity if the Series AA Preferred Stock is not redeemed prior to the fifth anniversary of the Effective Date of the Plan.

C.                                    DEFERRED CASH INCENTIVE PLAN AND SERIES M PREFERRED STOCK

The Deferred Cash Incentive Plan and Series M Preferred Stock will represent a maximum of 7.5% of the equity value of New Pliant, subject to an increase to a maximum of 8% upon approval of the holders of a majority of the shares of New Common Stock distributed to the holders of Old Note Claims under the Plan (such percentage being hereinafter referred to as the “Maximum Percentage Interest”).

The Chief Executive Officer of New Pliant, and employees designated by the Chief Executive Officer of New Pliant and approved by the Board of Directors of New Pliant, are eligible to participate in the Deferred Cash Incentive Plan. Employees, consultants, advisors and agents approved by the administrator of New Pliant’s 2006 Restricted Stock Incentive Plan (the “Stock Plan”) are eligible to receive restricted shares of Series M Stock. The administrator of the Stock Plan will be the Board of Directors of Reorganized Pliant or a committee of the Board composed of non-employee directors.

Participants in the Deferred Cash Incentive Plan and the holders of Series M Preferred Stock will only receive distributions in the event of (i) the transfer of all or substantially all of New Pliant’s assets, (ii) the transfer of a majority of the New Common Stock to one person or group of persons acting in concert (other than to J.P. Morgan Partners (BHCA), L.P. or any of its affiliates), (iii) a merger or consolidation of New Pliant (other than a merger in which the holders of New Common Stock immediately prior to such transaction own a majority in voting power of the New Common Stock (or other voting securities of a successor corporation having the right to elect a majority of its board)), (iv) the liquidation of New Pliant (each of (i), (ii), (iii) and (iv), a “Liquidation Event”) or (v) a redemption of any of the Series AA Preferred Stock.

Amounts payable with respect to Liquidation Proceeds or Redemption Proceeds (each as defined below) that are, in the aggregate, less than the Hurdle Amount (as defined below) will be paid under the Deferred Cash Incentive Plan, and  any additional amounts will be payable in respect of the Series M Preferred Stock. The “Hurdle Amount” will be equal to $243.8 million and will be reduced in connection with any redemption of Series AA Preferred Stock by an amount equal to (x) the aggregate amount of redemption proceeds received by the holders of Series AA Preferred Stock divided by (y) the “Gross-Up Factor”, which shall be 0.925 (if the Maximum Percentage Interest is 7.5%) or 0.92 (if the Maximum Percentage Interest is 8%). The initial Hurdle Amount of $243.8 million represents the implied reorganized equity value calculated by Jefferies based on the mid-point value of Jefferies’ TEV Range.

Participants in the Deferred Cash Incentive Plan will receive percentage interests in distributions under that plan. Those percentage interests may not exceed, but may be less than, the Maximum Percentage Interest. Up to 8,000 shares of Series M Preferred Stock may be outstanding at any time. If all 8,000 shares have been issued and are vested, the Series M Preferred Stock will represent the Maximum Percentage Interest in proceeds of Liquidation Events and redemptions of Series AA Preferred Stock that exceed the Hurdle Amount. If fewer than 8,000 shares have been issued and are vested, then the percentage interest represented by the Series M Preferred Stock will decrease proportionately. For purposes of the remainder of this description, the term “Actual Percentage” means the actual percentage interest represented by the percentage interests in the Deferred Cash Incentive Plan and the shares of Series M Preferred Stock (which are assumed to be, but may not necessarily be, the same).

If, at the time a Liquidation Event occurs, there have been no prior redemptions of, or distributions with respect to, the Series AA Preferred Stock and New Common Stock, then participants in the Deferred Cash Incentive Plan will be entitled to receive an amount equal to the Actual Percentage of the Liquidation Proceeds (as defined below) up to the Hurdle Amount and the Series M Preferred Stock will be redeemable for an aggregate amount equal to the Actual Percentage of the portion of the Liquidation Proceeds (if any) that is in excess of the Hurdle Amount. The “Liquidation Proceeds” will be equal to (x) the aggregate net proceeds (whether paid in cash, securities or other property) received by the holders of Series AA Preferred Stock and New Common Stock in connection with the Liquidation Event plus, if applicable and without duplication, the value of any Series AA Preferred Stock and New Common Stock retained by the holders thereof following such transaction divided by (y) the Gross-Up Factor. If the Liquidation Proceeds consist (in whole or in part) of securities (including retained securities), it is contemplated that the holders of Series M Preferred Stock and participants in the Deferred Cash Incentive Plan will generally receive the same securities and proportions thereof as are received by the holders of the Series AA Preferred Stock and/or New Common Stock, as the case may be, although the participants in the Deferred Cash Incentive Plan will have a right to receive at least 40% of the payments under the Deferred Cash Incentive Plan in cash.

If any shares of Series AA Preferred Stock are redeemed and the aggregate amount of the proceeds (excluding proceeds from a Liquidation Event) with respect to such redemption and all prior redemptions of Series AA Preferred Stock exceeds $50 million, then participants in the Deferred Cash Incentive Plan will receive payments equal to the Actual Percentage of the Redemption Proceeds (as defined below) up to the Hurdle Amount and dividends will be payable with respect to the Series M Preferred Stock in an aggregate amount equal to the Actual Percentage of the Redemption Proceeds which are in excess of the Hurdle Amount. The “Redemption Proceeds” will be equal to the amount obtained by dividing (x) the sum of the cash proceeds received by the holders of the Series AA Preferred Stock upon such redemption plus, if prior redemptions have been made but the aggregate proceeds paid to holders of Series AA Preferred Stock in such prior redemptions were less than or equal to $50 million, the aggregate proceeds paid in such prior redemptions, by (y) the Gross-Up Factor.

If there have been any redemptions of, or distributions with respect to, the Series AA Preferred Stock or New Common Stock prior to a Liquidation Event, then adjustments shall be made to ensure that the aggregate amount payable to participants under the Deferred Cash Incentive Plan and to holders of Series M Preferred Stock as a result of such Liquidation Event is equal to the excess of (A) the Actual Percentage of the sum of (i) the Liquidation Proceeds plus (ii) the amount obtained by dividing (x) the aggregate amount paid to holders of Series AA Preferred Stock and Common Stock in connection with such prior redemptions or distributions by (y) the Gross-Up Factor, minus (B) the aggregate amount actually paid to participants in the Deferred Cash Incentive Plan and holders of the Series M Preferred Stock in respect of such prior redemptions or distributions.

Upon consummation of a Qualified Public Offering and after giving effect to any distributions made to or redemptions of the Series AA Preferred Stock in connection with or as a result of the use of the proceeds thereof, the Series M Preferred Stock will be converted into the Actual Percentage of the aggregate number of shares of common stock and Series AA Preferred Stock (and any class of securities which are issued in exchange for such classes of stock in any recapitalization or similar transaction accomplished prior to or in connection with the Qualified Public Offering) of New Pliant outstanding immediately following the consummation of such Qualified Public Offering (but excluding any shares of common stock issued in the Qualified Public Offering). In addition, if any distributions (other than redemption or liquidation proceeds or shares of stock issued in a Qualified Public Offering) have been made with respect to the Series AA Preferred Stock and Common Stock prior to the Qualified Public Offering, the participants in the Deferred Cash Incentive Plan and the holders of the Series M Preferred Stock will be entitled to receive the Actual Percentage of (x) such distributions divided by (y) the Gross-Up Factor.

Participants in the Deferred Cash Incentive Plan and holders of Series M Preferred Stock will be subject to additional terms (such as eligibility requirements for cash awards under the Deferred Cash Incentive Plan and vesting and repurchase provisions and restrictions on transfer for the Series M Preferred Stock) that are designed to encourage retention of key employees. Certain of those terms are set forth in the Exhibits to the Plan and others will be determined by the Board of Directors of New Pliant. It is expected than any vesting schedule will provide for accelerated vesting upon the occurrence of a Liquidation Event.

The Series M Preferred Stock has no voting rights except as provided by law and, as such, is not entitled to vote in elections of directors.

D.                                    NEW COMMON STOCK

Holders of New Common Stock are entitled to elect 5 out of 7 of the members of the Board of Directors of New Pliant. Holders of New Common Stock are not entitled to cumulative voting rights in the election of directors.

In the event of the liquidation, dissolution or winding up of New Pliant, the holders of New Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities, including the liquidation preferences of the Series AA Preferred Stock and the Series M Preferred Stock described above. Holders of New Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of New Pliant out of assets legally available therefor, subject to the preferential dividend rights of the Series AA Preferred Stock and Series M Preferred Stock. The Certificate of Incorporation also provides for restrictions on transfer that are designed to keep the number of record holders of New Common Stock below 500.

E.                                      NEW PLIANT STOCKHOLDERS AGREEMENT

Under the terms of the New Pliant Stockholders Agreement, holders of New Common Stock who are “Permitted Holders” under the First and Second Lien Notes Indentures cannot transfer their New Common Stock to anyone other than another Permitted Holder as long as any First Lien Notes or Second Lien Notes are outstanding. Also, all transferees of New Common Stock must become a party to the New Pliant Stockholders Agreement.

The New Pliant Stockholders Agreement also grants to certain holders of New Common Stock the right to purchase their pro rata share of any new equity securities issued by Company, subject to exceptions for acquisitions, management equity and certain other transactions. The New Pliant Stockholders Agreement also contains “drag-along rights” that require all holders of New Common Stock to participate in and vote in favor of any sale of the Company approved by the Board of Directors and the JP Morgan Entities; provided, that the holders of the New Common Stock issued to the Holders of Old Note Claims may not be required to participate unless the Series AA Preferred Stock and Tack-On Notes or New Senior Subordinated Notes, as the case may be, are paid in full.

Under the New Pliant Stockholders Agreement, the 5 members of the Board of Directors to be elected by the holders of New Common Stock will consist of the CEO of New Pliant and 4 members appointed by the JP Morgan Entities (as the holder of a majority of the New Common Stock held by the Permitted Holders under the First and Second Lien Notes Indentures).

Holders of a majority of the New Common Stock allocated under the Plan to the Holders of Old Note Claims, the JP Morgan Entities and certain other holders of Series A Preferred Stock will have demand registration rights following the third anniversary of the Effective Date of the Plan. Affiliates (such as the JP Morgan Entities) have additional demand and piggyback registration rights following an IPO of the New Common Stock.

The New Pliant Stockholders Agreement also provides that New Pliant cannot increase the Maximum Percentage Interest represented by the Deferred Cash Incentive Plan or Series M Preferred Stock without the prior approval of the holders of a majority of the shares of New Common Stock issued to Holders of Old Note Claims under the Plan.

F.                                      SERIES AA REGISTRATION RIGHTS AGREEMENT

New Pliant will take all actions reasonably required to permit the Series AA Preferred Stock to be quoted on the NASDAQ OTC Bulletin Board as soon as practicable following the Effective Date of the Plan. At any time after the nine month and prior to the second anniversary of the Effective Date of the Plan, the holders of a majority of the Series AA Preferred Stock issued to Holders of Old Note Claims can require New Pliant to register an underwritten public offering of the Series AA Preferred Stock.

X. RISK FACTORS

THE IMPLEMENTATION OF THE PLAN AND THE NEW COMMON STOCK, SERIES M PREFERRED STOCK, SERIES AA PREFERRED STOCK AND THE TACK-ON NOTES (OR TO THE EXTENT NECESSARY, THE NEW SENIOR SUBORDINATED NOTES) TO BE ISSUED ON THE EFFECTIVE DATE ARE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW.

IN EVALUATING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS AGAINST ANY OF THE DEBTORS ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION, OR ALTERNATIVES TO THE PLAN.

THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE PRICES AT WHICH THE

COMPANY CAN SELL ITS PRODUCTS, THE AVAILABILITY AND COST OF RESIN AND OTHER RAW MATERIALS, CHANGES IN CREDIT TERMS FROM SUPPLIERS, CURRENCY EXCHANGE RATE FLUCTUATIONS, THE DEVELOPMENT OF NEW TECHNOLOGIES, ECONOMIC DOWNTURN, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. NO PARTY, INCLUDING, WITHOUT LIMITATION, THE DEBTORS OR THE REORGANIZED DEBTORS, UNDERTAKES AN OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

A.                                    GENERAL BANKRUPTCY LAW CONSIDERATIONS

1.                                       Failure to Obtain Confirmation of the Plan May Result in Liquidation or Alternative Plan on Less Favorable Terms.

Although the Debtors believe that the Plan will satisfy all requirements for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not be sufficiently material as to necessitate the resolicitation of votes on the Plan.

The Plan provides that the Debtors reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 11. In the event that Classes 3, 7, 8, 9, 10 and/or 11 fail to accept the Plan in accordance with section 1126(c) and 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right: (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code; and/or (b) to modify the Plan in accordance with Section 12.9 thereof. While the Debtors believe that the Plan satisfies the requirements for non-consensual confirmation under section 1129(b) of the Bankruptcy Code because it does not “discriminate unfairly” and is “fair and equitable” with respect to the Classes that reject or are deemed to reject the Plan, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can be no assurance that any such challenge to the requirements for non-consensual confirmation will not delay the Debtors’ emergence from chapter 11 or prevent confirmation of the Plan.

Confirmation of the Plan is subject to certain conditions as described in Article IX of the Plan. Failure to meet any of these conditions could result in the Plan not being confirmed.

If the Plan is not confirmed, there can be no assurance that the Chapter 11 Cases will continue rather than be converted into chapter 7 liquidation cases or that any alternative plan or plans of reorganization would be on terms as favorable to the holders of Claims against any of the Debtors as the terms of the Plan. If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be substantially eroded to the detriment of all stakeholders.

2.                                       Failure of Occurrence of the Effective Date May Result in Liquidation or Alternative Plan on Less Favorable Terms.

Although the Debtors believe that the Effective Date may occur as soon as ten (10) Business Days after the Confirmation Date, there can be no assurance as to such timing. The occurrence of the Effective Date is also subject to certain conditions precedent as described in Article IX of the Plan. Failure to meet any of these conditions could result in the Plan not being consummated.

If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

If the Effective Date of the Plan does not occur, there can be no assurance that the Chapter 11 Cases will continue rather than be converted into chapter 7 liquidation cases or that any alternative plan or plans of reorganization would be on terms as favorable to the holders of Claims against any of the Debtors as the terms of the Plan. If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be eroded to the detriment of all stakeholders.

B.                                    OTHER RISK FACTORS

1.                                       Variances from Projections May Affect Ability to Pay Obligations.

The Debtors have prepared the projected financial information contained in this Disclosure Statement relating to the Reorganized Debtors, including the pro forma financial statements attached as Exhibit D to this Disclosure Statement, in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections are intended to illustrate the estimated effects of the Plan and certain related transactions on the results of operations, cash flow and financial position of the Reorganized Debtors for the periods indicated. The Projections are qualified by the introductory paragraphs thereto and the accompanying assumptions, and must be read in conjunction with such introductory paragraphs and assumptions, which constitute an integral part of the Projections. The Projections are based upon a variety of assumptions as set forth therein, and Reorganized Debtors’ future operating results are subject to and likely to be affected by a number of factors, including significant business, economic and competitive uncertainties, many of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement many affect the actual financial results of the Reorganized Debtors’ operations. Accordingly, actual results may vary materially from those shown in the Projections, which may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain holders of Claims and Interests entitled to distributions under the Plan and other indebtedness incurred after confirmation of the Plan.

Management believes that the industries in which the Reorganized Debtors will be operating are volatile due to numerous factors, all of which make accurate forecasting very difficult. Although it is not possible to predict all risks associated with the Projections and their underlying assumptions, there are some risks which management is presently able to identify. The Projections assume that all aspects of the Plan will be successfully implemented on the terms set forth in this Disclosure Statement and that the publicity associated with the bankruptcy proceeding contemplated by the Plan will not adversely affect the Reorganized Debtors’ operating results. There can be no assurance that these two assumptions are accurate, and the failure of the Plan to be successfully implemented, or adverse publicity, could have a materially detrimental effect on the Reorganized Debtors’ businesses, results of operations and financial condition.

Moreover, the Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Rather, the Projections were developed in connection with the planning, negotiation and development of the Plan. The Reorganized Debtors do not undertake any obligation to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. In management’s view, however, the Projections were prepared on a reasonable basis and represent a reasonable view of the expected future financial performance of the Reorganized Debtors after the Effective Date. Nevertheless, the Projections should not be regarded as a representation, guaranty or other assurance by the Debtors, New Pliant, the Reorganized Debtors or any other person that the Projections will be achieved and holders are therefore cautioned not to place undue reliance on the projected financial information contained in this Disclosure Statement.

2.                                       Extent of Leverage May Limit Ability to Obtain Additional Financing for Operations.

Although the Plan will result in the elimination of $320 million of subordinated debt and approximately $298 million (as of December 31, 2005) of mandatorily redeemable preferred stock of Pliant, the Reorganized Debtors will continue to have a significant amount of indebtedness.

Such levels of indebtedness may limit the ability of the Reorganized Debtors to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes. Such levels of indebtedness may also limit the ability of the Reorganized Debtors to adjust to changing market conditions and to withstand competitive pressures, possibly leaving the Reorganized Debtors vulnerable in a downturn in general economic conditions or in their businesses or unable to carry out capital spending that is important to their growth and productivity improvement programs.

3.                                       Uncertainty Regarding Exit Facility Credit Agreement May Adversely Affect Success of Reorganization.

Although a term sheet setting forth the expected terms of the Exit Facility Credit Agreement to be entered into by the Reorganized Debtors is set forth as Exhibit I to this Disclosure Statement, the exact terms of the Exit Facility Credit Agreement have not yet been finalized. In addition, even if an Exit Facility Credit Agreement is entered into on substantially the terms set forth in such term sheet, any inability of New Pliant to satisfy the financial covenants and maintain sufficient inventory and receivables levels could restrict the ability of New Pliant to fully access the maximum amount that may be borrowed under the Exit Facility Credit Agreement. Moreover, covenants contained in the First Lien Notes Indenture and the Second Lien Notes Indenture may further restrict the ability of New Pliant to fully utilize the Exit Facility Credit Agreement. These uncertainties with respect to the Exit Facility Credit Agreement may adversely affect the success of the reorganization of the Reorganized Debtors.

4.                                       Assumptions Regarding Value of the Debtors’ Assets May Prove Incorrect.

It has been generally assumed in the preparation of the Projections that the historical book value of the Debtors’ assets approximates those assets’ fair value, except for specific adjustments. For financial reporting purposes, the fair value of the Debtors’ assets must be determined as of the Effective Date. This determination will be based on an independent valuation. Although the Debtors do not presently expect this valuation to result in values that are materially greater or less than the values assumed in the preparation of the Projections, the Debtors can make no assurances with respect thereto.

5.                                       Historical Financial Information May Not Be Comparable.

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

6.                                       Market and Business Risks May Adversely Affect Business Performance.

In the normal course of business, the Debtors are subject to the following types of risks and variables, which the Debtors anticipate may materially affect their business performance following the Effective Date:(21)

•                  The Debtors’ ability to generate cost savings and manufacturing and operational efficiencies sufficient to achieve the financial performance set forth in the Projections, including, but not limited to, initiatives to obtain new business and to generate and manage working capital consistent with the Projections and the underlying assumptions thereto;

•                  Variations in the financial or operational condition of the Debtors’ significant customers;

•                  Material shortages, transportation systems delays or other difficulties in markets where the Debtors purchase supplies for the manufacturing of their products;

•                  Significant work stoppages, disputes or any other difficulties in labor markets where the Debtors obtain materials necessary for the manufacturing of their products or where their products are manufactured, distributed or sold;

•                  Increased development of competitive alternatives to the Debtors’ products;

•                  Fluctuations in interest rates;

•                  Unscheduled plant shutdowns;

•                  Increased operating costs;

(21) See also Pliant’s Annual Report on Form 10-K for the year ended December 31, 2005 (attached as Exhibit C hereto) and the additional “Risk Factors” contained therein.

•                  Changes in prices and supply of raw materials;

•                  Changes in credit terms offered by the Debtors’ suppliers;

•                  The Debtors’ ability to obtain cash adequate to funds their needs, including the borrowings available under the Exit Facility Credit Agreement;

•                  Various worldwide economic and political factors, changes in economic conditions, currency fluctuations and devaluations, credit risks in foreign markets or political instability in foreign countries where the Debtors and the Affiliates have manufacturing operations or suppliers;

•                  Physical damage to or loss of significant manufacturing or distribution property, plant and equipment due to fire, weather or other factors beyond the Debtors’ control;

•                  Legislative activities of governments, agencies and similar organizations, both in the United States and in foreign countries, that may affect the operations of the Debtors and their Affiliates;

•                  The Debtors’ ability to comply with government regulations, including public market disclosure requirements such as those contained within the Sarbanes-Oxley Act;

•                  Legal actions and claims of undetermined merit and amount involving, among other things, product liability, recalls of products manufactured or sold by the Debtors and environmental and safety issues involving the Debtors’ products or facilities; and

•                  Possible terrorist attacks or acts of aggression or war, which could exacerbate other risks such as slowed production or interruptions in the transportation system.

7.                                       Failure to Maintain Customer Relationships May Adversely Affect Financial Results.

The loss of one or more major customers, or a material reduction in sales to these customers as a result of competition from other film manufacturers, in-sourcing of film requirements or other factors, would have a material adverse effect on the Company’s results of operations.

8.                                       Foreign Currency Risk May Adversely Affect Financial Results.

The Debtors are subject to the risk of changes in foreign currency exchange rates due to their global operations. The Company manufactures and sells its products in North America, Latin America, Europe and Australia. As a result, the Debtors’ financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which the Debtors manufacture and distribute their products. The Debtors’ operating results are primarily exposed to changes in exchange rates between the U.S. dollar and Canadian currency.

9.                                       Failure to Attract and Maintain Employees May Adversely Affect Financial Results.

Among the Debtors’ most valuable assets are their highly skilled professionals who have the ability to leave the Debtors and so deprive the Debtors of valuable skills and knowledge that contribute substantially to their business operations. Although the Debtors have tried to maintain the confidence and dedication of their personnel through the pendency of the Chapter 11 Cases, the Debtors cannot be sure that they will ultimately be able to do so and, if not, that they will be able to replace such personnel with comparable personnel. In addition, the Debtors cannot be sure that such key personnel will not leave after consummation of the Plan and emergence from Chapter 11. Further attrition may hinder the Debtors’ ability to operate efficiently, which could have a material adverse effect on their results of operations and financial condition.

10.                                 Cost of Compliance with Government Regulation May Adversely Affect Financial Results.

The Debtors are subject to various foreign, federal, state and local laws and regulations that affect the conduct of their operations, including environmental laws. The Debtors cannot assure you that compliance with these laws and regulations or the adoption of modified or additional laws and regulations will not require large expenditures by the Debtors or otherwise have a significant effect on the Debtors’ financial condition or results of operations. Among other laws, a change in the tax laws of the United States or Canada could materially affect the consequences of the Plan as described herein to the Debtors and the holders of Claims and Interests. See Article XI, “Certain Federal Income Tax Consequences of the Plan.”

11.                                 Volatile Resin Prices May Affect Ability to Recover Raw Material Costs.

Polyethylene, PVC, polypropylene and other resins and additives constitute the major raw material for the Debtors’ products. While the Debtors are diversifying their supply base, today the Debtors still purchase most of their resin from major oil companies and petrochemical companies in North America. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas. Resin shortages or significant increases in the price of resin have had and could continue to have a significant adverse effect on the Debtors’ businesses. High crude oil and natural gas pricing have had significant impact on the price and supply of resins. If high resin pricing continues, the Debtors may be limited in their ability to pass through such costs to their customers.

12.                                 Intellectual Property May Not Be Adequately Protected.

The Debtors rely on patents, trademarks and licenses to protect their intellectual property, which is significant to their businesses. The Debtors also rely on unpatented proprietary know-how, continuing technological innovations and other trade secrets to develop and maintain their competitive position. The Debtors routinely seek to protect their patents, trademarks and other intellectual property, but their precautions may not provide meaningful protection against competitors or protect the value of their trademarks. In addition to their own patents, trade secrets and proprietary know-how, the Debtors license from other parties, the right to use some of their intellectual property. The Debtors routinely enter into confidentiality agreements to protect their trade secrets and property know-how. However such agreements may be breached, may not provide meaningful protection or may not contain adequate remedies for the Debtors if they are breached.

13.                                 Other Manufactures May Have a Competitive Advantage.

The markets in which the Company operates are highly competitive on the basis of service, product quality, product innovation and price. Small and medium-sized manufacturers that compete primarily in regional markets service a large portion of the film and flexible packaging market, and there are relatively few large national manufacturers. In addition to competition from many smaller competitors, the Company faces competition from a number of large film and flexible packaging companies. Some of the Company’s competitors are substantially larger, are more diversified and have greater resources, creating certain competitive advantages.

C.                                    RISKS TO CREDITORS WHO WILL RECEIVE SECURITIES

The ultimate recoveries under the Plan to holders of Class 7, 9, 10 and 11 Claims and Interests that receive New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) pursuant to the Plan will depend on the realizable value of the New Common Stock, Series M Preferred Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes). The securities to be issued pursuant to the Plan, including the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes), are subject to a number of material risks, including, but not limited to, those specified below. Prior to voting on the Plan, each holder of Class 7, 9, 10 and 11 Claims and Interests should carefully consider the risk factors specified or referred to below, as well as all of the information contained in the Plan.

1.                                       Lack of Established Market for the Securities May Adversely Affect Liquidity.

There can be no assurance that an active market for the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) will develop, nor can any assurance be given as to the prices at which such securities might be traded. The New Common Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) to be issued under the Plan will not be listed on or traded on any nationally recognized market or exchange. Although the Company has agreed to take all steps reasonably required to permit the Series AA Preferred Stock to be traded on the NASDAQ OTC Bulletin Board, only market makers can apply to quote securities on such service. Even if the Series AA Preferred Stock is quoted for trading on the NASDAQ OTC Bulletin Board, there can be no assurance that an active or liquid trading market will develop for the Series AA Preferred Stock.

The New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) to be issued under the Plan have not been registered under the Securities Act of 1933 (as amended, together with the rules and regulations promulgated thereunder, the “Securities Act”), any state securities laws or the laws of any other jurisdiction. Absent such registration, the New Common Stock, Series M Preferred Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) may be offered or sold only in transactions that are not subject to or that are exempt from the registration requirements of the Securities Act and other applicable securities laws. As explained in more detail in Section XI (Certain Securities Law Considerations), most recipients of New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) will be able to resell such securities without registration pursuant to the exemption provided by Section 4(1) of the Securities Act.

2.                                       Value of New Common Stock May be Significantly Diluted.

If the Series AA Preferred Stock has not been redeemed or repurchased by the fifth anniversary of the Effective Date of the Plan, the holders of at least 40% of the outstanding shares of Series AA Preferred Stock will have the right to cause all of the outstanding Series AA Preferred Stock to be converted into a number of shares of New Common Stock that will dilute the ownership interest of the New Common Stock to be issued pursuant to the Plan to .01% or less. Thus, if New Pliant is unable to redeem or repurchase the Series AA Preferred Stock by the fifth anniversary of the Effective Date of the Plan, the New Common Stock issued pursuant to the Plan may be rendered essentially worthless by such conversion. The terms of the First Lien Notes Indenture and Second Lien Notes Indentures currently prohibit, and the terms of the Exit Facility Credit Agreement are expected to prohibit, New Pliant from redeeming or repurchasing the Series AA Preferred Stock.

Although no options or warrants will be issued under the Plan and there are restrictions on New Pliant’s ability to issue options or warrants in the future, the issuance of options or warrants to purchase New Common Stock or the issuance of additional shares of New Common Stock following the Effective Date would dilute the ownership percentage represented by the New Common Stock distributed pursuant to the Plan (regardless of whether the Series AA Preferred Stock is converted into Common Stock) .

3.                                       Lack of Dividends on Securities May Adversely Affect Liquidity.

The Debtors do not anticipate that cash dividends or other distributions will be made by New Pliant or the Reorganized Debtors with respect to the New Common Stock or Series AA Preferred Stock in the foreseeable future. In addition, covenants in certain debt instruments to which New Pliant or the Reorganized Debtors will be a party may restrict the ability of New Pliant or the Reorganized Debtors to pay dividends and make certain other payments. Further, such restrictions on dividends may have an adverse impact on the market demand for New Common Stock or Series AA Preferred Stock as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the securities issued pursuant to the Plan.

4.                                       Holders of Options Who Elect to Exercise May Not Realize a Positive Return on Their Investment.

The holders of Options may exercise such Options and receive shares of New Common Stock in New Pliant upon tender of the contractual exercise price of such Options on or prior to the Effective Date of the Plan. The exercise price of such Options may greatly exceed the value on the Effective Date of the Plan of the shares of New Common Stock that may be purchased in connection therewith and the value of such shares of New Common Stock may never equal or exceed the exercise price paid for such shares of New Common Stock. In addition, the value of the New Common Stock received in connection with the exercise of an Option is subject to dilution as set forth above in the risk factor entitled “RISKS TO CREDITORS WHO WILL RECEIVE SECURITIES – Value of New Common Stock May be Significantly Diluted.”  Accordingly, holders of Options who elect to exercise such Options to purchase shares of New Common Stock may not realize a positive return on such investment.

5.                                       Interest of J.P. Morgan Partners, LLC as Controlling Stockholder May Differ from Interests of Other Securities Holders.

Affiliates of J.P. Morgan Partners, LLC currently own approximately 55% of Pliant’s outstanding common stock, 74% of Pliant’s detachable warrants to purchase common stock issued in connection with our preferred stock and 59% of Pliant’s outstanding preferred stock. Following consummation of the Plan, affiliates of J.P. Morgan Partners, LLC will own approximately 13% of the Series AA Preferred Stock and approximately 40% of the New Common Stock of Pliant Holdings. Under the terms of the New Pliant Stockholders Agreement, those affiliates will have the right to designate 4 out of the 7 members of the New Pliant Board of Directors and thereby will have effective control  of New Pliant. As the holders of a significant percentage of the New Common Stock, the interests of the affiliates of J.P. Morgan Partners, LLC may not in all cases be aligned with the interests of recipients of securities the Tack-On Notes (or, if necessary, the New Subordinated Notes) or other recipients of Series AA Preferred Stock pursuant to the Plan. As the holders of a significant percentage of the Series AA Preferred Stock, the interests of the affiliates of J.P. Morgan Partners, LLC may not in all cases be aligned with the interests of other recipients of New Common Stock pursuant to the Plan.

XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain United States federal income tax aspects of the Plan, is for general information purposes only, and should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular holder of a Claim or Interest. This discussion does not purport to be a complete analysis or listing of all potential tax considerations.

This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), existing and proposed Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions. Legislative, judicial, or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the United States federal income tax consequences of the Plan. Any such changes or interpretations may be retroactive and could significantly affect the United States federal income tax consequences of the Plan.

No ruling has been requested or obtained from the Internal Revenue Service (the “IRS”) with respect to any tax aspects of the Plan and no opinion of counsel has been sought or obtained with respect thereto. No representations or assurances are being made to the holders of Claims or Interests with respect to the United States federal income tax consequences described herein.

Any discussion of United States federal tax issues set forth in this Disclosure Statement is written solely in connection with the confirmation of the Plan to which the transactions described in this Disclosure Statement are ancillary. Such discussion is not intended or written to be legal or tax advice to any person and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any United States federal tax penalties that may be imposed on such person. Each holder of a Claim or Interest should seek advice based on its particular circumstances from an independent tax advisor.

A.                                    FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

1.                                       Cancellation of Indebtedness Income.

Under the IRC, a taxpayer generally must recognize income from the cancellation of debt (“COD Income”) to the extent that its indebtedness is discharged during the taxable year. Section 108(a)(1)(A) of the IRC provides an exception to this rule, however, where a taxpayer is in bankruptcy and where the discharge is granted, or is effected pursuant to a plan approved, by the bankruptcy court. In this case, instead of recognizing income, the taxpayer is required, under Section 108(b) of the IRC, to reduce certain of its tax attributes by the amount of COD Income. The attributes of the taxpayer are to be reduced in the following order:  net operating losses (“NOLs”), general business and minimum tax credit carryforwards, capital loss carryforwards, the basis of the taxpayer’s assets, and finally, foreign tax credit tax carryforwards (collectively, “Tax Attributes”). Section 108(b)(5) of the IRC permits a taxpayer to elect to first apply the reduction to the basis of the taxpayer’s depreciable assets, with any remaining balance applied to the taxpayer’s other Tax Attributes in the order stated above. In addition to the foregoing, Section 108(e)(2) of the IRC provides a further exception to the realization of COD Income upon the discharge of debt, providing that a taxpayer will not recognize COD Income to the extent that the taxpayer’s satisfaction of the debt would have given rise to a deduction for United States federal income tax purposes. The effect of Section 108(e)(2) of the IRC, where applicable, is to allow a taxpayer to discharge indebtedness without recognizing income and to avoid any reduction of its Tax Attributes.

As a result of having their debt reduced in connection with their bankruptcy, the Debtors generally will not recognize COD Income from the discharge of indebtedness pursuant to the Plan; however, certain Tax Attributes of the Debtors will be reduced or eliminated. The Debtors currently do not expect to make the election under the IRC to apply any required attribute reduction first to the basis of the Debtors’ depreciable property.

To the extent that the Debtors are required to reduce their Tax Attributes, the mechanics of such attribute reduction will be governed by Treasury Regulation §1.1502-28, which contains rules that apply where the debtor corporation is a member of a group filing a consolidated return. These rules generally provide that the Tax Attributes attributable to the debtor corporation are the first to be reduced. For this purpose, Tax Attributes attributable to the debtor member include consolidated Tax Attributes (such as consolidated NOLs) that are attributable to the debtor member pursuant to the consolidated return regulations, and also include the basis of property of the debtor (including subsidiary stock), all of which are reduced in the order described above. To the extent that the COD Income of the debtor member exceeds the Tax Attributes attributable to it, the consolidated Tax Attributes attributable to other members of the consolidated group must be reduced. In the case of a consolidated group with multiple debtor members, each debtor member’s Tax Attributes must be reduced before such member’s COD Income can be reduced by Tax Attributes attributable to other members of the consolidated group. In addition, to the extent that the debtor corporation is required to reduce its basis in the stock of another group member, the lower-tier member also must reduce its Tax Attributes, including the consolidated Tax Attributes attributable to that lower-tier member. Any required attribute reduction will take place after the Debtors have determined their taxable income, and any federal income tax liability, for the taxable year in which the Effective Date occurs.

2.                                       Net Operating Losses and Other Attributes.

Following the Effective Date, the Debtors expect to have consolidated NOLs. As of December 31, 2005, the Debtors had approximately $304 million of consolidated NOLs, and in addition the Debtors expect to generate additional consolidated NOLs through the Effective Date. The amount of such consolidated NOLs remains subject to adjustment by the IRS. As explained above, however, the Debtors’ consolidated NOLs and other Tax Attributes may be reduced or eliminated as of the beginning of the taxable year following the year in which the Effective Date occurs as a result of the COD Income expected to be realized on implementation of the Plan. Assuming a reorganized equity value for the Debtors consistent with that used in Section VIII.B. of this Disclosure Statement, the COD Income expected to be realized on implementation of the Plan is estimated to be in the range of approximately $98 million to approximately $188 million. It is expected that all or substantially all of the realized COD Income will be applied against the Debtors’ consolidated NOLs described above. Accordingly, there can be no assurance that the Reorganized Debtors will have NOLs following the year in which the Plan is implemented.

As a general rule, an NOL incurred by a taxpayer during a taxable year can be carried back and deducted from its taxable income generated within the two preceding taxable years and the remainder can be carried forward and deducted from the taxpayer’s taxable income over the 20 succeeding taxable years.

3.                                       Annual Section 382 Limitation on Use of NOLs.

Section 382 of the IRC contains certain rules limiting the amount of NOLs a corporate taxpayer can utilize in the years following an “ownership change” (the “Annual Section 382 Limitation”). An “ownership change” generally is defined as a more than 50 percentage point change in ownership of the value of the stock of a “loss corporation” (a corporation with NOLs) that takes place during the three year period ending on the date on which such change in ownership is tested. Certain of the Debtors’ NOLs may be subject to an Annual Section 382 Limitation triggered by a prior ownership change.

As a general rule, a loss corporation’s Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable “long-term tax-exempt rate,” a rate published monthly by the Treasury Department (4.26% for ownership changes that occurred during April 2006). Assuming a reorganized equity value for the Debtors consistent with that used in Section VIII.B. of this Disclosure Statement and the long-term tax-exempt rate set forth above, the Debtors’ Annual Section 382 Limitation is estimated to be in the range of approximately $7.2 million to approximately $12.9 million per year. The Debtors’ Annual Section 382 Limitation may be increased by any net unrealized built-in gain, if any, inherent in the assets of the Debtors immediately prior to the implementation of the Plan as described below. Any unused portion of the Annual Section 382 Limitation generally is available for use in subsequent years. The Annual Section 382 Limitation is increased if the loss corporation has net unrealized built-in gains, i.e., gains economically accrued but unrecognized at the time of the ownership change, in excess of a threshold amount. Such a corporation can use NOLs in excess of its Annual Section 382 Limitation to the extent that it realizes those net unrealized built-in gains for United States federal income tax purposes in the five years following the ownership change. A correlative rule applies to a corporation that has net unrealized built in losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change in excess of a threshold amount. Such a corporation’s ability to deduct its built-in losses (in addition to its NOLs) following an ownership change is limited. If a loss corporation does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the corporation’s Annual Section 382 Limitation is zero. In this regard, the Debtors expect, but have not yet conclusively determined, that they will have a net unrealized built-in gain as of the Effective Date.

Section 382(l)(5) of the IRC provides an exception to the application of the Annual Section 382 Limitation when a corporation is under the jurisdiction of a court in a Title 11 case (the “382(l)(5) Bankruptcy Exception”). The 382(l)(5) Bankruptcy Exception provides that where an ownership change occurs pursuant to a bankruptcy reorganization or similar proceeding, the Annual Section 382 Limitation will not apply if the pre-change shareholders and/or “qualified creditors” (as defined by applicable Treasury Regulations) own at least 50 percent of the stock of the reorganized corporation immediately after the ownership change.

If the 382(l)(5) Bankruptcy Exception applies, a corporation’s pre-change losses and excess credits that may be carried over to a post-change year must be reduced to the extent attributable to any interest paid or accrued on certain debt converted to stock in the reorganization. In addition, under the 382(l)(5) Bankruptcy Exception, a subsequent ownership change of the corporation within a two-year period will cause the corporation to forfeit all of its unused NOLs that were incurred prior to the date of the subsequent ownership change.

If a corporation qualifies for the 382(l)(5) Bankruptcy Exception, the use of its NOLs will be governed by that exception unless the corporation affirmatively elects for the provisions not to apply. If a corporation that is eligible for the 382(l)(5) Bankruptcy Exception elects out of that provision, a special rule under Section 382(l)(6) of the IRC will apply in calculating the Annual Section 382 Limitation. Under this special rule, the Annual Section 382 Limitation will be calculated by reference to the lesser of the value of the corporation’s stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or the value of the Debtor’s assets (determined without regard to liabilities) immediately before the ownership change.

It is unclear whether the Debtors will qualify for the 382(l)(5) Bankruptcy Exception because its “qualified creditors” may not own 50 percent or more of the stock of New Pliant. Even if the Debtors qualified for the 382(l)(5) Bankruptcy Exception, its usefulness would be limited by the rule described above relating to the reduction for interest paid or accrued on certain debt converted into stock in the reorganization. Accordingly, if the Debtors actually qualify for the 382(l)(5) Bankruptcy Exception, it is expected they will elect to apply the special rule under Section 382(l)(6) described above.

4.                                       Accrued Interest.

To the extent that the consideration issued to holders of Claims pursuant to the Plan is attributable to accrued but unpaid interest, the Debtors should be entitled to interest deductions in the amount of such accrued interest, but only to the extent the Debtors have not already deducted such amount. The Debtors should not have COD Income from the discharge of any accrued but unpaid interest pursuant to the Plan to the extent that the payment of such interest would have given rise to a deduction pursuant to Section 108(e)(2) of the IRC, as discussed above.

5.                                       Federal Alternative Minimum Tax.

A corporation may incur alternative minimum tax liability even where NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Reorganized Debtors will be liable for the alternative minimum tax.

6.                                       Consequences of the Merger.

It is expected that the Merger will constitute a tax-free reorganization for United States federal income tax purposes under Section 368 of the IRC.

B.                                    FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

The United States federal income tax consequences of the transactions contemplated by the Plan to Claim holders that are United States Persons will depend upon a number of factors. For purposes of the following discussion, a “United States Person” is any person or entity (1) who is a citizen or resident of the United States, (2) that is a corporation or partnership created or organized in or under the laws of the United States or any state thereof, (3) that is an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) that is a trust (a) the administration over which a United States person can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control; or (b) that has elected to continue to be treated as a United States Person for United States federal income tax purposes. In the case of a partnership, the tax treatment of its partners will depend on the status of the partner and the activities of the partnership. United States Persons who are partners in a partnership should consult their tax advisors. A “Non-United States Person” is any person or entity that is not a United States Person. For purposes of the following discussion and unless otherwise noted below, the term “Holder” shall mean a holder of a Claim that is a United States Person. The general United States federal income tax consequences to Claim holders that are Non-United States Persons are discussed below under Section XI.B.8 of this Disclosure Statement.

The United States federal income tax consequences to Holders and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for thereby will depend upon, among other things, (1) the manner in which a Holder acquired a Claim; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount; (4) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (5) whether the Holder has previously included in income accrued but unpaid interest with respect to the Claim; (6) the method of tax accounting of the Holder; and (7) whether the Claim is an installment obligation for United States federal income tax purposes. Certain holders of Claims (such as foreign persons, S corporations, regulated investment companies, insurance companies, financial institutions, small business investment companies, broker-dealers and tax-exempt organizations) may be subject to special rules not addressed in this summary of United States federal income tax consequences. There also may be state, local, and/or foreign income or other tax considerations or United States federal estate and gift tax considerations applicable to holders of Claims, which are not addressed herein. EACH HOLDER OF A CLAIM OR INTEREST AFFECTED BY THE PLAN IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

1.                                       General.

A Holder who receives Cash or other consideration (including, without limitation, stock) in satisfaction of its Claims may recognize ordinary income or loss to the extent that any portion of such consideration is characterized as accrued interest. A Holder who did not previously include in income accrued but unpaid interest attributable to its Claim, and who receives a distribution on account of its Claim pursuant to the Plan, will be treated as having received interest income to the extent that any consideration received is characterized for United States federal income tax purposes as interest, regardless of whether such Holder realizes an overall gain or loss as a result of surrendering its Claim. A Holder who previously included in its income accrued but unpaid interest attributable to its Claim should recognize an ordinary loss to the extent that such accrued but unpaid interest is not satisfied, regardless of whether such Holder realizes an overall gain or loss as a result of the distribution it may receive under the Plan on account of its Claim. Although the manner in which consideration is to be allocated between accrued interest and principal for these purposes is unclear under present law, the Debtors reserve the right, to the extent, consistent with the Plan, to allocate for United States federal income tax purposes the consideration paid pursuant to the Plan with respect to a Claim, first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim. Accordingly, in cases where a Holder receives less than the principal amount of its Claim, the Debtors intend to allocate the full amount of consideration transferred to such Holder to the principal amount of such obligation and to take the position that no amount of the consideration to be received by such Holder is attributable to accrued interest. There is no assurance that such allocation will be respected by the IRS for United States federal income tax purposes.

If not otherwise so required, a Holder that receives Series AA Preferred Stock, New Common Stock or Series M Preferred Stock in exchange for its Claim will be required to treat gain recognized on a subsequent sale or other taxable disposition of such stock as ordinary income to the extent of (i) any bad debt deductions taken with respect to the Claim and any ordinary loss deductions incurred upon satisfaction of the Claim, less any income (other than interest income) recognized by the Holder upon satisfaction of its Claim, and (ii) any amounts which would have been included in a Holder’s gross income if the Holder’s Claim had been satisfied in full, but which was not included in income because of the application of the cash method of accounting.

2.                                       Holders of Class 3 Claims.

Holders of Class 3 Claims will realize and recognize gain or loss for United States federal income tax purposes as a result of the consummation of the Plan equal to the difference between their adjusted tax bases in their Claims immediately prior to the Effective Date and the amount of Cash they receive pursuant to the Plan.

3.                                       Holders of Class 7 Claims.

(a)                                  Consequences of the Exchange

Holders of Class 7 Claims will realize gain or loss for United States federal income tax purposes as a result of the consummation of the Plan equal to the difference between their adjusted tax bases in the Old Notes surrendered in the exchange, determined immediately prior to the Effective Date, and the sum of (i) the amount of Cash, (ii) the fair market value of the New Common Stock and Series AA Preferred Stock, and (iii) the “issue price” of the Tack-On Notes or, if issued,

New Subordinated Notes, it receives in the exchange. The “issue price” of the Tack-On Notes (or New Subordinated Notes) is generally expected to equal the fair market value of such notes on the date they are issued.

The United States federal income tax treatment to Holders of Class 7 Claims depends upon whether the Old Notes and Tack-On Notes or, if issued, New Subordinated Notes, are “securities” for United States federal income tax purposes. The term “security” is not defined in the IRC or in the Treasury Regulations. Whether an instrument constitutes a “security” for United States federal income tax purposes is determined based on all of the facts and circumstances. Certain authorities have held that one factor to be considered is the length of the initial term of the instrument. These authorities have indicated that an initial term of less than five years is evidence that the instrument is not a security, whereas an initial term of ten years or more is evidence that it is a security. Treatment of an instrument with an initial term between five and ten years is generally unsettled. Numerous factors other than the term of an instrument could be taken into account in determining whether a debt instrument is a security, including, but not limited to, whether repayment is secured, the level of creditworthiness of the obligor, whether or not the instrument is subordinated, whether the holders have the right to vote or otherwise participate in the management of the obligor, whether the instrument is convertible into an equity interest, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or are accrued.

If the Old Notes do not constitute “securities” for United States federal income tax purposes, an exchanging Holder will be required to recognize the full amount of the gain or loss it realized on the exchange. An exchanging Holder’s initial tax basis in the New Common Stock, Series AA Preferred Stock and Tack-On Notes (or New Subordinated Notes) it receives in the exchange will equal the respective fair market values of such property on the Effective Date. An exchanging Holder’s holding period in the New Common Stock, Series AA Preferred Stock and Tack-On Notes (or New Subordinated Notes) it receives in the exchange will commence on the day after the Effective Date.

If the Old Notes and Tack-On Notes (or New Subordinated Notes) constitute “securities” for United States federal income tax purposes, an exchanging Holder that realizes gain on the exchange will be required to recognize the lesser of (i) the amount of gain realized and (ii) the amount of Cash it receives in the exchange. An exchanging Holder that realizes a loss on the exchange will not be permitted to recognize such loss. An exchanging Holder’s initial aggregate tax basis in the New Common Stock, Series AA Preferred Stock and Tack-On Notes (or New Subordinated Notes) it receives in the exchange should equal the sum of (x) such Holder’s adjusted tax basis in the Old Notes exchanged therefor and (y) the amount of gain it recognizes on the exchange, reduced by the amount of Cash it receives in the exchange. Such tax basis would be allocated among the New Common Stock, Series AA Preferred Stock and Tack-On Notes (or New Subordinated Notes) it receives based on the relative fair market values of such property on the Effective Date. An exchanging Holder’s holding period for the New Common Stock, Series AA Preferred Stock and Tack-On Notes (or New Subordinated Notes) it receives in the exchange will include the Holder’s holding period for the Old Notes.

If the Old Notes constitute “securities” but the Tack-On Notes (or New Subordinated Notes) do not constitute “securities” for United States federal income tax purposes, an exchanging Holder that realizes gain on the exchange will be required to recognize the lesser of (i) the amount of gain realized and (ii) the sum of (a) the fair market value of the Tack-On Notes (or New Subordinated Notes) and (b) the amount of Cash it receives in the exchange. An exchanging Holder that realizes a loss on the exchange will not be permitted to recognize such loss. An exchanging Holder’s initial tax basis in the New Common Stock and Series AA Preferred Stock it receives in the exchange should equal the sum of (x) such Holder’s adjusted tax basis in the Old Notes exchanged therefor and (y) the amount of gain it recognizes on the exchange, reduced by the amount of Cash and the fair market value of the Tack-On Notes (or New Subordinated Notes) it receives in the exchange. An exchanging Holder’s initial tax basis in the Tack-On Notes (or New Subordinated Notes) it receives in the exchange will equal the fair market value of such property on the Effective Date. An exchanging Holder’s holding period for the New Common Stock and Series AA Preferred Stock it receives will include the Holder’s holding period for the Old Notes. An exchanging Holder’s holding period in the Tack-On Notes (or New Subordinated Notes) it receives in the exchange will commence on the day after the Effective Date.

The foregoing discussion is based on the Debtors’ intention not to treat the Series AA Preferred Stock as nonqualified preferred stock for purposes of Section 356(e) of the IRC. The Debtors intend to follow this treatment because the Series AA Preferred Stock should be considered to participate in corporate growth to a significant extent. If this treatment were not respected by the IRS, the amount of realized gain, if any, that a Class 7 Claim Holder would be required to recognize would be increased by the fair market value of the Series AA Preferred Stock it receives, and, in addition, different rules for determining the Holder’s tax basis and holding period in the Series AA Preferred Stock would apply.

(b)                                 Consequences of Holding Tack-On Notes or, if issued, New Subordinated Notes

New Pliant will be required to pay interest on the Tack-On Notes or, if issued, New Subordinated Notes, through the issuance of additional Tack-On Notes or New Subordinated Notes, as the case may be. As a result, the Tack-On Notes (or New Subordinated Notes) will be treated as being issued with original issue discount (“OID”) for United States federal income tax purposes. OID on a Tack-On Note (or New Subordinated Note) will equal the excess of such note’s “stated redemption price at maturity” over its issue price (as determined above) by more than a statutory de minimis amount. A debt instrument’s “stated redemption price at maturity” is the sum of all payments provided by the debt instrument (whether designated as interest or as principal) other than payments of qualified stated interest. For these purposes, qualified stated interest does not include interest paid in debt instruments of the issuer. Accordingly, OID on the Tack-On Notes (or New Subordinated Notes) will include the amount of any interest payable on such notes.

Because the Tack-On Notes or, if issued, New Subordinated Notes, will be treated as being issued with OID, Holders of Tack-On Notes (or New Subordinated Notes) will be required to include any OID in income as it accrues in accordance with a constant yield method, regardless of their regular method of tax accounting. The amount of OID allocable to an accrual period will be an amount equal to the product of the “adjusted issue price” of the Tack-On Note (or New Subordinated Note) at the beginning of such accrual period and its yield-to-maturity. The “adjusted issue price” of a Tack-On Note (or New Subordinated Note) at the start of any accrual period will equal its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments.

As a result of the OID rules, Holders of Tack-On Notes (or New Subordinated Notes) generally will recognize taxable income in advance of the receipt of cash payments attributable to such income. The Holder’s tax basis in its Tack-On Notes (or New Subordinated Notes) will be increased by the amount of OID included in income and reduced by the amount of Cash (other than payments of stated interest) received with respect to such notes.

4.                                       Holders of Class 9 and Class 11 Interests.

A Holder of a Class 9 or Class 11 Interest (each, an “Impaired Interest,” and a Holder of such a Interest, an “Impaired Interest Holder”) will realize gain or loss for United States federal income tax purposes on the exchange of its Impaired Interest for Series AA Preferred Stock and/or New Common Stock, as the case may be, equal to the difference between (i) the adjusted tax basis in the Impaired Interest surrendered in the exchange, determined immediately prior to the Effective Date, and (ii) the fair market value of the Series AA Preferred Stock and/or New Common Stock it receives in the exchange. The exchange of an Impaired Interest should qualify as a transaction subject to Section 368 or 1036 of the IRC for United States federal income tax purposes. Accordingly, an Impaired Interest Holder should not recognize any gain or loss realized for United States federal income tax purposes with respect to the exchange of its Impaired Interest.

An Impaired Interest Holder’s initial tax basis in the Series AA Preferred Stock and/or New Common Stock it receives in exchange for its Impaired Interest should equal its adjusted tax basis in such Impaired Interest. Such tax basis would be allocated among the Series AA Preferred Stock and/or New Common Stock it receives based on the relative fair market values of such property on the Effective Date. An Impaired Interest Holder’s holding period in the Series AA Preferred Stock and/or New Common Stock it receives in the exchange will include the holding period in the Impaired Interest surrendered.

The foregoing discussion is based on the Debtors’ intention not to treat the Series AA Preferred Stock as nonqualified preferred stock for purposes of Section 356(e) and 1036(b) of the IRC. The Debtors intend to follow this treatment because the Series AA Preferred Stock should be considered to participate in corporate growth to a significant extent. If this treatment were not respected by the IRS, the amount of realized gain, if any, that an Impaired Interest Holder would be required to recognize would be increased by the fair market value of the Series AA Preferred Stock it receives, and, in addition, different rules would apply for determining the Holder’s tax basis and holding period in the Series AA Preferred Stock.

5.                                       Holders of Class 10 Interests.

(a)                                  Holders of Class 10 Interests Receiving Cash

A Holder of a Class 10 Interest receiving Cash pursuant to the Plan will realize and recognize gain or loss for United States federal income tax purposes on the exchange of its Interest equal to the difference between its adjusted tax basis in its Class 10 Interest surrendered in the exchange, determined immediately prior to the Effective Date, and the amount of Cash it receives pursuant to the Plan.

(b)                                 Holders of Class 10 Interests Receiving Series M Preferred Stock

In the event that the Reorganized Debtors issue Series M Preferred Stock to Holders of vested Class 10 Interests eligible to participate in one or more of the Reorganized Debtors’ incentive programs, the following tax consequences may apply to such Holder. A Holder that receives Series M Preferred Stock will realize gain or loss for United States federal income tax purposes on the exchange equal to the difference between (i) its adjusted tax basis in the vested Class 10 Interest surrendered in the exchange, determined immediately prior to the Effective Date, and (ii) the fair market value of the vested Series M Preferred Stock it is deemed to receive in exchange for its vested Class 10 Interest and not in connection with the Holder’s employment. The Holder should not recognize any gain or loss realized for United States federal income tax purposes on such exchange.

A Class 10 Interest Holder’s initial tax basis in the vested Series M Preferred Stock it is deemed to receive in exchange for its vested Class 10 Interest should equal its adjusted tax basis in such Interest. A Class 10 Interest Holder’s holding period in the vested Series M Preferred Stock it is deemed to receive in exchange for its vested Class 10 Interest will include the holding period in the vested Class 10 Interest surrendered.

A Class 10 Interest Holder that is deemed to receive vested Series M Preferred Stock in connection with the Holder’s employment and not with respect to its vested Class 10 Interest should consult its own tax advisor with respect to the United States federal income tax consequences of receiving such vested Series M Preferred Stock.

6.                                       Holders of Class 12 Interests.

Pursuant to the Plan, all Class 12 Interests will be cancelled, annulled and extinguished, and Holders of Class 12 Interests will receive nothing in exchange for such Interests. As a result, each Holder of a Class 12 Interest generally should recognize a loss equal to the Holder’s tax basis in its Class 12 Interest extinguished under the Plan unless the Holder previously claimed a loss with respect to such Interests under its regular method of accounting. In general, if the Holder held its Class 12 Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset. Capital loss will be long-term if the Class 12 Interest was held by the Holder for more than one year and otherwise will be short-term. Any capital losses realized generally may be used by a corporate Holder only to offset capital gains, and by an individual Holder only to the extent of capital gains plus $3,000 of other income.

7.                                       Series AA Preferred Stock.

Under Section 305 of the IRC, Holders of Series AA Preferred Stock after the consummation of the Plan may be required to accrue the “redemption premium” on such stock in income as a dividend using OID principles (as described in more detail above) to the extent that New Pliant has current or accumulated earnings and profits. Generally, the “redemption premium” on redeemable preferred stock is equal to the difference between the price at which the stock is redeemable and the issue price of the stock. The Series AA Preferred Stock is redeemable at its principal amount plus accrued dividends. Therefore, if the issue price of the Series AA Preferred Stock is less than the principal amount of the stock, Holders of the stock may be required to accrue the difference in income as OID. In addition, it is possible that the amount of accrued but unpaid dividends on the Series AA Preferred Stock may be treated as “redemption premium” for these purposes.

The foregoing rules will not apply to the extent that the Series AA Preferred Stock is considered to participate in corporate growth to any significant extent. The Company intends to treat the Series AA Preferred Stock as participating in corporate growth to a significant extent and, accordingly, if this treatment is respected by the IRS, Holders of Series AA Preferred Stock will not be required to accrue any “redemption premium” in their income as described above.

8.                                       Market Discount.

The market discount provisions of the IRC may apply to Holders of certain Claims. In general, a debt obligation that is acquired by a holder in the secondary market is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having OID, its adjusted issue price) exceeds, by more than a statutory de minimis amount, the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. If a Holder has accrued market discount with respect to its Claims and such Holder realizes gain upon the exchange of its Claims for property pursuant to the Plan, such Holder may be required to include as ordinary income the amount of such accrued market discount to the extent of such realized gain. If a Holder has accrued market discount with respect to its Claims and such Holder receives Tack-On Notes or, if issued, New Subordinated Notes, in an exchange pursuant to the Plan, such Holder may not be required immediately to include in income the accrued market discount to the extent such accrued market discount is allocable to the Tack-On Notes (or New Subordinated Notes). In this event, such portion of the accrued market discount should carry over to the Tack-On Notes (or New Subordinated Notes). Holders who have accrued market discount with respect to their Claims should consult their tax advisors as to the application of the market discount rules to them in view of their particular circumstances.

9.                                       Non-United States Persons.

A holder of a Claim that is a Non-United States Person generally will not be subject to United States federal income tax with respect to property (including money) received in exchange for such Claim pursuant to the Plan, unless (i) such holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is “effectively connected” for United States federal income tax purposes, or (ii) if such holder is an individual, such holder is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

10.                                 Information Reporting and Backup Withholding.

Certain payments, including the payments with respect to Claims pursuant to the Plan, may be subject to information reporting by the payor (the relevant Debtor) to the IRS. Moreover, such reportable payments may be subject to backup withholding (currently at a rate of 28%) under certain circumstances. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a United States federal income tax return).

C.                                    IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.

THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

D.                                    RESERVATION OF RIGHTS

This tax section is subject to change (possibly substantially) based on subsequent changes to other provisions of the Plan. The Debtors and their advisors reserve the right to further modify, revise or supplement this Article XI and the other tax related sections of the Plan up to ten (10) days prior to the date by which objections to Confirmation of the Plan must be filed and served.

XII. CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion identifies certain Canadian federal income tax considerations pursuant to the provisions of the Income Tax Act (Canada) (the “Canada Tax Act”) that are relevant to holders of certain Classes of Claims under the Plan. For the purposes of the following discussion, the term “Holder” shall mean a holder of a Claim that is resident in Canada for the purposes of the Canada Tax Act. In addition, for the purposes of the following discussion, all Stock Interests in Pliant currently held by a Holder are assumed to constitute capital property of the Holder for the purposes of the Canada Tax Act.

This discussion is based on the current provisions of the Canada Tax Act, the regulations thereunder, and the published administrative practices and policies of the Canada Revenue Agency available prior to the date hereof and also takes into account all specific proposals to amend the Canada Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof. Except for the foregoing, this discussion does not take into account or anticipate any changes in law, whether by legislative, regulatory, administrative or judicial action. Furthermore, this discussion does not take into account provincial or foreign income tax legislation or considerations.

The following discussion is of a general nature only and is not intended to constitute legal or tax advice to any particular Holder. EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED IN THE PLAN.

A.                                    CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

1.                                       Holders of Class 6 Claims.

A Holder that is an existing creditor of Pliant, which exchanges its Class 6 Claims for new debt claims against New Pliant, may recognize income, a gain or a loss as a result of the exchange, depending upon the Holder’s circumstances. A Holder may also incur income, a gain or a loss upon the receipt of Cash or other consideration in satisfaction of its Class 6 Claims. Holders of Class 6 Claims should consult their own tax advisors to determine the Canadian tax implications of the execution of the Plan in light of their own circumstances.

2.                                       Holders of Class 9, 10 and 11 Claims.

Holders of Stock Interests in Pliant will generally be considered to have disposed of such Interests for the purposes of the Canada Tax Act upon the execution of the Plan. A gain or loss for Canadian tax purposes may arise upon any such disposition unless the Merger constitutes a “foreign merger” for the purposes of the Canada Tax Act and certain designated elections are not made by the relevant Holder. All Holders of Series A Preferred Stock Interests, Series B Preferred Stock Interests and Outstanding Common Stock Interests should consult with their own tax advisors to determine the Canadian tax implications of an exchange of their interests for new Stock Interests upon the execution of the Plan in light of their own circumstances.

B.                                    IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

THE FOREGOING DISCUSSION IS INTENDED TO SERVE ONLY AS A SUMMARY OF CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO THE EXECUTION OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE PRECEDING DISCUSSION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES RESULTING FROM THE EXECUTION OF THE PLAN ARE, IN MANY INSTANCES, UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE CANADIAN AND FOREIGN TAX CONSEQUENCES THAT WILL ARISE AS A RESULT OF THE EXECUTION OF THE PLAN.

C.                                    RESERVATION OF RIGHTS

The preceding tax summary is subject to change (possibly substantially) based on subsequent changes to the provisions of the Plan. The Debtors and their advisors reserve the right to further modify, revise or supplement this Article XII and the other tax-related sections of the Plan up to ten (10) days prior to the date by which objections to Confirmation of the Plan must be filed and served.

XIII. CERTAIN FEDERAL,  STATE AND FOREIGN SECURITIES LAW CONSIDERATIONS

A.                                    FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS

1.                                       Exemption from Registration Requirements for New Securities.

Upon consummation of the Plan, the Debtors will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes), from the registration requirements of the Securities Act and of any state securities or “blue sky” laws. Section 1145 of the Bankruptcy Code exempts from registration the offer or sale of securities of the debtor or a successor to a debtor under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, the debtor or a successor to the debtor under the Plan. The Debtors believe that New Pliant is a successor to Pliant under the Plan for purposes of section 1145 of the Bankruptcy Code and that the offer and sale of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) under the Plan satisfies the requirements of section 1145 and is therefore exempt from the registration requirements of the Securities Act and state securities laws.

2.                                       Subsequent Transfers of New Securities.

In general, recipients of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) will be able to resell the New Common Stock and Series AA Preferred Stock and the Tack-On Notes (or the extent necessary, the New Senior Subordinated Notes) without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder of such stock is an “underwriter” within the meaning of section 1145(b) of the Bankruptcy Code. In addition, the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for such claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an “issuer” of the relevant security, as such term is used in Section 2(11) of the Securities Act. Under Section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer.

To the extent that recipients of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) under the Plan are deemed to be “underwriters,” the resale of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable laws. Persons deemed to be underwriters may, however, be permitted to sell such New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. This rule permits the public resale of securities received by “underwriters” if current information regarding the issuer is publicly available and if certain volume limitations and other conditions are met.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER WITH RESPECT TO THE NEW COMMON STOCK, SERIES AA PREFERRED STOCK AND THE TACK-ON NOTES (OR TO THE EXTENT NECESSARY, THE NEW SENIOR SUBORDINATED NOTES), THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE

IN THE SHARES OF NEW COMMON STOCK, SERIES AA PREFERRED STOCK AND THE TACK-ON NOTES (OR TO THE EXTENT NECESSARY, THE NEW SENIOR SUBORDINATED NOTES) ISSUED UNDER THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS OR INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

3.                                       Reinstatement of Existing Securities.

The Debtors are of the view that the reinstatement of the First Lien Notes and the Second Lien Notes under the Plan does not constitute the offer or sale of a new security requiring registration under the federal securities laws. Accordingly, the First Lien Notes and the Second Lien Notes will retain their unrestricted status to the same extent as in effect immediately prior to such reinstatement.

4.                                       Periodic Reports.

Pliant currently files periodic reports with the Securities and Exchange Commission (the “Commission”) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended. As successor to Pliant, New Pliant intends to continue to file such periodic reports with the Commission.

B.                                    CANADIAN SECURITIES LAW CONSIDERATIONS

1.                                       Exemption from Registration and Prospectus Requirements.

The issuance of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) to holders of Claims resident in Canada, other than to certain holders of Claims resident in the Yukon Territory, may take place in reliance on exemptions from the dealer registration requirements and prospectus requirements of the securities laws in such jurisdictions. Section 2.11 of National Instrument 45-106 provides that the dealer registration requirements and prospectus requirements do not apply in respect of a trade in a security in connection with a reorganization that is under a statutory procedure. The Canadian securities regulatory authorities interpret the phrase “statutory procedure” broadly; it includes procedures done under any statutes of a foreign jurisdiction under which the entities involved exist or under which the transaction is taking place. The Debtors believe that the offer and sale of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) under the Plan to Debtors resident in Canada would constitute trades made in connection with a reorganization that is under a statutory procedure and would therefore be exempt from the registration requirements of provincial and most territorial securities laws in Canada.

2.                                       Subsequent Transfers of Securities.

Recipients of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) resident in Canada will be subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws. Recipients of securities under the Plan are encouraged to seek legal advice prior to any resale of such securities. In general, recipients of securities under the Plan resident in Canada may not resell their shares to Canadian purchasers and must resell their shares outside of Canada.

THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON RESIDENT IN CANADA TO TRADE IN THE SHARES OF NEW COMMON STOCK, SERIES M PREFERRED STOCK, SERIES AA PREFERRED STOCK AND THE TACK-ON NOTES (OR TO THE EXTENT NECESSARY, THE NEW SENIOR SUBORDINATED NOTES) ISSUED UNDER THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS OR INTERESTS RESIDENT IN CANADA CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES WITHOUT REGISTRATION UNDER THE APPLICABLE SECURITIES LAWS IN THE JURISDICTION IN WHICH THEY ARE RESIDENT.

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed, the alternatives include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code. Each of these possibilities is discussed in turn below.

A.                                    CONTINUATION OF THE CHAPTER 11 CASES

If the Debtors remain in Chapter 11, the Debtors could continue to operate their businesses and manage their properties as Debtors-in-Possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could continue as viable going concerns in protracted Chapter 11 cases. The Debtors could have difficulty operating with the high costs, operating financing and the eroding confidence of their customers and trade vendors, if the Debtors remained in Chapter 11. It is highly unlikely that the Debtors would be able to find alternative bank financing if the DIP Facility Agreement were terminated. If the Debtors were able to obtain financing and continue as a viable going concern, the Debtors (or other parties in interest) could ultimately propose another plan or attempt to liquidate the Debtors under Chapter 7 or Chapter 11. Such plans might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of their assets, or a combination of both.

B.                                    LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

If the Plan is not confirmed, the Debtors’ Chapter 11 Cases could be converted to liquidation cases under Chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be appointed to promptly liquidate the assets of the Debtors.

The Debtors believe that in a liquidation under Chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors and equity holders would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors’ operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors’ assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under Chapter 7. Thus, Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values being received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distributions to the holders of Claims or Interests under a Chapter 11 liquidation plan probably would be delayed substantially.

XV. CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation of the Plan is preferable to the alternatives described above because it provides the greatest distributions and opportunity for distributions to holders of Claims against any of the Debtors. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses.

Accordingly, the Debtors urge all holders of Claims and Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they are received no later than [      ] p.m., prevailing Eastern Time, on [            ], 2006.

Dated:  April 18, 2006

Respectfully submitted,

PLIANT CORPORATION (for itself and on behalf of the Affiliate Debtors, as Debtors and Debtors-in-Possession)

By:
Stephen T. Auburn
Vice President and General Counsel

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP

James F. Conlan	Robert S. Brady (No. 2847)
Larry J. Nyhan	Edmon L. Morton (No. 3856)
William A. Evanoff	Kenneth J. Enos (No. 4544)
Jessica C. Knowles	The Brandywine Building
Laura B. Franzon	1000 West Street, 17th Floor
One South Dearborn Street	P.O. Box 391
Chicago, Illinois 60603	Wilmington, Delaware 19899-0391
Telephone: (312) 853-7000	Telephone: (302) 571-6600
Facsimile: (312) 853-7036	Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors-in-Possession